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Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-163560

PROSPECTUS

Up to 17,391,131 Shares of Common Stock
Issuable upon the exercise of Subscription Rights at $1.15 per share

          We are distributing, at no charge to our shareholders, non-transferable subscription rights to purchase up to 17,391,131 shares of our common stock, par value $0.05 per share. Subscription rights will be distributed to persons who owned shares of our common stock as of 5:00 p.m. Eastern Time, on February 12, 2010, the record date of the rights offering.

          Each subscription right will entitle you to purchase 2.6952 shares of our common stock at the subscription price of $1.15 per share, which we refer to as the basic subscription privilege. If you fully exercise your basic subscription privilege and other shareholders do not fully exercise their basic subscription privileges, you will be entitled to exercise an over-subscription privilege, subject to certain limitations and subject to allotment, to purchase a portion of the unsubscribed shares of our common stock at the same subscription price of $1.15 per share. To the extent you properly exercise your over-subscription privilege for an amount of shares that exceeds the number of the unsubscribed shares available to you, any excess subscription payments received by the subscription agent will be returned to you, without interest, as soon as practicable following the expiration of the rights offering. Funds we receive from subscribers in the rights offering will be held in escrow by the subscription agent until the rights offering is completed or canceled.

          The subscription rights will expire if they are not exercised by 5:00 p.m., Eastern Time, on March 24, 2010. We reserve the right to extend the expiration date one or more times, but in no event will we extend the rights offering beyond March 29, 2010.

          Following the effectiveness of this prospectus, we reserve the right to negotiate and enter into standby purchase agreements with certain institutional investors and high net worth individuals, or standby purchasers, pursuant to which purchasers will agree to acquire from us, at the same subscription price offered to shareholders, any shares of common stock offered to our current shareholders but not subscribed for in the rights offering.

          Shares of common stock that remain unsubscribed (after taking into account all over-subscription rights exercised) at the expiration of the rights offering and that are not purchased by standby investors may be offered to the public at $1.15 per share. The public offering of the unsubscribed shares shall terminate on April 12, 2010.

          We must receive minimum proceeds of $10.0 million, in the aggregate, to complete the rights offering, the sale of shares to standby purchasers and the re-offering of unsubscribed shares to the public. On a pro forma basis at September 30, 2009, including the sale of Mariner Finance, we need to sell at least $15.0 million of common stock in the offering to satisfy the higher capital requirements required to be achieved by March 31, 2010 or June 30, 2010 as set forth in Cease and Desist Order our subsidiary, First Mariner Bank, entered into with the FDIC and the Maryland Commissioner of Financial Regulation. The actual amount of capital we will need to meet these requirements will depend on our capital ratios at the time the offering is completed. Additionally, if we raise less than $20.0 million of common stock in the offering we would not satisfy the commitment we made in the capital plan we submitted to the FDIC and the Commissioner which contemplates that we will raise at least $20.0 million of capital by March 31, 2010. Therefore, if we do not raise at least $20.0 million in this offering, or, if we do not meet Order's higher capital requirements, we may need to undertake additional efforts to raise capital, or seek and obtain a waiver from these requirements from the FDIC and the Commissioner. If we were not granted such a waiver, the FDIC and the Commissioner could take additional enforcement action against us, including the imposition of monetary penalties, as well as further operating restrictions. The FDIC or the Commissioner could also direct us to seek a merger partner or possibly place the Bank in receivership. If the Bank is placed into receivership, the Company would cease operations and liquidate or seek bankruptcy protection. If the Company were to liquidate or seek bankruptcy protection, investors could lose all of their investment. See "Risk Factors—As of September 30, 2009, the Bank's capital levels were not sufficient to achieve compliance with the higher capital requirements we must meet by June 30, 2010, nor were they, on a consolidated basis, sufficient to satisfy the FRB's minimum capital requirements. When combined with the assets and liabilities that we are selling or of which we are otherwise disposing, the amount of capital we are raising may not be sufficient to achieve and maintain compliance with the capital requirements mandated by our regulators. The failure to meet these capital requirements could result in further action by our regulators." We also reserve the right to cancel, at any time, the rights offering and the re-offering of unsubscribed shares to the public. If the rights offering and the re-offering of unsubscribed shares to the public, if any, is cancelled, all subscription payments received by the subscription agent will be promptly returned, without interest or penalty.

          You should carefully consider whether to exercise your subscription rights prior to the expiration of the rights offering. All exercises of subscription rights are irrevocable. Our board of directors is making no recommendation regarding your exercise of the subscription rights. The subscription rights may not be sold, transferred or assigned and will not be listed for trading on the NASDAQ Global Market or any other stock exchange or market.

          Our common stock is traded on the NASDAQ Global Market under the trading symbol "FMAR." The last reported sales price of our shares of common stock on February 12, 2010 was $1.41 per share.

OFFERING SUMMARY
Price: $1.15 per share

	Minimum	Maximum

Number of shares	8,695,653	17,391,131

Gross offering proceeds	$10,000,001	$19,999,801

Estimated offering expenses	$600,000	$600,000

Net proceeds	$9,400,001	$19,399,801

Net proceeds per share	$1.08	$1.12

This investment involves risks, including the possible loss of principal.

Please read "Risk Factors" beginning on page 29.

          These securities are not deposits, savings accounts or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Neither the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 16, 2010.

1ST MARINER TOWER—
CORPORATE OFFICE
1501 S. Clinton St
Baltimore, MD 21224

 ANNAPOLIS OFFICE
161 A Jennifer Road
Annapolis, MD 21401-7923

 ARBUTUS OFFICE
3720 Washington Blvd., Suite 100
Baltimore, MD 21227-1656

 BEL AIR OFFICE
12 A Bel Air South Parkway
Bel Air, MD 21015-0396

 CANTON—DRIVE THROUGH
3301 Boston Street
Baltimore, MD 21224-4974

 CARROLL ISLAND OFFICE
176 Carroll Island Road
Baltimore, MD 21220-2208

 COCKEYSVILLE OFFICE
9840 York Road
Cockeysville, MD 21030

 COLUMBIA OFFICE
8835 Centre Park Drive, Suite 100
Columbia, MD 21045-2114	DUNDALK OFFICE
7860 Wise Avenue
Baltimore, MD 21222-3338

 EASTON OFFICE
8662 Alicia Drive
Easton, MD 21601

 ELLICOTT CITY OFFICE
10065 Baltimore National Pike
Ellicott City, MD 21042-3611

 GLEN BURNIE OFFICE
305 South Crain Highway
Glen Burnie, MD 21061-3110

 HICKORY OFFICE
1403 Conowingo Road
Bel Air MD 21014

 LUTHERVILLE OFFICE
1738 York Road,
Lutherville MD 21093-5606

 ODENTON OFFICE
1600 Annapolis Road
Odenton, MD 21113

 OWINGS MILLS OFFICE
4800 Painters Mill Road
Owings Mills, MD 21117-3604

 PERRY HALL OFFICE
8843 Belair Road,
Perry Hall MD 21236-2403	PIKESVILLE OFFICE
1013 Reisterstown Road
Baltimore, MD 21208-4207

 PIKESVILLE DRIVE THRU
1100 Reisterstown Road
Baltimore, MD 21208-4207

 SEVERNA PARK OFFICE
366A Ritchie Highway
Severna Park, MD 21146-2911

 SHREWSBURY OFFICE
549 South Main Street
Shrewsbury, PA 17361

 TOWSON-LOCH RAVEN OFFICE
1641 East Joppa Road
Baltimore, MD 21286-2300

 WESTMINSTER OFFICE
1010 Baltimore Blvd.
Westminster, MD 21157

 WHITE MARSH OFFICE
10101 Philadelphia Rd.,
Baltimore, MD 21237-3411

 WOODLAWN OFFICE
7007 Security Blvd.
Baltimore, MD 21244-2514

i

        You should rely only on the information contained in this prospectus. We have not, and nor has our subscription agent, American Stock Transfer & Trust Company, LLC, or our information agent, Laurel Hill Advisory Group, LLC, authorized anyone to provide you with different information. The information contained in this prospectus is accurate only as of the date of this prospectus regardless of the time of delivery of this prospectus or any exercise of the subscription rights. Our business, financial condition, results of operations and prospects may have changed since those dates. We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted.

        No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to those jurisdictions.

        Unless the context indicates otherwise, all references in this prospectus to the "Company," "we," "our" and "us" refer to First Mariner Bancorp and our subsidiaries, including First Mariner Bank; except that in the discussion of our subscription rights and capital stock and related matters these terms refer solely to First Mariner and not to any of our subsidiaries. In this prospectus, we sometimes refer to First Mariner Bank as the "Bank" and we will refer to the rights offering, the offering to standby purchasers and the re-offering of unsubscribed shares to the public are collectively referred to as the "stock offering."

ii

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

What is the rights offering?

        We are distributing, at no charge, to holders of our shares of common stock, non-transferable subscription rights to purchase shares of our common stock. You will receive one subscription right for each share of common stock you owned as of 5:00 p.m., Eastern Time, on February 12, 2010, the record date. Each subscription right entitles the holder to a basic subscription privilege and an over-subscription privilege, which are described below. The shares to be issued in the rights offering, like our existing shares of common stock, will be traded on the NASDAQ Global Market under the symbol "FMAR."

Following the effectiveness of this prospectus, do we intend to negotiate and enter into standby agreements with certain institutional investors and high net worth individuals in connection with the rights offering?

        Yes. Following the effective date of this prospectus, we reserve the right to negotiate and enter into standby purchase agreements with institutional investors and high net worth individuals, or standby purchasers, pursuant to which purchasers will agree to acquire from us, at the same subscription price offered to shareholders, any shares of common stock offered to our current shareholders but not subscribed for in the rights offering. We can make no assurance that we will enter into any standby purchase agreements and sell additional shares of our common stock. Standby purchasers, if any, will not receive compensation for their standby commitments.

Why are we conducting the stock offering?

        As described in more detail below, First Mariner and First Mariner Bank are subject to the FRB Agreement and the September Order, respectively, with our primary regulators. The FRB Agreement and the September Order require that we improve First Mariner Bank's capital position and First Mariner's consolidated capital position. See "Summary—Recent Operational Changes—Cease and Desist Orders" and "—Federal Reserve Board Agreement." We are conducting the stock offering to strengthen our financial condition by generating additional cash and to raise equity capital to improve First Mariner Bank's capital position and the Company's consolidated capital position as required by the FRB Agreement and the September Order. Our board of directors has chosen to raise capital through a rights offering to give our shareholders the opportunity to limit ownership dilution by buying additional shares of common stock. Our board of directors also considered several alternative capital raising methods prior to concluding that the rights offering was the appropriate option under the current circumstances. However, our board of directors is making no recommendation regarding your exercise of the subscription rights or the purchase of shares in any public offering of unsubscribed shares. We cannot assure you that we will not need to seek additional financing or engage in additional capital offerings in the future.

What is the basic subscription privilege?

        The basic subscription privilege of each subscription right gives our shareholders the opportunity to purchase 2.6952 shares of our common stock at a subscription price of $1.15 per share. We have granted to you, as a shareholder of record as of 5:00 p.m., Eastern Time, on the record date, one subscription right for each share of our common stock you owned at that time. Fractional shares of our common stock resulting from the exercise of the basic subscription privilege will be eliminated by rounding down to the nearest whole share. For example, if you owned 100 shares of our common stock as of 5:00 p.m., Eastern Time, on the record date, you would have received 100 subscription rights and would have the right to purchase 269 shares of common stock for $1.15 per share. You may exercise all or a portion of your basic subscription privilege or you may choose not to exercise any subscription rights at all. However, if you exercise less than your full basic subscription privilege, you will not be entitled to purchase any additional shares by using your over-subscription privilege.

        If you hold a First Mariner stock certificate, the number of rights you may exercise pursuant to your basic subscription privilege is indicated on the enclosed rights certificate. If you hold your shares in the name of a custodian bank, broker, dealer or other nominee, you will not receive a rights certificate. Instead, the Depository Trust Company (DTC) will issue one subscription right to the nominee record holder for each share of our common stock that you own at the record date. If you are not contacted by your custodian bank, broker, dealer or other nominee, you should contact your nominee as soon as possible.

What is the over-subscription privilege?

        In the event that you purchase all of the shares of our common stock available to you pursuant to your basic subscription privilege, you may also choose to purchase a portion of any shares of our common stock that are not purchased by our other shareholders through the exercise of their basic subscription privileges. You should indicate on your rights certificate how many additional shares you would like to purchase pursuant to your over-subscription privilege.

        If sufficient shares of common stock are available, we reserve the right to honor your over-subscription request in full. If, however, over-subscription requests exceed the number of shares of common stock available, we will allocate the available shares of common stock among shareholders who over-subscribed by multiplying the number of shares requested by each shareholder through the exercise of their over-subscription privileges by a fraction that equals (x) the number of shares available to be issued through over-subscription privileges divided by (y) the total number of shares requested by all subscribers through the exercise of their over-subscription privileges. As described above for the basic subscription privilege, we will not issue fractional shares through the exercise of over-subscription privileges.

        In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege at the time you deliver payment related to your basic subscription privilege. Because we will not know the actual number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock that may be available to you. For that calculation, you must assume that no other shareholder, other than you, will subscribe for any shares of our common stock pursuant to their basic subscription privilege. See "The Rights Offering—The Subscription Rights—Over-Subscription Privilege."

How was the $1.15 per share subscription price determined?

        In determining the subscription price, our board of directors considered a number of factors, including: the price at which our shareholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, the need for liquidity and capital and the desire to provide an opportunity to our shareholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, our board of directors also reviewed our history and prospects, including our past and present earnings, our prospects for future earnings, our current financial condition and regulatory status and a range of discounts to market value represented by the subscription prices in various prior rights offerings. To assist its review, our board of directors received an analysis of comparable transactions from Sandler O'Neill & Partners, L.P., our financial advisor. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common stock to be offered in the rights offering or any public offering of unsubscribed shares. You should not assume or expect that, after the stock offering, our shares of common stock will trade at or above the $1.15 purchase price.

Am I required to exercise all of the subscription rights I receive in the rights offering?

        No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. If you do not exercise any subscription rights, the number of shares of our common stock you own will not change. However, if you choose not to exercise your basic subscription rights in full, your ownership interest in First Mariner will be diluted as a result of the stock offering, and even if you fully exercise your basic subscription rights, but do not exercise a certain level of over-subscription rights (to the extent shares are available through the over-subscription privilege). In addition, if you do not exercise your basic subscription privilege in full, you will not be entitled to participate in the over-subscription privilege.

How soon must I act to exercise my subscription rights?

        If you received a rights certificate and elect to exercise any or all of your subscription rights, the subscription agent must receive your completed and signed rights certificate and payments prior to the expiration of the rights offering, which is March 24, 2010, at 5:00 p.m., Eastern Time. If you hold your shares in the name of a custodian bank, broker, dealer or other nominee, your nominee may establish a deadline prior to 5:00 p.m. Eastern Time, on March 24, 2010 by which you must provide it with your instructions to exercise your subscription rights and payment for your shares. Our board of directors may, in its discretion, extend the rights offering one or more times, but in no event will the expiration date be later than March 29, 2010. Our board of directors may cancel or amend the rights offering at any time. In the event that the rights offering is cancelled, all subscription payments received will be returned promptly, without interest or penalty.

        Although we will make reasonable attempts to provide this prospectus to holders of subscription rights, the rights offering and all subscription rights will expire at 5:00 p.m., Eastern Time on March 24, 2010 (unless extended), whether or not we have been able to locate each person entitled to subscription rights.

May I transfer my subscription rights?

        No. You may not sell, transfer or assign your subscription rights to anyone. Subscription rights will not be listed for trading on the NASDAQ Global Market or any other stock exchange or market. Rights certificates may only be completed by the shareholder who receives the certificate.

Are we requiring a minimum subscription to complete the stock offering?

        There is no individual minimum purchase requirement in the rights offering. However, we cannot complete the stock offering unless we receive aggregate subscriptions of at least $10.0 million (8,695,653 shares) of common stock in the stock offering.

Is there a limit to how much stock being issued in the stock offering?

        We will accept subscriptions for up to an aggregate of $20.0 million (17,391,131 shares) of common stock in the stock offering.

Has our board of directors made a recommendation to our shareholders regarding the rights offering or the purchase of shares in any public offering of unsubscribed shares?

        No. Our board of directors is making no recommendation regarding your exercise of the subscription rights or the purchase of shares in any public offering of unsubscribed shares, if any.

Shareholders who exercise subscription rights and those who purchase shares in any public offering of unsubscribed shares risk investment loss on new money invested. We cannot predict the price at which our shares of common stock will trade; therefore, we cannot assure you that the market price for our common stock will be above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. You are urged to make your decision based on your own assessment of our business, the rights offering and any public offering of unsubscribed shares. Please see "Risk Factors" for a discussion of some of the risks involved in investing in our common stock.

Are there any limits on the number of shares I may purchase in the rights offering or own as a result of the rights offering or the purchase of shares is any public offering of unsubscribed shares?

        Subject to the discretion of the board of directors, a person, together with certain related persons and associates, may not purchase a number of shares such that upon completion of the stock offering the person owns in excess of 4.9% of First Mariner's common stock outstanding. Additionally, federal law generally requires prior regulatory approval for any person or persons acting in concert to acquire 10% or more of our common stock. We will not issue shares of our common stock pursuant to the exercise of basic subscription rights or over-subscription rights, or to any person or entity who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own or control such shares if, as of March 24, 2010, such clearance or approval has not been obtained and/or any applicable waiting period has not expired. If we elect not to issue shares in such a case, the unissued shares will become available to satisfy over-subscription elections by other shareholders pursuant to their subscription rights and will thereafter be available in any public offering of unsubscribed shares.

How do I exercise my subscription rights if I own shares in certificate form?

        If you hold a First Mariner stock certificate and you wish to participate in the rights offering, you must take the following steps:

  •
  deliver a properly completed and signed rights certificate, and related subscription documents, to the subscription agent before 5:00 p.m., Eastern Time, on March 24, 2010; and

  •
  deliver payment to the subscription agent before 5:00 p.m., Eastern Time, on March 24, 2010.

        In certain cases, you may be required to provide additional documentation or signature guarantees.

        Please follow the delivery instructions on the rights certificate. Do not deliver documents to First Mariner. You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate and payment. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent so that they are received by the subscription agent by 5:00 p.m. Eastern Time, on March 24, 2010.

        If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares under the over-subscription privilege and the elimination of fractional shares. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable following the expiration of the rights offering.

What form of payment is required to purchase the shares of our common stock?

        As described in the instructions accompanying the rights certificate, payments submitted to the subscription agent must be made in full United States currency by:

  •
  personal check payable to American Stock Transfer & Trust Company, LLC, drawn upon a United States bank;

  •
  bank check or bank draft payable to American Stock Transfer & Trust Company, LLC, drawn upon a United States bank;

  •
  postal, telegraphic or express money order payable to American Stock Transfer & Trust Company, LLC; or

  •
  wire transfer of immediately available funds to the account maintained by American Stock Transfer & Trust Company, LLC.

What should I do if I want to participate in the rights offering, but my shares are held in the name of a custodian bank, broker, dealer or other nominee?

        If you hold your shares of common stock through a custodian bank, broker, dealer or other nominee, then your nominee is the record holder of the shares you own. If you are not contacted by your nominee, you should contact your nominee as soon as possible. Your nominee must exercise the subscription rights on your behalf for the shares of common stock you wish to purchase. You will not receive a rights certificate. Please follow the instructions of your nominee. Your nominee may establish a deadline that may be before the 5:00 p.m., Eastern Time, March 24, 2010 expiration date that we have established for the rights offering.

When will I receive my new shares?

        If you purchase stock in the rights offering by submitting a rights certificate and payment, we will mail you a stock certificate as soon as practicable after the expiration date of the rights offering. If your shares as of February 12, 2010 were held by a custodian bank, broker, dealer or other nominee, and you participate in the rights offering, you will not receive stock certificates for your new shares. Your nominee will be credited with the shares of common stock you purchase in the rights offering as soon as practicable after the expiration of the rights offering.

After I send in my payment and rights certificate, may I cancel my exercise of subscription rights?

        No. All exercises of subscription rights are irrevocable unless the rights offering is terminated, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase shares of our common stock in the rights offering.

Are there any conditions to completing the rights offering?

        Yes. We must sell the minimum offering amount of at least $10.0 million (8,695,653 shares) of common stock in the stock offering.

Will our directors and officers participate in the rights offering?

        As further described under "Recent Developments—Reduction of First Mariner Long-Term Debt," in lieu of participating in the rights offering, our Chairman and Chief Executive Officer, Edwin F. Hale, Sr., has invested $2.0 million to purchase $20.0 million in aggregate liquidation amount of our outstanding trust preferred securities. On February 3, 2010, we entered into an agreement with Mr. Hale pursuant to which he will exchange such trust preferred securities for shares of common stock valued at $2.0 million, plus and warrants to acquire up to an additional 20% of the shares he receives in the Exchange. In addition to Mr. Hale's purchase of $20.0 million aggregate liquidation amount of our trust preferred securities, 10 of our other directors and executive officers have invested an aggregate of $600,000 to purchase an additional $6.0 million in aggregate liquidation amount of our outstanding trust preferred securities. We may seek to negotiate an agreement with these other directors and executive officers that is substantially identical agreement to the agreement into with Mr. Hale for the exchange of common stock and warrants for that additional $6.0 million of trust preferred; however, to date, no such agreement has been entered into and the $6.0 million in trust preferred securities will remain outstanding unless and until an agreement is reached with those persons. As a result of the foregoing transactions, Mr. Hale and the other 10 directors and executive officers who invested $2.6 million to purchase our trust preferred securities are not expected to participate in the rights offering. Our other directors and executive officers as a group, together with their affiliates, have indicated their intention to exercise rights to purchase, in the aggregate, approximately $11,000 of our common stock in the rights offering. Following the stock offering, our directors and executive officers, together with their affiliates, are expected to own approximately 3,177,400 shares of common stock, or 18.8% and 12.4%, respectively, of our total outstanding shares of common stock if we sell 8,695,653 or 17,391,131 shares of stock in the stock offering, respectively, including shares acquired by Mr. Hale in the Exchange. See footnote 2 on page 56 for more information on the assumptions made with respect to the number of shares Mr. Hale would receive in the Exchange, as well as "Summary—Recent Developments—Reduction of First Mariner Long-Term Debt" and "Capitalization" below. The Exchange, as well as the potential exchange of shares to the other directors and executive officers who purchased trust preferred securities, is subject to the approval of our stockholders which we are seeking at a special meeting of stockholders to be held on March 19, 2010.

What is the public offering of unsubscribed shares?

        If shares of common stock remain available for sale after the expiration of the rights offering and which are not purchased by standby purchasers, we may offer and sell those remaining shares to the public at the $1.15 per share subscription price. See "The Public Offering of Unsubscribed Shares—Acceptance of Nonbinding Subscriptions During Pendency of Rights Offering."

After I send in my acknowledgement of subscription and my payment, may I cancel my exercise of subscription rights?

        Once you submit the acknowledgement of subscription and your payment, you will not be allowed to revoke your subscription or request a refund of monies paid. All acknowledgements of subscriptions are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not submit an acknowledgement of subscription unless you are certain that you wish to purchase shares of our common stock at the subscription price. See "The Public Offering of Unsubscribed Shares—No Revocation or Change."

What effects will the stock offering have on our outstanding common stock?

        As of February 12, 2010, we had 6,452,631 shares of our common stock issued and outstanding. Assuming no options are exercised prior to the expiration of the rights offering and assuming all shares are sold in the rights offering, to standby purchasers and in any public offering of unsubscribed shares, we expect approximately 15,148,284 shares and 23,843,762 shares of our common stock will be outstanding immediately after completion of the stock offering at the minimum and maximum ends of the offering range, respectively. These amounts do no include shares that may be issued in the Exchange if the Exchange is approved by shareholders at the special meeting shareholders to be held on March 19, 2010. For more information on the Exchange, see "Summary—Recent Developments—

Reduction of First Mariner Long-Term Debt" and "Capitalization," footnote 2 on page 56, as well as the Company's Form 8-K filed with the SEC on February 9, 2010 and its Definitive Proxy Statement, filed with the SEC on February 16, 2010, both of which are incorporated herein by reference.

        The issuance of shares of our common stock in the stock offering will dilute, and thereby reduce, your proportionate ownership in our shares of common stock unless you fully exercise your basic subscription privilege and a certain level of your over-subscription privilege (to the extent sufficient shares are available through the over-subscription process). In addition, the issuance of shares of our common stock at the subscription price, which is less than the market price of $1.41 as of February 12, 2010, will likely reduce the price per share of shares held by you prior to the stock offering.

How much will we receive in net proceeds from the stock offering?

        We expect that the aggregate stock offering proceeds, net of expenses, to be between $9.4 million and $19.4 million, the proceeds of which will be invested in the Bank to improve its regulatory capital position and the Company's consolidated capital position. See "Use of Proceeds."

Are there risks in exercising my subscription rights or in purchasing shares in the public offering of unsubscribed shares?

        Yes. The exercise of your subscription rights or purchasing shares in the public offering of unsubscribed shares involves risks. Exercising your subscription rights or purchasing shares in the public offering of unsubscribed shares involves the purchase of additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading "Risk Factors" in this prospectus.

If the rights offering is not completed, will my subscription payment be refunded to me?

        Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty. If your shares are held in the name of a custodian bank, broker, dealer or other nominee, it may take longer for you to receive the refund of your subscription payment because the subscription agent will return payments through the record holder of your shares.

If the public offering of unsubscribed shares is not completed, will my subscription payment be refunded to me?

        Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering and any offering of unsubscribed shares. If the offering of unsubscribed shares is not completed, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty.

What fees or charges apply if I purchase shares of the common stock in the rights offering?

        We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights (other than the subscription price). If you exercise your subscription rights through a custodian bank, broker, dealer or other nominee, you are responsible for paying any fees your nominee may charge you.

Who should I contact if I have other questions?

        If you have other questions regarding First Mariner, The Bank or the stock offering, please contact our information agent, Laurel Hill Advisory Group, LLC, at (866) 888-742-1305 (toll free), Monday through Friday (except bank holidays), between 10:00 a.m. and 4:00 p.m., Eastern Time. Banks and brokers may contact Laurel Hill Advisory Group, LLC at (917) 338-3181.

        If you have other questions regarding First Mariner, the Bank, the stock offering, a rights certificate or submitting payment in the rights offering, please contact our subscription agent for the rights offering, American Stock Transfer & Trust Company, LLC, at (877) 742-6417 (toll free), Monday through Friday (except bank holidays), between 8:00 a.m. and 6:00 p.m., Eastern Time.

SUMMARY

        The following summary contains basic information about us and the rights offering. Because it is a summary, it may not contain all of the information that is important to you. For additional information before making a decision to invest in our shares of common stock, you should read this prospectus carefully, including the sections entitled "The Rights Offering" and "Risk Factors" and the information incorporated by reference in this prospectus, including our audited consolidated financial statements and the accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2008, and our unaudited consolidated financial statements in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009.

First Mariner Bancorp

        First Mariner Bancorp is the holding company for First Mariner Bank. First Mariner owns and operates the Bank and FM Appraisals, LLC ("FM Appraisals") and previously operated Mariner Finance, LLC until it was sold on December 14, 2009. See "Recent Developments—Sale of Finance Subsidiary." First Mariner Bank's primary market area for its core banking operations, which consist of traditional commercial and consumer lending, as well as retail and commercial deposit operations, is central Maryland, as well as portions of Maryland's eastern shore. The Bank also has one branch in Pennsylvania. The Bank was formed in 1995 through the merger of several small financial institutions. Our executive offices are located in the Canton area of Baltimore City at 1501 South Clinton Street, Baltimore, Maryland 21224. Our telephone number is (410) 342-2600.

        First Mariner Bank has total assets in excess of $1.2 billion, and is the largest commercial bank headquartered in Baltimore, MD. The Bank is engaged in the general commercial banking business, with particular attention and emphasis on the needs of individuals and small- to mid-sized businesses, and delivers a wide range of financial products and services. Products and services include traditional deposit products, a variety of consumer and commercial loans, residential and commercial mortgage and construction loans, money transfer services, nondeposit investment products, and Internet banking and similar services.

        First Mariner Mortgage, a division of the Bank, engages in mortgage-banking activities, providing mortgage loans and associated products to customers and selling most of those mortgage loans into the secondary market. First Mariner Mortgage currently operates offices in Maryland, Virginia, Delaware, Massachusetts, and North Carolina. First Mariner Mortgage originated $1.149 billion in loans in 2008, and originations have exceeded $1.2 billion for the first nine months of 2009.

        Next Generation Financial Services ("NGFS"), a division of the Bank, engages in the origination of reverse and conventional mortgage loans, providing these products directly through commission based loan officers throughout the United States. NGFS originates reverse mortgage loans for sale and currently sells all of its volume into the secondary market. The Bank does not originate any reverse mortgage loans for its portfolio, but it does retain the servicing rights on reverse mortgage loans sold to Fannie Mae. NGFS is one of the largest originators of reverse mortgage loans in the United States. As further described under "Recent Developments—Potential Sale of Next Generational Services," the Bank has entered into a profit sharing agreement which may result in the acquisition of NGFS.

        Mariner Finance was engaged in traditional consumer finance activities, making small direct cash loans to individuals, purchasing installment loan sales contracts from local merchants and retail dealers of consumer goods, lending to individuals via direct mail solicitations, and making a relatively low volume of mortgage loans. Mariner Finance currently operates branches in Maryland, Virginia, New Jersey, Tennessee, Pennsylvania, and Delaware. Mariner Finance had total assets of $103.9 million as of December 31, 2008. A substantial majority of those assets are comprised of loans to customers in Maryland and Delaware. As further described under "Recent Developments—Sale of Finance Subsidiary", the Bank sold Mariner Finance on December 14, 2009.

        FM Appraisals is a residential real estate appraisal preparation and management company that is headquartered in Baltimore City. FM Appraisals offers appraisal services for residential real estate lenders, including appraisal preparation, the compliance oversight of sub-contracted appraisers, appraisal ordering and administration, and appraisal review services. FM Appraisals provides these services to First Mariner Mortgage, NGFS, and Mariner Finance.

        We operate in two business segments—commercial and consumer banking and mortgage-banking.

        At September 30, 2009, we had total consolidated assets of $1.4 billion, total deposits of $1.1billion and total stockholders' equity of $29.4 million.

Recent Developments

  Reduction of First Mariner Long-Term Debt.

        On February 3, 2010, First Mariner Bancorp entered into an exchange agreement (the "Agreement") with its Chairman of the Board and Chief Executive Officer, Edwin F. Hale, Sr. (the "Investor").

        The Investor recently acquired trust preferred securities with an aggregate liquidation amount of $4.0 million issued by Mariner Capital Trust II, an aggregate liquidation amount of $6.0 million issued by Mariner Capital Trust IV and an aggregate liquidation amount of $10.0 million issued by Mariner Capital Trust VIII (collectively, the "Trusts"). The Company had formed the Trusts between 2002 and 2005 as special purpose entities for the sole purpose of issuing trust preferred securities. The Company issued subordinated debentures to the Trusts in exchange for the proceeds of the offerings of the trust preferred securities. The subordinated debentures are the sole assets of the Trusts.

        Under the Agreement, the Company will exchange consideration consisting of shares of Company common stock and warrants to buy Company common stock for trust preferred securities with an aggregate liquidation amount of $20.0 million from the Investor in exchange for (the "Exchange"). The aggregate number of shares of common stock to be exchanged (the "Initial Shares") will be valued at $2.0 million based on the average daily closing price of the common stock over the 20 trading days prior to the closing of the transaction (the "20-Day Average Closing Price"). In the event that by June 30, 2010 the Company completes a public or private offering of its common stock for a price that is lower than the 20-Day Average Closing Price, then the Company will issue additional shares of common stock so that the total shares of common stock to be issued would be calculated based on the lowest price per share at which shares were sold in the public or private offering.

        In addition to the common stock, the Investor will receive a warrant to purchase a number of shares equal to 20% of the Initial Shares (the "Warrant"). The exercise price for the Warrant will be the lesser of (i) the 20-Day Average Closing Price, (ii) if on or prior to June 30, 2010 the Company sells shares of common stock in a public or private offering, the price at which shares are sold in that offering, or (iii) the price utilized in any subsequent agreement for the acquisition of trust preferred securities to determine the number of shares of common stock to be exchanged for such trust preferred securities exclusive of any warrants, warrant shares or warrant prices. The warrants will be exercisable for a period of five years.

        The Agreement further provides that in the event that on or prior to June 30, 2010 the Company enters into an agreement to acquire other trust preferred securities and the value of the consideration to be issued in that transaction relative to the aggregate liquidation amount of trust preferred securities to be acquired is greater than the value of the consideration to be issued by the Company in the Exchange relative to the $20.0 million aggregate liquidation amount of trust preferred securities to be exchanged, the Investor also will receive additional warrants. The number of additional warrants would be such that the relative value of the aggregate consideration to be paid in this transaction equals the relative value of the aggregate consideration to be paid in the subsequent transaction, provided that the number of shares subject to the additional warrants could not exceed 20% of the Initial Shares.

        In the event that the consummation of the Exchange would result in the Investor's ownership of 41.33% or more of the then outstanding shares of common stock, assuming the exercise of the Warrants he would receive in the Exchange (the "Threshold"), then the amount of trust preferred securities to be exchanged by the Investor will be reduced by the minimum amount necessary so that immediately following the Exchange the Investor's ownership of Company Common Stock is below the Threshold, and the consideration to be exchanged by the Company will be proportionately reduced. Thereafter, if the remaining trust preferred securities held by the Investor can be exchanged without causing the Investor's ownership of Company Common Stock to exceed the Threshold, then, subject to the terms and conditions contained in the Agreement, the Company and the Investor will complete the Exchange with respect to the remaining trust preferred securities held by the Investor.

        Upon consummation of the transaction, the Company anticipates that the trust preferred securities exchanged by the Investor and an equivalent amount of subordinated debentures for each of the Trusts will be cancelled and will no longer be outstanding.

        The shares of stock, warrants and stock issuable upon the exercise of warrants have not been registered under the Securities Act of 1933, as amended and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. The Company has agreed with the Investor to prepare and file a registration statement to register the resale by the Investor of the Initial Shares and the Warrant, and all shares of common stock issuable upon the exercise of the Warrant, as well as to prepare and file a registration statement to register the resale by the Investor of any additional shares or additional warrants, and the shares issuable under such additional warrants, in the event such additional shares or additional warrants are issued.

        The Exchange is subject to the approval of the Company's stockholders under the Nasdaq Marketplace Rules.

        On February 16, 2010, the Company filed a definitive proxy statement concerning the Exchange with the SEC and mailed the definitive proxy statement to shareholders. Shareholders of the Company are urged to read the proxy statement because it contains important information. Investors are able to obtain all documents filed with the Securities and Exchange Commission by the Company free of charge at the Securities and Exchange Commission's website, www.sec.gov. In addition, documents filed with the Securities and Exchange Commission by the Company may be read and copied at the Securities and Exchange Commission's public reference room at 100 F Street, N.E., Washington, DC. The directors, executive officers, and certain other members of management and employees of the Company are expected to be participants in the solicitation of proxies in favor of the Exchange from the shareholders of the Company. Information about the directors and executive officers of the Company is included in the proxy statement filed with the Securities and Exchange Commission.

  Summary Financial Information as of and for the Three and Twelve Months Ended December 31, 2009 (unaudited).

        The following financial information and other data should be read together with the consolidated financial statements and notes included in the Company's Form 10-K for the year ended December 31, 2008. The data at and for the year and three month period ended December 31, 2009 is unaudited; however, in the opinion of management, all adjustments, consisting of normal recurring adjustments, that are necessary for a fair presentation of these periods have been reflects. The results of operations for the year and three month period ended December 31, 2009 are not necessarily indicative of the results of operations that may be expected for any other period.

	At December 31,
	2009	2008
Summary of Financial Condition:
Assets	$1,384,552	$1,307,497
Trading and available for sale securities	39,143	52,232
Loans	890,951	978,696
Deposits	1,146,504	950,233
Borrowings	122,038	220,996
Stockholders' equity	26,987	46,015

	For the Three Months Ended December 31,
	2009	2008
Summary of Earnings:
Net interest income	$7,674	$5,722
Provision for loan losses	3,300	4,155
Noninterest income	6,082	1,280
Noninterest expense	16,959	18,842
Income before income taxes	(6,503)	(15,995)
Income tax expense	(1,335)	(6,551)
Net loss—Continuing Operations	(3,699)	(9,444)
Discontinued Operations—Mariner Finance	(119)	384
Net income	(3,818)	(9,060)

	For the Twelve Months Ended December 31,
	2009	2008
Summary of Earnings:
Net interest income	$27,112	$28,441
Provision for loan losses	11,660	10,855
Noninterest income	28,271	17,228
Noninterest expense	67,834	65,254
Income before income taxes	(24,111)	(30,440)
Income tax expense	(10,912)	(13,632)
Net loss—Continuing Operations	(13,199)	(16,808)
Discontinued Operations—Mariner Finance	(9,085)	1,721
Net Loss	(22,284)	(15,087)

	At and for the Three Months Ended December 31,		At and for the Twelve Months Ended December 31,
	2009	2008	2009	2008
Profitability and Productivity:
Return on average assets	(1.13)%	(2.95)%	(1.69)%	(1.16)%
Return on average equity	(48.78)%	(63.75)%	(53.81)%	(24.37)%
Net interest margin	2.72%	2.12%	2.43%	2.74%
Net overhead ratio	3.03%	4.21%	2.82%	3.29%
Efficiency ratio	117.80%	161.97%	117.16%	127.84%
Asset Quality Ratios:
Net Chargeoffs	2,714	4,055	12,166	11,072
Non-performing assets	57,428	57,757	57,428	57,757
90 Days or more delinquent loans	9,224	9,679	9,224	9,679
Annualized net chargeoffs to average loans	1.21%	1.87%	1.37%	1.35%
Non-performing assets to total assets	4.15%	4.42%	4.15%	4.42%
90 Days or more delinquent loans to total loans	1.04%	0.99%	1.04%	0.99%
Allowance for loan losses to total loans	1.31%	1.71%	1.31%	1.71%
Capital Ratios for First Mariner Bank:
Tier 1 leverage capital	6.2%	5.81%	6.2%	5.81%
Tier 1 risk-based capital	7.9%	6.8%	7.9%	6.8%
Total risk-based capital	9.1%	8.8%	9.1%	8.8%
Capital Ratios for First Mariner Bancorp:
Tier 1—leverage capital	2.2%	4.3%	2.2%	4.3%
Tier 1 risk-based capital	2.8%	5.0%	2.8%	5.0%
Total risk-based capital	5.7%	9.9%	5.7%	9.9%

Comparison of Operating Results for the Three and Twelve Months Ended December 31, 2009

        The Company reported a net loss from continuing operations for the fourth quarter of 2009 of $3.7 million, or $(0.57) per share, which represented a 61% improvement over the loss of $9.4 million, or $(1.46) per share, for the fourth quarter of 2008. For the year ended December 31, 2009, the Company's net loss from continuing operations was $13.2 million, compared to $16.8 million, a decrease of 21%. Including the loss from the sale of the Company's consumer finance subsidiary, Mariner Finance, in the third quarter of 2009, the net loss for the full year ended December 31, 2009 totaled $22.3 million compared to $15.1 million for the full year ended December 31, 2008.

        The net loss for the fourth quarter of 2009 included $4.5 million in credit-related charges to earnings, including a $3.3 million provision for loan losses and $1.2 million in expenses related to foreclosed properties. This represents a 38% decrease in credit related costs when compared to the fourth quarter of 2008, when the provision for loan losses was $4.2 million and the expenses on foreclosed properties was $3.1 million.

  •
  Total revenue for the fourth quarter 2009 was $13.8 million, an increase of $6.8 million over the fourth quarter of 2008's revenue of $7.0 million. Revenue totals for 2008 reflected $4.7 million in write-downs on securities for other than temporary impairments compared to $650 thousand in the fourth quarter of 2009. Also included in the improvement was lower interest expense on borrowings and deposits that helped increase the Company's net interest margin.

  •
  Net interest income increased $2.0 million in the fourth quarter of 2009 compared to the fourth quarter of 2008. The net interest margin for the fourth quarter of 2009 was 2.72%, an increase of 60 basis points from 2.12% in the fourth quarter of 2008. This was the result of a lower cost of funds and higher investment yields in 2009 when compared to 2008.

  •
  Average earning assets grew by $56.6 million, or 5.4%, compared with last year's fourth quarter, reflecting growth in portfolio loans and loans held for sale.

  •
  The provision for loan losses totaled $3.3 million for the fourth quarter of 2009, a decrease of 21% over the provision of $4.2 million in the corresponding quarter last year. Net charge-offs declined $1.3 million to $2.7 million for the fourth quarter of 2009 from $4.0 million of fourth quarter of 2008. The allowance for loans losses at the end of the fourth quarter of 2009 was $11.6 million, a decrease of 31% over the prior year's figure of $16.8 million. The decrease was primarily attributable to the removal of the allowance for loan losses that was related to Mariner Finance's loan portfolio. The allowance for loan losses as a percentage of total loans was 1.31% as of December 31, 2009, compared to 1.71% as of December 31, 2008. Non-performing assets remained relatively flat when compared to the fourth quarter of 2008, with $57.8 million in 2008 versus $57.4 million in 2009. While the non-performing assets and loans 90 or more days past due have stabilized year to year, there has been an improvement in the fourth quarter of 2009 when compared to the third quarter of 2009. Loans 90 days or more past due have decreased 54% from September 30, 2009 to December 31, 2009, moving from $20.2 million to $9.2 million.

  •
  Non-interest income for the fourth quarter of 2009 increased $4.8 million over the same quarter in 2008 mainly due to lower write-downs of investment securities.

  •
  Non-interest expenses decreased $1.9 million, or 10%, in the fourth quarter of 2009 when compared to the corresponding period last year. The costs related to foreclosed properties decreased $1.9 million, or 62%, in the fourth quarter of 2009 when compared to 2008. Although non-interest expenses decreased overall, there were significant increases in FDIC Insurance premiums and professional fees. FDIC Insurance premiums increased $0.75 million, or 229%, in the fourth quarter of 2009. Professional fees increased $0.78 million in the fourth quarter of 2009, and were the result of increased costs associated with regulatory compliance issues and expenses associated with the planned capital raise and other strategic initiatives.

Comparison of Financial Condition for the Twelve Months Ended December 31, 2009 and December 31, 2008

        Comparing balance sheet data as of December 31, 2009 and 2008, total assets increased to $1.38 billion, 6% over the prior year's $1.31 billion.

  •
  Total loans outstanding decreased $87.7 million, or 9%, to $890.9 million as of December 31, 2009. The decrease is fully attributable to the sale of the assets of Mariner Finance in 2009, which represents $103.2 million of the decrease. Excluding the prior Mariner Finance loans, total loans increased by $14.4 million, primarily in residential mortgages.

  •
  Total deposits grew to $1.15 billion as of December 31, 2009, and increase of $196.3 million, or 21%, over December 31, 2008's deposits of $950.2 million. An increase in certificates of deposit was the primary reason for the overall increase in deposits. Total certificates of deposit were $811.4 million as of December 31, 2009, an increase of $200.1 million, or 33%, over December 31 2008's balance of $611.2 million. NOW accounts increased $1.6 million and savings accounts increased $1.8 million. Non-interest bearing checking accounts decreased $2.6 million and money market accounts decreased $4.7 million.

  •
  Stockholders' Equity was $26.9 million as of December 31, 2009, resulting in a book value per share of $4.18, a decrease of $2.95, compared to the book value of $7.13 at December 31, 2008. Capital ratios in the fourth quarter of 2009 for First Mariner Bank were as follows: Leverage Ratio = 6.2%; Tier 1 risk-based ratio = 7.9% Total Capital Ratio = 9.1%. This is an improvement over the capital ratios as of December 31, 2008 which were: Leverage Ratio = 5.8%; Tier 1 risk-based ratio = 6.8% Total Capital Ratio = 8.8%. The increase in the capital ratios for the Bank is attributable to the sale of Mariner Finance and the recent tax law change allowing companies to carryback their net operating losses further. Management will continue efforts to further increase these ratios in the first quarter of 2010.

        Sale of Finance Subsidiary.    On December 14, 2009, First Mariner consummated the sale of its equity interests in Mariner Finance to MF Raven Holdings, Inc., a newly formed Delaware corporation ("JV Corp"). The disposition was consummated pursuant to the Contribution and Joint Venture Agreement, dated as of October 7, 2009 (the "Contribution Agreement"), by and among the Company, Mariner Finance, JV Corp and MF Holdco, LLC, a Delaware limited liability company sponsored by Milestone Partners, a private equity firm. At the closing, the Company exchanged its equity interests in Mariner Finance for 50 shares of common stock of JV Corp and approximately $10.0 million in cash, (the "Cash Consideration"), of which cash $1.05 million will be held in escrow for up to 18 months to cover any indemnification obligations that the Company may have under the Contribution Agreement. The amount of the Cash Consideration is subject to possible adjustment based on the net assets of Mariner Finance at the time of the closing, which should be determined within 90 days of the closing.

        The initial net cash proceeds of approximately $8.5 million from the sale of Mariner Finance was down-streamed to the Bank. Additionally, First Mariner contributed to First Mariner Bank an outstanding note receivable from Mariner Finance. The note has a balance of $4.0 million and carries an interest rate of 7.0%. Within 90 days of the sale, First Mariner expects to receive an additional $575,000 and downstream those proceeds to the Bank. These contributions are expected in aggregate, to provide $13.1 million of additional capital and increase the regulatory capital ratios of the Bank.

        First Mariner's consolidated results of operations for the third quarter of 2009 reflect a loss of approximately $10.6 million relating to the sale of Mariner Finance. Although the sale took place in the fourth quarter of 2009, accounting standards required that First Mariner write down its recorded basis in Mariner Finance during the third quarter to the value of the consideration to be received upon the sale. The transaction did not, however, result in any current gain or loss for federal income tax purposes. Any deferred income tax benefit resulting from this transaction has been assigned a full valuation allowance.

        Potential Sale of Next Generational Services.    The Bank has entered into a profit sharing agreement with a private company related to NGFS, which may result in the acquisition of NGFS if certain requirements are satisfied within the next 18 months. The closing of the transaction is subject to numerous conditions, including, without limitation, that the parties obtain consents and approvals from certain lenders and governmental agencies that license and supervise the Bank. Accordingly, there can be no assurance that the closing will occur when expected, if at all. We do not anticipate any benefit that results from the sale to be material.

Recent Operational Challenges

        Asset Quality.    Like many financial institutions across the United States, our operations have been impacted by the current economic crisis. During our fiscal year ended December 31, 2008 and continuing in 2009, the economic crisis that was initially confined to residential real estate and subprime lending has evolved into a global economic crisis that has negatively impacted not only liquidity and credit quality but also economic indicators such as the labor market, the capital markets and real estate values. As a result of this significant downturn, we have been adversely affected by declines in the residential and commercial real estate market in our market area. The declining home prices, slowing economic conditions and increasing levels of delinquencies and foreclosures have negatively affected the credit performance of our residential real estate, commercial real estate and real estate acquisition and development loans, resulting in an increase in our level of nonperforming assets and loans past due 90 days or more and still accruing and charge-offs of problem loans. At the same time, competition among depository institutions in our markets for deposits and quality loans has increased significantly. These market conditions and the tightening of credit have led to increased deficiencies in our loan portfolio, a decreased interest margin, increased market volatility.

        During the nine months ended September 30, 2009, nonperforming assets and loans 90 days or more past due and still accruing interest increased $7.08 million, or 10.49% to $74.52 million. Nonperforming assets and loans 90 days or more past due and still accruing interest as a percentage of total assets increased during this period from 5.16% as of December 31, 2008 to 5.28% as of September 30, 2009. Our allowance for loan losses as a percentage of total loans decreased during this period from 1.71% as of December 31, 2008 to 1.23% as of September 30, 2009 and our allowance for loan losses as a percentage of nonperforming loans and loans 90 days or more past due and still accruing interest decreased from 33.68% as of December 31, 2008 to 22.20% as of September 30, 2009. The primary reason for the decrease was the removal of the allowance for loan losses of Mariner Finance, which maintained an allowance for loan losses in excess of 4.5%.

        From December 31, 2007 to December 31, 2008, nonperforming assets and loans past due 90 days or more and still accruing interest increased $21.05 million, or 45.34%, to $67.44 million. Nonperforming assets and loans 90 days past due or more and still accruing interest as a percentage of total assets increased during this period from 3.72% at December 31, 2007 to 5.16% at December 31, 2008. Our allowance for loan losses as a percentage of total loans increased during this period from 1.50% to 1.71% and our allowance for loan losses as a percentage of nonperforming loans and loans 90 days or more past due and still accruing interest decreased from 44.66% to 33.68%.

        We recorded provisions for loan losses of $2.10 million and $8.36 million during the three and nine months ended September 30, 2009, respectively, and $14.78 million during the year ended December 31, 2008, which had a significant negative impact on our earnings.

        First Mariner Long-Term Debt.    At September 30, 2009, First Mariner had $73.72 million aggregate amount of outstanding subordinated debentures, consisting of seven issuances of subordinated debentures. The subordinated debentures were issued to seven trust subsidiaries, each of which, in turn, issued and sold trust preferred securities with aggregate liquidation amounts and interest rates at September 30, 2009 as set forth below.

Trust	Liquidation Amount	Interest Rate
First Mariner Capital Trust II	$10.3 million	3-month LIBOR rate plus 335 basis points
First Mariner Capital Trust III	$14.9 million	3-month LIBOR rate plus 325 basis points
First Mariner Capital Trust IV	$12.4 million	3-month LIBOR rate plus 305 basis points
First Mariner Capital Trust V	$10.3 million	3-month LIBOR rate plus 310 basis points
First Mariner Capital Trust VI	$10.3 million	3-month LIBOR rate plus 205 basis points
First Mariner Capital Trust VII	$5.2 million	3-month LIBOR rate plus 195 basis points
First Mariner Capital Trust VIII	$10.3 million	fixed 6.26%, then reset on December 30, 2010 to the 3-month LIBOR rate plus 150 basis points.

        First Mariner accrued interest expense of $4.64 million on the trust preferred securities during the year ended December 31, 2008 and $2.44 million during the nine months ended September 30, 2009. On December 22, 2008, First Mariner announced its election to defer interest payments on the debentures relating to all of the trust preferred securities beginning with the January 7, 2009 payment, and January 8, 2009 with respect to those issued by Mariner Capital Trust V. The deferral of interest payments on the trust preferred securities for up to 20 consecutive quarters does not constitute an event of default under the trust preferred securities' governing documents.

        As further described above under "Recent Developments—Reduction of First Mariner Long-Term Debt," the Company has entered into the Exchange Agreement that, if approved by shareholders, will result in the elimination of subordinated debentures underlying $20.0 million aggregate liquidation amount of trust preferred securities issued by First Mariner Capital Trusts II, IV and VIII.

        Cease and Desist Orders.    On September 18, 2009, First Mariner Bank entered into a Stipulation and Consent to the Issuance of an Order to Cease and Desist with the Federal Deposit Insurance Corporation (the "FDIC") and the Office of the Commissioner of Financial Regulation for the State of Maryland (the "Commission") whereby the Bank consented to the issuance of an Order to Cease and Desist (the "September Order") promulgated by the FDIC and the Commissioner without admitting or denying the charges of unsafe or unsound banking practices.

        The September Order requires the Bank to adopt a plan to achieve and maintain a tier 1 leverage capital ratio of at least 7.5% of the Bank's total average assets and a total risk-based capital ratio of at least 11% of its total risk-weighted assets by June 30, 2010. The September Order also requires the Bank to adopt a plan to achieve and maintain its tier 1 leverage and total risk-based capital ratios at 6.5% and 10%, respectively, beginning on March 31, 2010. First Mariner Bank has presented a capital plan to the FDIC and the Commissioner detailing how it intends to achieve these capital thresholds by the required dates. At September 30, 2009, the Bank reported tier 1 leverage and total risk-based capital ratios of 5.4% and 8.4%, respectively.

        By September 28, 2009, the Bank was required to charge-off or collect all loans on its books that, as of March 30, 2009, were classified as "Loss." The Bank has complied with the directive to charge off loans identified as "Loss." By November 17, 2009, the Bank was directed to adopt a plan to reduce its risk exposure on each asset classified as "Substandard" as of March 31, 2009. Specifically, these substandard assets must be reduced by 25% by June 18, 2010 and by 50% by the end of 2010. The Bank has adopted and submitted a plan in compliance with this directive and, as of the date of this document, the plan is being reviewed by the FDIC and the Commissioner. The September Order also generally prohibits the Bank from extending further credit to any existing borrower whose credit has been classified as "Loss", "Doubtful" or "Substandard" and is uncollected. In accordance with this directive, the Bank is no longer extending credit to these prohibited borrowers, unless conditions are met. Further, the Bank was required to, and has submitted, an annual budget and profit plan in advance which takes into account, among other things, the Bank's pricing structure, a recommendation for reducing the Bank's cost of funds, and the level of and provision expense for adversely classified loans. As of the date of this document, the plan is being reviewed by the FDIC and the Commissioner. While the September Order is in effect, the Bank may not pay dividends or management fees without the FDIC's prior consent and may not accept, renew or roll over any brokered deposits or pay effective yields on deposits that are greater than those generally paid in its markets.

        To maintain adequate liquidity, the Bank was directed to adopt a plan intended to reduce its reliance on non-core funding, wholesale funding sources, and high-cost rate-sensitive deposits. The steps required include identifying the source and use of borrowed and/or volatile funds, establishing back-lines of credit to the extent possible, establishing a minimum liquidity ratio, addressing concentrations of borrowed funds and the use of such funds, addressing pricing and collateral requirements with funding channels, and establishing a liquidity contingency plan. The Bank has submitted its liquidity plan to the FDIC and, as of the date of this document, the plan is being reviewed by the FDIC and the Commissioner.

        Finally, the September Order requires the Bank's board of directors to establish a compliance committee to oversee and insure the Bank's compliance with the September Order, 75% of the members of which must be non-employee directors. Prior to the entry of the September Order, the Bank had established a compliance committee in accordance with this directive, which committee will oversee and monitor compliance with the September Order.

        With the exception of achieving the higher capital ratios required by the September Order, we believe we have thus far complied with all requirements of the September Order and will continue to work to comply with all the September Order's future requirements. A copy of the September Order is included as an Exhibit to the Company's Form 8-K filed on September 21, 2009 and incorporated by reference herein.

        On April 22, 2009, the Bank entered into a Stipulation and Consent to the Issuance of an Order to Cease and Desist, Order for Restitution and Order to Pay with the FDIC whereby First Mariner Bank consented to the issuance of an Order to Cease and Desist, Order for Restitution and Order to Pay (the "April Orders") promulgated by the FDIC without admitting or denying any violations of law and/or regulations. The April Orders relate to alleged violations of consumer protection regulations relative to First Mariner Bank's fair lending practices. The April Orders are based on findings by the FDIC that the Bank allegedly engaged in acts of discrimination in violation of the Equal Credit Opportunity Act (the "ECOA") and the Fair Housing Act (the "FHA") in 2005, 2006 and 2007 and in violation of Section 5 of the Federal Trade Commission Act ("FTCA") in 2006 and 2007. The alleged violations of the ECOA and the FHA are based on the FDIC's belief that the Bank charged higher prices to certain Hispanic, African American and female borrowers ("Affected Borrowers") under residential mortgage loans, in the form of discretionary interest rate and point "overages," than it charged to similarly-situated non-minority borrowers. The alleged violations of the FTCA are based on the FDIC's belief that First Mariner Bank's disclosures for its payment-option adjustable-rate mortgage loans contained misleading information regarding the costs of the loans.

        Under the April Orders, the FDIC agreed to take no further action against the Bank in respect of the alleged violations. The April Orders required First Mariner Bank to pay up to $950,000 in restitution to the Affected Borrowers and imposed a civil money penalty of $50,000, all amounts for which were fully reserved in the final quarter of 2008. Other than requiring the Bank to cease and desist from violating the ECOA, the FHA and the FTCA, the Bank was required to and developed and implemented policies and procedures to (i) monitor and ensure compliance with fair lending laws and disclosure laws and regulations, (ii) ensure that the costs, terms, features and risks of the loans and services are adequately disclosed to applicants, and (iii) ensure the composition, qualifications, objectivity and independence of the internal auditor, audit staff and Audit Committee. The Bank must also conduct or sponsor quarterly financial literacy and education courses where it provides residential mortgage loans. The Bank is also prohibited from offering "payment-option" adjustable rate mortgage loans, although it voluntarily ceased offering these loans in 2007.

        The September and April Orders will remain in effect until terminated, modified, or suspended in writing by the FDIC and are periodically collectively referred to in this document as the "Cease and Desist Orders".

        The failure to comply with the Cease and Desist Orders or the New FRB Agreement could result in the initiation of further enforcement action by the FDIC, the Commissioner or the FRB, including the imposition of civil monetary penalties. The FDIC could direct us to seek a merger partner or take additional significant actions against the Bank and the Company. We have incurred, and expect to continue to incur, significant additional regulatory compliance expense in connection with the Cease and Desist Orders and the FRB Agreements. For further information, see "Risk Factors—We are subject to restrictions and conditions of Cease and Desist Orders issued by the FDIC and the Commissioner and the New FRB Agreement. We have incurred and expect to continue to incur significant additional regulatory compliance expense in connection with these enforcement actions. Failure to comply with the Cease and Desist Orders or the FRB Agreements could result in additional enforcement action against us, including the imposition of monetary penalties and "Risk Factors—As of September 30, 2009, the Bank's capital levels were not sufficient to achieve compliance with the higher capital requirements we must meet by June 30, 2010, nor were they, on a consolidated basis, sufficient to satisfy the FRB's minimum capital requirements. When combined with the assets and liabilities that we are selling or of which we are otherwise disposing, the amount of capital we are raising may not be sufficient to achieve and maintain compliance with the capital requirements mandated by our regulators. The failure to meet these capital requirements could result in further action by our regulators."

        Federal Reserve Board Agreement.    On November 24, 2009, First Mariner entered into a written agreement with the Board of Governors of the Federal Reserve System (the "FRB") which replaced the Company's existing Memorandum of Understanding with the Federal Reserve Bank of Richmond (the "FRB Agreement"). The original FRB Agreement required First Mariner to: (i) develop and implement a strategic business plan that includes (a) actions that will be taken to improve our operating performance and reduce the level of parent company leverage, (b) a comprehensive budget and an expanded budget review process, (c) a description of the operating assumptions that form the basis for major projected income and expense components and provisions needed to maintain an adequate loan loss reserve and (d) a capital plan incorporating all capital needs, risks and regulatory guidelines; and (ii) submit plans to improve enterprise-wide risk management and effectiveness of internal audit programs. First Mariner Bancorp has also agreed to provide the Federal Reserve Bank of Richmond with advance notice of any significant capital transactions. The new FRB Agreement (the "New FRB Agreement") prohibits First Mariner and the Bank from taking any of the following actions without the FRB's prior written approval: (i) declaring or paying any dividends; (ii) taking dividends from the Bank; (iii) making any distributions of interest, principal or other sums on First Mariners' subordinated debentures or trust preferred securities; (iv) incurring, increasing or guaranteeing any debt; or (v) repurchasing, redeeming any shares of its stock. Under the New FRB Agreement, First Mariner: must submit written plan to the FRB by January 28, 2010 to maintain sufficient capital, on a consolidated basis, such that First Mariner satisfies the FRB's minimum capital requirements. To satisfy the FRB's minimum capital requirements, First Mariner's consolidated tier 1 capital to total assets, tier 1 capital to risk-weighted assets and total capital to risk-weighted assets ratios must be at least 4.0%, 4.0% and 8.0%, respectively. At September 30, 2009, those capital ratios were 2.4%, 2.7% and 5.4%. See "Recent Developments—Reduction of First Mariner Long-Term Debt."

        With the exception of achieving the higher capital ratios required by the FRB Agreement, we have complied with all requirements of the FRB Agreement and will continue to work to comply with all such requirements in the future. A copy of the New FRB Agreement is included as an Exhibit to the Company's Form 8-K filed on November 27, 2009 and incorporated herein by reference.

        Troubled Condition.    The Company and Bank are deemed to be in "troubled condition" within the meaning of federal statutes and regulations. As a result, the Company and Bank are subject to additional limitations and regulatory restrictions. For further information, see "Risk Factors—The Company and the Bank are deemed to be in "troubled condition."

Our Business Strategy

        In light of the operational challenges we recently have faced, our management team has taken, and will continue to aggressively pursue, a capital plan that is designed to solicit capital investment, reduce the Bank's expenses, improve the Bank's capital ratios and otherwise satisfy the requirements of the Cease and Desist Orders and the FRB Agreements described above. Our capital plan contemplates taking actions that may include the following, the combination of some or all of which we believe will improve our operations in the short-term and position us for long-term future opportunities:

        Manage Our Asset Quality.    We have taken several significant steps to manage our asset quality, including:

  •
  Risk Management Resources Have Been Increased.  Management has significantly increased resources dedicated to aggressively managing asset quality. These resources include: a dedicated workout group of nine full time employees, assisted by members of the Bank's executive management, accounting, credit administration, and facilities departments. Additionally, strategies have been introduced to slow our origination of new portfolio loans which, in turn, improves loan officer monitoring of existing loan relationship and facilitates the ability of commercial loan officers to manage asset quality through timely loan collection, appropriate loan modification or restructuring and marketing and sales of foreclosed properties.

  •
  ALT A Loans Exposure Has Been Significantly Reduced.  The vast majority of credit losses experienced by the Company since 2006 are directly attributable to the origination of ALT A loans in 2005 and 2006. ALT A loans gained popularity significantly during the early part of the decade and were generally characterized by higher loan to value and/or lower documentation requirements. As the residential real estate market weakened during the later half of 2006, the Company experienced a significant volume of loans that required repurchase under loan investor agreements due to early payment default. In total, the Company repurchased $41.0 million in ALT A loans in 2006 and 2007. Additionally, the Company was unable to sell approximately $16.0 million in originated ALT A loans that were subsequently transferred to the Company's loan portfolio. Credit related losses (charge-offs, write-downs maintenance and sales of foreclosed loans) related to ALT A loans have totaled $4.7 million, $15.6 million, and $11.0 million for 2006, 2007, and 2008, respectively. Losses for the nine months ended September 30, 2009 totaled $5.1 million. Our remaining exposure to ALT A loans is now $14.1 million, with $8.0 million currently in non performing status.

  •
  Reduce Volume of Classified Assets.  We believe that the commitment of resources dedicated to aggressively managing asset quality and the reduction of our exposure to ALT A loans has stabilized our non performing loans and adversely classified assets. We continue to work through and resolve our remaining portfolio of ALT A residential loans, in that was a source of a considerable level of classified assets and losses. Except for our remaining ALT A loans, our classified loans are all loans made in our primary market area. By actively managing problem assets, we have reduced our classified assets by approximately 14% from $114.0 million at December 31, 2008 to $98.0 million at September 30, 2009. While our level of non-accrual loans and other real estate owned remained elevated, we do not believe that they have increased at the rate of our peer banks. The total of our non accrual loans and other real estate owned as a percentage of total loans and other real estate owned totaled 5.88%, 5.79% and 4.96% at September 30, 2009, December 31, 2008, and December 31, 2007 respectively. Peer banks (as measured in the latest Bank Holding Company Performance Report) reported totals of 4.24%, 2.71%, and 1.15% for the same periods. This places First Mariner in the 68th percentile of the peer group as of September 30, 2009 compared to the 83rd percentile at the end of 2008 and the 96th percentile as of the end of 2007. The peer banks included in this report are all commercial Bank Holding Companies having assets between $1 billion and $3 billion. Our other loan portfolios with significant classified assets include residential construction and residential acquisition and development loans. We plan to reduce these portfolios in total and have active and aggressive workout plans in place for each loan. As of the date of this document, approximately 37% of our non performing assets consist of other real estate owned that is being actively marketed at levels at or below appraised values. We have experienced accelerated sales levels over recent months as housing inventories in northern Virginia and portions of Maryland have improved considerably. All non-performing assets have been written down to their latest appraised value which appraised values are updated no less than annually.

  •
  Strengthened Underwriting Standards.  Since 2007, we have significantly curtailed our residential construction and residential acquisition and development lending, and we discontinued Alt A lending in 2006. We have also applied more conservative underwriting practices, including, among other things, requiring more detailed credit information in certain circumstances, increasing the amount of required collateral or equity requirements or reducing loan-to-value ratios. As discussed below, we have sold our subsidiary, Mariner Finance, which, at September 30, 2009 held $108.5 million of primarily consumer loans (which loans were reclassified as loans held for sale as of September 30, 2009. Total consumer loans, including second mortgages and loans secured by deposits and other assets, decreased from $252.3 million at December 31, 2008 to $149.8 million at September 30, 2009. While we experienced an increase of $35.6 million in commercial mortgage loans and $19.1 million in residential mortgage loans at September 30, 2009 compared to December 31, 2008, commercial construction, consumer residential construction and commercial loans and lines of credit decreased by $9.2 million, or 8.4%, $19.1 million, or 27.5%, and $5.7 million, or 6.3%, respectively. While we continue to be aggressive in loan origination overall, in the near term, we do not intend to actively pursue loan origination in portfolios that traditionally carry a greater risk of loss than residential mortgage loans.

        Manage Our Balance Sheet.    In order to improve our capital position, we intend to strategically reduce the amount of our assets and liabilities over the course of the upcoming fiscal year. In addition to reducing the amount of loans, particularly commercial real estate and construction loans, we anticipate reducing our reliance on brokered certificates of deposit and expect to eliminate nearly all of our brokered certificates of deposit by the end of 2010. Among other strategies, we may also engage in loan and securities sales and sales of nonperforming assets, and sales of certain branch offices to effectively manage our balance sheet and improve our capital position.

        Reduce Our Long-Term Debt.    As further described under "Recent Developments—Reduction of First Mariner Long-Term Debt," on February 3, 2010 the Company entered into the Exchange Agreement with Edwin F. Hale, Sr., the Company's Chairman and Chief Executive Officer, who has agreed to purchase trust preferred securities with an aggregate liquidation amount of $20.0 million issued by First Mariner Capital Trusts II, IV and VIII. Pursuant to the Exchange Agreement, Mr. Hale will tender $20.0 million aggregate liquidation amount of trust preferred securities to the Company in exchange for an aggregate of a number of shares of common stock valued at $2.0 million and warrants to acquire additional shares of common stock. Upon consummation of the Exchange, which is subject to stockholder approval, the Company intends to submit for cancellation the trust preferred securities, the common securities issued by Mariner Capital Trusts II, IV and VIII and the related subordinated debentures. If completed, the Exchange is expected to eliminate $20.0 million of subordinated debentures (recorded as debt on the Company's statement of condition). As a result of this elimination of $20.0 million in debt, the Company will no longer accrue interest expense with the respect to the $20.0 million of trust preferred securities to be exchanged. First Mariner accrued interest expense of $1.25 million on the $20.0 million of trust preferred securities during the year ended December 31, 2008 and $832,865 during the nine months ended September 30, 2009. The Exchange also will increase the Company's total stockholders' equity by approximately $12.8 million, although the exact amount is subject to variation based on the valuation of the warrants at closing, from the cancellation of the trust preferred securities, the common securities and the subordinated debentures. The Exchange would be recorded during the quarter in which the trust preferred securities were cancelled, which is expected to be the first or second quarter of calendar year 2010. The Exchange is expected to significantly improve the Company's debt to equity ratios, debt service requirements, consolidated regulatory capital ratios, and book value per share. For more information on the expected pro forma impact of the Exchange, see "—Increase Our Capital" below. The Exchange will have no effect on the Bank's capital.

        Increase Our Capital.    We believe that our efforts to raise additional capital in the stock offering, in addition to the increase in capital from the sale of Mariner Finance, entering into the agreement with Mr. Hale for the Exchange, and the reduction of assets, will help us to achieve our goals of obtaining termination of the regulatory enforcement actions we are currently under, to mitigate the impact on First Mariner Bank of a worsening economy and manage our capital levels to maintain a capital cushion in excess of our regulatory capital requirement. On a pro forma basis, based on assets as of September 30, 2009, including the sale of Mariner Finance, and assuming the completion of the stock offering at the minimum of the offering range, the Bank's tier 1 leverage and total risk-based capital ratios are expected to be 7.1% and 10.4%, respectively; at the maximum of the offering range, the Bank's tier 1 leverage and total risk-based capital ratios are expected to be 7.8% and 11.4%, respectively. Therefore, on a pro forma basis as described above, while completing the stock offering at the minimum of the offering range would not satisfy the September Order's higher capital requirements required to be achieved by March 31, 2010 or June 30, 2010, completing the offering at the maximum point of the offering range would satisfy the September Order's higher capital requirements required to be achieved by March 31, 2010 and June 30, 2010. Further, the capital plan we submitted to the FDIC and the Commissioner contemplates that we will raise at least $20.0 million of capital by March 31, 2010. This element of our capital plan would only be satisfied if the stock offering is completed at the maximum of the offering range. Therefore, if we do not raise at least $20.0 million in the stock offering by March 31, 2010, or, if we do not meet September Order's higher capital requirements required to achieved by June 30, 2010, we may need to undertake additional efforts to raise capital, or seek and obtain a waiver from these requirement from the FDIC and the Commissioner.

        As of September 30, 2009, the Company's consolidated capital ratios did not meet the FRB's minimum capital requirements. However, on a pro forma basis at September 30, 2009, the Exchange would increase the Company's consolidated ratios of tier 1 capital to total assets, tier 1 capital to risk-weighted assets and total capital to risk-weighted assets from 2.4%, 2.7% and 5.4%, respectively, to 4.2%, 4.8% and 8.8%, respectively. Including the sale of Mariner Finance and assuming (1) the completion of the Exchange and (2) the completion of the stock offering at the minimum and the maximum of the offering range, First Mariner's consolidated tier 1 capital to total assets, tier 1 capital to risk-weighted assets and total capital to risk-weighted assets ratios would be 5.2%, 5.9% and 9.6%, and 6.1%, 6.9% and 10.4%. Assuming only the completion of the stock offering (and including the sale of Mariner Finance, but not the completion of the Exchange), these capital ratios would be 3.3%, 3.8% and 7.6%, and 4.3%, 4.9% and 9.7%, respectively, at the minimum and maximum of the offering range. See "Capitalization." The completion of the Exchange will not have any impact on the Bank's capital ratios. See also "Risk Factors—As of September 30, 2009, the Bank's capital levels were not sufficient to achieve compliance with the higher capital requirements we must meet by June 30, 2010, nor were they, on a consolidated basis, sufficient to satisfy the FRB minimum requirements for the Company to be considered "adequately capitalized." When combined with the assets and liabilities that we are selling or of which we are otherwise disposing, the amount of capital we are raising may not be sufficient to achieve and maintain compliance with the capital requirements mandated by our regulators. The failure to meet these capital requirements could result in further action by our regulators."

        Sale of Mariner Finance.    On December 14, 2009, we completed the sale of our subsidiary, Mariner Finance to a third party. The sale of Mariner Finance provided approximately $12.5 million in additional regulatory capital to the Bank. Based on assets at September 30, 2009, on a pro forma basis, the sale of Mariner Finance increased the Bank's tier 1 leverage and total risk-based capital ratios to 6.3% and 9.6%, respectively, and the Company's consolidated tier 1 leverage and total risk-based capital ratios to 2.4% and 5.4%, respectively.

        Maximize Mortgage Banking Opportunities.    At September 30, 2009, approximately 43% of our loans held in portfolio were secured by residential real estate. These loans were comprised of residential mortgages, residential construction loans and residential acquisition and development loans. Approximately 18% of those loans were residential mortgages, which increased from $138.3 million at December 31, 2008 to $157.5 million at September 30, 2009. Accordingly, while we expect to reduce level of residential construction loans and residential acquisition and development loans, we intend to maximize our mortgage banking operation to originate residential mortgage loans while limiting the risk to the Bank. We believe that we have the capacity to expand this part of our loan portfolio which traditionally carries less underwriting risk than construction, acquisition and development, commercial and consumer lending. We intend to offer only limited recourse, conforming loans that are readily saleable in the secondary market and expect to generate fee income by selling some of these loans in the secondary market.

        We have experienced a significant improvement in the profitability of our mortgage banking operations as we have created greater cost efficiencies through the use of technology and the consolidation of branches and processing centers. Additionally, we have enjoyed wider spreads on the origination and sales of loans as price competition has eased and there has been a substantial decline in competition from brokers and non bank mortgage companies. This has resulted in higher level of originations and greater fee income from the origination and sale of residential mortgages.

        Diversification of our commercial products.    In order to diversify and minimize our concentration of credit risk, we are conservatively expanding into other lines of lending. We have recently established an asset based lending group that will provide lines or credit against receivables and inventories that are underwritten on prudent advance rates.

        Reduction of Branch Offices.    We have identified branches that we intend to offer for sale in 2010. The successful completion of this action is expected to reduce overhead costs by approximately $3.0 million and support our strategy of prudently reducing assets and liabilities. Total aggregate deposits in the branches identified for sale are approximately $50.0 million. The Bank has not entered into any agreement to sell any branch office and no guarantee can be made that any such agreement will be entered into and if such agreement is entered into, whether such sale will be consummated. If the Bank is unsuccessful in entering into a sale agreement, closures of selected locations would be pursued. The Bank would be required to provide 90 days' notice to the FDIC, the Commissioner and to customers prior to closing any branch office. The approval of the FDIC and the Commissioner would be required prior to the Bank's selling any branch office. While we anticipate that such approvals will be received, there can be no guarantee that such approvals will be received. We closed our Downtown Baltimore branch on February 15, 2010.

        Expense Control.    We expect to actively work to reduce unneeded or excess operating expenses. We have made it a priority to identify cost savings opportunities throughout all phases of our operations. In particular, once we are able to successfully manage our asset quality and terminate our regulatory enforcement actions, we expect to reduce significantly fees for consultants and other advisors and expenses related to the management of our nonperforming assets. Additionally, full compliance with the Orders and the New FRB Agreement is expected to reduce future expenses for corporate liability insurance and deposit insurance. Cost related to other real estate owned, legal and professional services, and deposit services currently total 20% of our operating expenses. During the last two years, management has reduced operating expenses of the Bank through the sale and/or closure of bank branches, consolidation of mortgage offices, reductions in staff, subletting of excess office space, and through the renegotiation of large servicing contracts. During this time, the Bank has reduced staffing by over 90 full time salaried positions, has closed its Randallstown, Crofton, and Towson offices, and sold its Ocean City branch. By year end 2010, the Bank will have reduced its branch total by 30% from its January 1, 2007 level of 27.

        Work to Obtain Termination of the Regulatory Enforcement Actions.    With the exception of achieving the higher capital ratios required by the September Order and the New FRB Agreement, we believe we have thus far complied with all the requirements of the September Order and the New FRB Agreement and will continue to work to comply with all the September Order's and the New FRB Agreement's future requirements. We have adopted a plan to reduce the Bank's risk exposure on each asset classified as "Substandard" which plan is being reviewed by the FDIC and the Commissioner. We have adopted a liquidity contingency plan which is being reviewed by the FDIC. We have submitted a capital plan and a business plan which plans have been approved by the FDIC and which contemplate this stock offering and a first calendar quarter 2010 closing date to the stock offering. We will seek to demonstrate as soon as possible to the FDIC, the FRB and the Commissioner that we have fully complied with the requirements of each of the regulatory enforcement actions and that they should be terminated. Although the FDIC, the FRB and the Commissioner may, in the future, grant us relief on some provisions in the regulatory enforcement actions, we do not expect the FDIC, the FRB and the Commissioner to terminate the regulatory enforcement actions prior to at least the first quarter of 2011. At such time, we will be able to return to a more typical level of regulatory oversight and redirect management resources from maintaining compliance with the regulatory enforcement actions to the operation of our institution.

The Rights Offering

Securities Offered	We are distributing to you, at no charge, one non-transferable subscription right for each share of our common stock that you owned as of 5:00 p.m., Eastern Time, on February 12, 2010, either as a holder of record or, in the case of shares held of record by custodian banks, brokers, dealers or other nominees on your behalf, as a beneficial owner of such shares.
Subscription Price	$1.15 per share.
Record Date	5:00 p.m., Eastern Time, on February 12, 2010.
Expiration of the Rights Offering	5:00 p.m., Eastern Time, on March 24, 2010. We may extend the rights offering without notice to you until March 29, 2010.
Expiration of the Public Offering of Unsubscribed Shares

Shares that remain unsubscribed after the rights offering and which are not purchased by standby purchasers may be re-offered to the public for purchase. The offering period for these unsubscribed shares will expire at the earlier of 5:00 p.m. Eastern Time, on April 12, 2010 or the date on which we have accepted subscriptions for all shares remaining for purchase as reflected in the prospectus supplement.

Use of Proceeds

We expect the aggregate net proceeds from the stock offering to be between $9.4 million and $19.4 million. We intend to use the proceeds of the stock offering to invest in First Mariner Bank to improve its regulatory capital position and the Company's capital position and for general corporate purposes.

Basic Subscription Privilege

The basic subscription privilege of each subscription right entitles you to purchase 2.6952 shares of our common stock at a subscription price of $1.15 per share; however, fractional shares of our common stock resulting from the exercise of the basic subscription privilege will be eliminated by rounding down to the nearest whole share. The number of rights you may exercise appears on your rights certificate.

Over-Subscription Privilege

In the event that you purchase all of the shares of our common stock available to you pursuant to your basic subscription privilege, you may also choose to subscribe for a portion of any shares of our common stock that are not purchased by our shareholders through the exercise of their basic subscription privileges. You may subscribe for shares of common stock pursuant to your over-subscription privilege, subject to the purchase and ownership limitations described below under the heading "Limitations on the Purchase of Shares."

Limitations on the Purchase of Shares

Subject to the discretion of the board of directors, a person, together with certain related persons and associates, may not purchase a number of shares such that upon completion of the stock offering the person owns in excess of 4.9% of First Mariner's common stock outstanding. Additionally, federal law generally requires prior regulatory approval for any person or persons acting in concert to acquire 10% or more of our common stock. We will not issue shares of our common stock pursuant to the exercise of basic subscription rights or over-subscription rights, or to any person or entity who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own or control such shares if, as of March 24, 2010, such clearance or approval has not been obtained and/or any applicable waiting period has not expired.

Non-Transferability of Rights	The subscription rights may not be sold, transferred or assigned and will not be listed for trading on the NASDAQ Global Market or on any other stock exchange or market.
No Board Recommendation

Our board of directors is making no recommendation regarding your exercise of your subscription rights. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see "Risk Factors" for a discussion of some of the risks involved in investing in our common stock.

Standby Purchase Agreements

We reserve the right to negotiate and enter into standby purchase agreements with standby purchasers pursuant to which purchasers will agree to acquire from us, at the same subscription price offered to shareholders, any shares of common stock offered to our current shareholders but not subscribed for in the rights offering, following the effective date of this prospectus. In the event we enter into standby purchase agreements, the subscription price, the aggregate number of shares of our common stock to be sold in the rights offering and the number of shares available for issuance upon the exercise of subscription rights will not change. See "The Rights Offering—Standby Commitments."

Revocation

All exercises of subscription rights are irrevocable, even if you later learn of information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a subscription price of $1.15 per share.

Minimum Offering	The stock offering is conditioned upon the receipt of minimum offering proceeds of $10.0 million.
Maximum Offering	The stock offering is subject to a limit of offering proceeds of $20.0 million. We may waive this limit at our discretion.

Purchase Intentions of Our Directors and Officers

As further described under "Recent Developments—Reduction of First Mariner Long-Term Debt," in lieu of participating in the rights offering, our Chairman and Chief Executive Officer, Edwin F. Hale, Sr., has invested $2.0 million to purchase $20.0 million in aggregate liquidation amount of our outstanding trust preferred securities. On February 3, 2010, we entered into an agreement with Mr. Hale pursuant to which he will exchange such trust preferred securities for shares of common stock valued at $2.0 million, plus and warrants to acquire up to an additional 20% of the shares he receives in the Exchange. In addition to Mr. Hale's purchase of $20.0 million aggregate liquidation amount of our trust preferred securities, 10 of our other directors and executive officers have invested an aggregate of $600,000 to purchase an additional $6.0 million in aggregate liquidation amount of our outstanding trust preferred securities. We may seek to negotiate an agreement with these directors and executive officers that is substantially identical agreement to the agreement with Mr. Hale for the exchange of common stock and warrants for that additional $6.0 million of trust preferred; however, to date, no such agreement has been entered and the $6.0 million in trust preferred securities will remain outstanding unless and until an agreement is reached with those persons. As a result of the foregoing transactions, Mr. Hale and the other 10 directors and executive officers who invested $2.6 million to purchase our trust preferred securities are not expected to participate in the rights offering. Our other directors and executive officers as a group, together with their affiliates, have indicated their intention to exercise rights to purchase, in the aggregate, approximately $11,000 of our common stock in the rights offering.

Material U.S. Federal Income Tax Considerations

For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of a subscription right. You should consult your own tax advisor as to the tax consequences to you of the receipt, exercise or lapse of the rights in light of your particular circumstances.

Extension and Cancellation

Although we do not presently intend to do so, we have the option to extend the rights offering expiration date, but in no event will we extend the rights offering beyond March 29, 2010. Our board of directors may cancel the rights offering at any time. In the event that the rights offering is cancelled, all subscription payments received by the subscription agent will be promptly returned, without interest.

Information Agent	Laurel Hill Advisory Group, LLC
Subscription Agent	American Stock Transfer & Trust Company, LLC

Shares Outstanding Before the Stock Offering	6,452,631 shares of our common stock were outstanding as of February 12, 2010.
Shares Outstanding After Completion of the Stock Offering

Assuming no options are exercised prior to the expiration of the stock offering, we expect approximately 15,148,284 shares and 23,843,762 shares of our common stock will be outstanding immediately after completion of the stock offering at the minimum and maximum ends of the offering range, respectively. These amounts do not include shares that may be issued in the Exchange if the Exchange is approved by shareholders at the special meeting shareholders to be held on March 19, 2010. For more information on the Exchange, see "Summary—Recent Developments—Reduction of First Mariner Long-Term Debt" and "Capitalization," footnote 2 on page 56, as well as the Company's Form 8-K filed with the SEC on February 9, 2010 and its Definitive Proxy Statement, filed with the SEC on February 16, 2010, both of which filings are incorporated herein by reference.

NASDAQ Global Market Symbol

Shares of our common stock are currently listed for trading on the NASDAQ Global Market under the symbol "FMAR." See "Risk Factors—If we are unable to satisfy the continued listing standards of NASDAQ, our stock may be delisted from the NASDAQ Stock Market, which could adversely affect its market price and liquidity."

Risk Factors

Before you exercise your subscription rights to purchase shares of our common stock, you should be aware that there are risks associated with your investment, including the risks described in the section entitled "Risk Factors" of this prospectus, and the risks that we have highlighted in other sections of this prospectus. You should carefully read and consider these risk factors together with all of the other information included in this prospectus before you decide to exercise your subscription rights to purchase shares of our common stock.

RISK FACTORS

        An investment in our shares of common stock involves a number of risks. You should consider carefully the risks described below in evaluating an investment in the shares of common stock. If any of the events in the following risks actually occurs, or if additional risks and uncertainties not presently known to us or that we believe are immaterial, materialize, then our business, results of operations and financial condition could be materially adversely affected. In addition, the trading price of our shares of common stock could decline due to any of the events described in these risks.

Risks Related to Our Business

         We are subject to restrictions and conditions of the Cease and Desist Orders issued by the FDIC and the Commissioner, and the New FRB Agreement. We have incurred and expect to continue to incur significant additional regulatory compliance expense in connection with these enforcement actions. Failure to comply with the Cease and Desist Orders or the New FRB Agreement could result in additional enforcement action against us, including the imposition of further operating restrictions and monetary penalties.

        The FDIC and the Commissioner have issued the Cease and Desist Orders against First Mariner Bank and the Company has entered into the FRB Agreement and the New FRB Agreement. The September Order contains a number of significant directives, including higher capital requirements, requirements to reduce the level of our classified assets, operating restrictions and restrictions on dividend payments by the Bank. These restrictions may impede our ability to operate our own business. If we fail to comply with the terms and conditions of the Cease and Desist Orders or the New FRB Agreement, the appropriate regulatory authority could take additional enforcement action against us, including the imposition further operating restrictions and monetary penalties. We could also be directed to seek a merger partner. We have incurred and expect to continue to incur significant additional regulatory compliance expense in connection with the enforcement actions, and we will incur ongoing expenses attributable to compliance with the terms of the enforcement actions. Although we do not expect it, it is possible regulatory compliance expenses related to the enforcement actions could have a material adverse impact on us in the future. In addition, our ability to independently make certain changes to our business is restricted by the terms of the September Order and the New FRB Agreement, which could negatively impact the scope and flexibility of our business activities. While we believe that we will be able to take actions that will result in the Cease and Desist Orders and the New FRB Agreement being terminated in the future, we cannot guarantee that such actions will result in the termination of the Cease and Desist Orders and/or the New FRB Agreement. Further, the imposition of the Cease and Desist Orders and the New FRB Agreement may make it more difficult to attract and retain qualified employees. For more information on the Cease and Desist Orders and the New FRB Agreement, see "Summary—Recent Operational Challenges—Cease and Desist Orders and—Federal Reserve Board Agreement."

         As of September 30, 2009, the Bank's capital levels were not sufficient to achieve compliance with the higher capital requirements we must meet by June 30, 2010, nor were they, on a consolidated basis, sufficient to satisfy the FRB's minimum capital requirements. When combined with the assets and liabilities that we are selling or of which we are otherwise disposing, the amount of capital we are raising may not be sufficient to achieve and maintain compliance with the capital requirements mandated by our regulators. The failure to meet these capital requirements could result in further action by our regulators.

        In the September Order, the FDIC and the Commissioner directed the Bank to raise its tier 1 leverage and total risk-based capital ratios to 6.5% and 10%, respectively, by March 31, 2010 and to 7.5% and 11%, respectively, by June 30, 2010. At September 30, 2009, we did not meet these requirements and would have needed approximately $27.0 million in additional capital, based on assets at such date, to meet these requirements. This does not take into account the impact of the December 15, 2009 sale of Mariner Finance described in "Summary—Sale of Mariner Finance." On a pro forma basis at September 30, 2009, including the sale of Mariner Finance, we need to sell at least $15.0 million of common stock in the offering to satisfy the higher capital requirements required to be achieved by March 31, 2010 or June 30, 2010 as set forth in Cease and Desist Order the Bank entered into with the FDIC and the Maryland Commissioner of Financial Regulation. The actual amount of capital we will need to meet these requirements will depend on our capital ratios at the time the offering is completed. First Mariner currently does not have any capital available to invest in the Bank and any further increases to our allowance for loan losses and operating losses would negatively impact our capital levels and make it more difficult to achieve the capital levels directed by the FDIC and the Commissioner.

        On a pro forma basis, based on assets as of September 30, 2009, including the sale of Mariner Finance and assuming the completion of the stock offering at the minimum of the offering range, the Bank's tier 1 leverage and total risk-based capital ratios are expected to be 7.1% and 10.4%, respectively; at the maximum of the offering range, the Bank's tier 1 leverage and total risk-based capital ratios are expected to be 7.8% and 11.4%, respectively. Therefore, on a pro forma basis as described above, while completing the stock offering at the minimum of the offering range would not satisfy the September Order's higher capital requirements required to be achieved by March 31, 2010 or June 30, 2010, completing the offering at the maximum point of the offering range would satisfy the September Order's higher capital requirements required to be achieved by March 31, 2010 and June 30, 2010. Further, the capital plan we submitted to the FDIC and the Commissioner contemplates that we will raise at least $20.0 million of capital by March 31, 2010. This element of our capital plan would only be satisfied if the stock offering is completed at the maximum of the offering range. Therefore, if we do not raise at least $20.0 million in the stock offering by March 31, 2010, or, if we do not meet September Order's higher capital requirements required to achieved by June 30, 2010, we may need to undertake additional efforts to raise capital, or seek and obtain a waiver from these requirement from the FDIC and the Commissioner. If we cannot meet capital requirements within the proscribed timeframes and we were not granted a waiver of such requirements, the FDIC and the Commissioner could take additional enforcement action against us, including the imposition of monetary penalties, as well as further operating restrictions. The FDIC or the Commissioner could direct us to seek a merger partner or possibly place the Bank in receivership. If the Bank is placed into receivership, the Company would cease operations and liquidate or seek bankruptcy protection. If the Company were to liquidate or seek bankruptcy protection, we do not believe that there would be assets available to holders of the capital stock of the Company.

        Additionally, on November 24, 2009, First Mariner's primary regulator, the FRB, required the Company to enter into the New FRB Agreement. In accordance with the requirements of the New FRB Agreement, the Company has submitted a written plan to maintain sufficient capital at the holding company level, such that First Mariner satisfies the FRB's minimum capital requirements. As of the date of this document, the FRB is reviewing the Company's capital plan. To satisfy these requirements, First Mariner's consolidated tier 1 capital to total assets, tier 1 capital to risk-weighted assets and total capital to risk-weighted assets ratios must be at least 4.0%, 4.0% and 8.0%, respectively. As of September 30, 2009, the Company's consolidated capital ratios did not meet the FRB's minimum capital requirements. However, on a pro forma basis at September 30, 2009, the Exchange would increase the Company's consolidated ratios of tier 1 capital to total assets, tier 1 capital to risk-weighted assets and total capital to risk-weighted assets from 2.4%, 2.7% and 5.4%, respectively, to 4.2%, 4.8% and 8.8%, respectively. Including the sale of Mariner Finance and assuming (1) the completion of the Exchange and (2) the completion of the stock offering at the minimum and the maximum of the offering range, First Mariner's consolidated tier 1 capital to total assets, tier 1 capital to risk-weighted assets and total capital to risk-weighted assets ratios would be 5.2%, 5.9% and 9.6%, and 6.1%, 6.9% and 10.4%. Assuming only the completion of the stock offering (and including the sale of Mariner Finance, but not the completion of the Exchange), these capital ratios would be 3.3%, 3.8% and 7.6%, and 4.3%, 4.9% and 9.7%, respectively, at the minimum and maximum of the offering range. See "Capitalization." If the Company does not satisfy the requirements of the written plan it has submitted to the FRB (once it is approved by the FRB), the FRB could take additional enforcement action against us, including the imposition of monetary penalties, as well as further operating restrictions.

         If the amount of capital we raise in the stock offering and the other actions we are taking to reduce assets is insufficient to satisfy these capital requirements, we may need to take additional actions to reduce the amounts of our assets and liabilities, or we may need to raise additional capital through a share issuance in the future that would dilute your ownership if you did not, or were not permitted to, invest in the additional issuances.

        Should we in the future need to raise additional capital, we might seek to do so through one or more offerings of our common stock, securities convertible into common stock, or rights to acquire such securities of our common stock. Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time and on our financial performance. Our stock price has declined in recent periods, was $1.41 at February 12, 2010, and has been as low as $0.50 within the last year. Moreover, the volatility and disruption in the capital and credit markets have reached unprecedented levels, producing downward pressure on stock prices and credit availability for numerous issuers. If current levels of market disruption and volatility continue or worsen, and if our stock price remains at its current level, we may be unable to raise additional capital, or we may be able to raise capital only at prices that would be unfavorable and dilutive to our shareholders. If we cannot raise additional capital when needed, our results of operations and financial condition may be adversely affected, and our banking regulators may subject First Mariner Bank to further regulatory enforcement action.

        Under our Articles, we have additional authorized shares of common stock and preferred stock that we can issue from time to time at the discretion of our board of directors, without further action by the shareholders, except where shareholder approval is required by law or NASDAQ Global Market requirements.

        The issuance of any additional shares of common stock or convertible securities could be substantially dilutive to shareholders of our common stock, particularly those who are not able to or choose not to participate in such additional issuances. Holders of our shares of common stock have no preemptive rights that entitle them to purchase their pro-rata share of any offering of shares of any class or series and, therefore, our shareholders may not be permitted to invest in future issuances of our common stock and as a result will be diluted.

         In the event stockholders do not approve the Exchange or the Exchange otherwise is not completed, the Company would not achieve the increase in stockholders' equity expected to result from the Exchange.

        The Company has entered into an agreement to effect the Exchange, pursuant to which the Company will acquire trust preferred securities with an aggregate liquidation amount of $20.0 million from the Investor in exchange for consideration consisting of shares of Company common stock valued at $2.0 million and warrants to buy Company common stock. If completed, the Exchange is expected to increase stockholders' equity by approximately $12.8 million. Completion of the Exchange is subject to the approval of the Company's stockholders under the Nasdaq Marketplace Rules, as well as other customary closing conditions. In the event stockholders do not approve the Exchange or the Exchange otherwise is not completed, the Company would not achieve the increase in stockholders' equity expected to result from the Exchange.

         We have taken actions, and may take additional actions, to help us meet immediate needs for capital, including reducing our assets and liabilities. The disposition of our assets and liabilities could hurt our long-term profitability.

        As further described under "Summary—Recent Developments—Reduction of First Mariner Long-Term Debt," on February 3, 2010, the Company entered into the Exchange Agreement with the Investor. If approved by shareholders, the Exchange will result in the elimination of subordinated debentures underlying $20.0 million aggregate liquidation amount of trust preferred securities issued by

First Mariner Capital Trusts II, IV and VIII. Additionally, on December 14, 2009, First Mariner consummated the sale of its equity interests in Mariner Finance to MF Raven Holdings, Inc. pursuant to the Contribution Agreement. At the closing, the Company exchanged its equity interests in Mariner Finance for 50 shares of common stock of JV Corp and approximately $10.0 million in cash, of which $1.05 million will be held in escrow for up to 18 months to cover any indemnification obligations that the Company may have under the Contribution Agreement. The amount of the Cash Consideration is subject to possible adjustment based on the net assets of Mariner Finance at the time of the closing, which should be determined within 90 days of the closing. While this transaction provided First Mariner with $10.0 million in cash to invest in the Bank to increase the Bank's capital, as a result of the transaction, we will now realize only 5% of any income generated by Mariner Finance. During the nine months ended September 30, 2009, we realized a net loss of $8.97 million (including the loss on sale of $10.6 million) from the operations of Mariner Finance. For the years ended December 31, 2008 and 2007, we earned $2.8 million and $2.7 million of net income from our investment in Mariner Finance.

        We have identified branches that we intend to offer for sale in 2010. The successful completion of these actions is expected to reduce overhead costs by approximately $3.0 million and support our strategy of prudently reducing assets and liabilities. Total aggregate deposits in the branches identified for sale and closure are approximately $50.0 million. The Bank has not entered into any agreement to sell any branch office and no guarantee can be made that any such agreement will be entered into and if such agreement is entered into, whether such sale will be consummated. The approval of the FDIC and the Commissioner will also need to be obtained by any acquirer before buying any of our branch offices. While we anticipate that such approvals would be received, there can be no guarantee that such approvals will be received. While these branch sales, if completed, will reduce our assets and liabilities and thereby increase our Bank capital ratios, we expect that our net income in the future will be reduced as a result of the loss of income generated by these branches. We closed our downtown Baltimore branch on February 15, 2010.

         The Company and the Bank are deemed to be in "troubled condition" within the meaning of federal statutes and regulations.

        The Company and Bank are deemed to be in "troubled condition" within the meaning of federal statutes and regulations. As a result, certain limitations and regulatory requirements apply to the Company and the Bank with respect to future changes to senior executive management and directors and the payment of, or the agreement to pay, certain severance payments to officers, directors and employees. The Bank must also comply with specified recordkeeping requirements in connection with transactions involving certain securities contracts, commodities contracts, repurchase agreements and other "Qualified Financial Contracts."

         Liquidity risk could impair our ability to fund operations and jeopardize our financial viability.

        Liquidity is essential to our business. An inability to raise funds through deposits, borrowings, the sale of loans and other sources could have a material adverse effect on our liquidity. Our access to funding sources in amounts adequate to finance our activities could be impaired by factors that affect us specifically or the financial services industry in general. The FHLB has reduced our line of credit from $202.21 million to $107.0 million, our current outstanding balance. The Federal Reserve Board has also notified the Bank that it will permit the Bank to draw on its line of credit with the Federal Reserve Bank only in limited circumstances and for a short duration. Factors that could further detrimentally impact our access to liquidity sources include a decrease in the level of our business activity due to a market downturn or adverse regulatory action against us. As part of the September Order, we are not allowed to purchase brokered deposits without first obtaining a regulatory waiver. We are also required to comply with restrictions on deposit rates that we may offer. These factors could significantly affect our ability to fund normal operations. Our ability to acquire deposits or borrow could also be impaired by factors that are not specific to us, such as a severe disruption of the financial markets or negative views and expectations about the prospects for the financial services industry as a whole as the recent turmoil faced by banking organizations in the domestic and worldwide credit markets deteriorates. At January 31, 2010 the Bank's liquidity level exceeded the amounts required under the Bank's liquidity policy.

         We have $73.72 million in face amount of outstanding trust preferred securities issued by trust subsidiaries of our holding company. We have elected to defer the payment of interest on the subordinated debentures associated with the trust preferred securities and expect to continue to defer the payment of interest following the offering. If by January 2014 we are unable to resume the payment of interest on the subordinated debentures, we would be in default under the terms of some of the trust preferred securities, and the holders of the remaining trust preferred securities would be entitled to declare an event of default. In such event, the holders of trust preferred securities would be entitled to exercise their available remedies, including acceleration of all amounts due under the subordinated debentures, and it is likely that the holders of our common stock would lose most or all of their investment.

        At September 30, 2009, we had $73.72 million in face amount of outstanding trust preferred securities issued at various dates by seven trust subsidiaries of First Mariner. First Mariner issued subordinated deferrable interest debentures to each trust in exchange for the proceeds of the offering of the trust preferred securities. The trust preferred securities carried a weighted average interest rate of 4.54% during the nine months ended September 30, 2009. The terms of the various indentures governing the subordinated debentures provide that we may defer the payment of interest on the subordinated debentures for up to twenty consecutive quarters, and we elected to defer such payments beginning in January 2009. Pursuant to the terms of the September Order, we have agreed with the FDIC and the Commissioner that we will not use the proceeds of this offering to redeem outstanding trust preferred securities or repay deferred interest on the related subordinated debentures, so our trust preferred securities will remain outstanding following the stock offering.

        Though we have deferred the payment of interest on the subordinated debentures related to the trust preferred securities, we continue to accrue interest expense related to the trust preferred securities. First Mariner accrued interest expense of $4.64 million on the trust preferred securities during the year ended December 31, 2008 and $2.44 million during the nine months ended September 30, 2009. We will continue to accrue interest expense on trust preferred securities following the stock offering.

        Under the terms of the subordinated debentures, our deferral of interest payments for up to 20 consecutive quarters does not constitute an event of default. During the deferral period, the deferred interest payments continue to accrue. To the extent applicable law permits interest on interest, the deferred interest payments also accrue interest at the rates specified in the corresponding indentures, compounded quarterly. All of the deferred interest and the compound interest is due in full at the end of the applicable deferral period. If we fail to pay the deferred and compound interest at the end of the deferral period, each trustee of the various trusts, or in most cases the holders of 25% of the outstanding principal amount of any issue of trust preferred securities, would have the right, after any applicable grace period, to declare an event of default. The occurrence of an event of default on the subordinated debentures would entitle the trustees and holders of the trust preferred securities to exercise various remedies, including demanding immediate payment in full of the entire outstanding principal amount of the subordinated debentures.

        Currently we have no cash available at First Mariner to resume the payment of interest on the subordinated debentures, and the September Order prohibits our use of the proceeds from the stock offering for this purpose. Accordingly, our ability to resume the payment of interest on the subordinated debentures will depend on the Bank's ability to generate earnings and pay dividends to

First Mariner. Currently, we are subject to the terms of the September Order, which prohibits the payment of dividends by the Bank without regulatory approval. As a result, if by January 2014 the September Order is not terminated, or if we do not achieve sufficient profitability for the Bank so that our regulators would grant approval for the Bank to pay dividends, we will be unable to resume the payment of interest on the subordinated debentures. Even if the Bank is able to resume paying dividends, we cannot be assured that the amount of dividends would be sufficient to pay the entire amount of interest due under the subordinated debentures at the end of the deferral period.

        For additional information regarding our outstanding trust preferred securities, see "Recent Developments—Reduction of First Mariner Long-Term Debt."

         We have had losses in recent periods.

        We incurred net losses of $18.5 million loss for the nine months ended September 30, 2009, including a one-time charge of $10.6 million relating to the sale of Mariner Finance. For the year ended December 31, 2008, we incurred a loss of $15.1 million. Our earnings in these periods have been hurt by adverse economic conditions, including falling home prices, increasing foreclosures and increasing unemployment, in our markets, and our losses for the nine months ended September 30, 2009 and for the year ended December 31, 2008 included $8.36 million and $14.78 million, respectively, of provisions for loan losses. Our ability to return to profitability will depend on whether we are able to reduce credit losses in the future, which will depend, in part, on whether economic conditions in our markets improve. Our management believes that our current business plan will be successful and believes we will be able to limit our losses; however, our business plan is subject to current market conditions and its successful implementation is uncertain. There is no assurance that we will be successful in executing our business plan or that even if we successfully implement our business plan, we will be able to curtail our losses now or in the future. If we continue to incur significant operating losses, our stock price may further decline. Even if we raise enough capital in this offering to allow us upon completion of the offering to meet the Bank and consolidated capital levels mandated by our regulators, if we incur further operating losses we may in the future need to raise additional capital to maintain Bank and consolidated capital levels that meet or exceed the levels mandated by our regulators.

        For additional information regarding our financial condition, see "Recent Developments—Summary Financial Information as of and for the Three and Twelve Months Ended December 31, 2009 (unaudited)."

         Higher loan losses could require us to increase our allowance for loan losses through a charge to earnings.

        When we loan money we incur the risk that our borrowers do not repay their loans. We reserve for loan losses by establishing an allowance through a charge to earnings. The amount of this allowance is based on our assessment of loan losses inherent in our loan portfolio. The process for determining the amount of the allowance is critical to our financial results and condition. It requires subjective and complex judgments about the future, including forecasts of economic or market conditions that might impair the ability of our borrowers to repay their loans. We might underestimate the loan losses inherent in our loan portfolio and have loan losses in excess of the amount reserved. We might increase the allowance because of changing economic conditions. For example, in a rising interest rate environment, borrowers with adjustable-rate loans could see their payments increase. There may be a significant increase in the number of borrowers who are unable or unwilling to repay their loans, resulting in our charging off more loans and increasing our allowance. In addition, when real estate values decline, the potential severity of loss on a real estate-secured loan can increase significantly, especially in the case of loans with high combined loan-to-value ratios. The recent decline in the national economy and the local economies of the areas in which the loans are concentrated could result in an increase in loan delinquencies, foreclosures or repossessions resulting in increased charge-off amounts and the need for additional loan loss allowances in future periods. In addition, our determination as to the amount of our allowance for loan losses is subject to review by regulatory authorities, as part of their examination process, which may result in the establishment of an additional allowance after a review of the information available at the time of their examination. Our allowance for loan losses amounted to $11.1 million, or 1.23% of total loans outstanding and 22.3% of nonperforming loans ($29.7 million) and loans past-due 90 days or more and accruing ($20.2 million), as of September 30, 2009. Our allowance for loan losses at September 30, 2009 may not be sufficient to cover future loan losses. A large loss could deplete the allowance and require increased provisions to replenish the allowance, which would decrease our earnings. As of September 30, 2009, we had $869.97 million in outstanding loans that were performing according to their original terms. However, the deterioration of one or more of these performing loans could result in a significant increase in our nonperforming loans and our provision for loan losses, which would negatively impact our results of operations.

         We have a high percentage of commercial real estate and real estate construction loans in relation to our total loans.

        At September 30, 2009, we had $355.15 million in loans secured by commercial real estate and $150.94 million in real estate construction loans, which included $105.16 million in residential construction loans and $45.78 million for the construction of commercial properties. Commercial real estate loans and construction loans represented 39.48% and 16.78%, respectively, of our net loan portfolio. While commercial real estate and construction loans are generally more interest rate sensitive and carry higher yields than do residential mortgage loans, these types of loans generally expose a lender to greater risk of non-payment and loss than single-family residential mortgage loans because repayment of the loans often depends on the successful operation of the property, the income stream of the borrowers and, for construction loans, the accuracy of the estimate of the property's value at completion of construction and the estimated cost of construction. Such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to single-family residential mortgage loans.

        Current regulatory guidance suggests that institutions whose commercial real estate loans exceed certain percentages of capital should implement heightened risk management practices appropriate to their concentration risk and may be required to maintain higher capital ratios than institutions with lower concentrations in commercial real estate lending. Based on our commercial real estate concentration as of September 30, 2009, we may be subject to further supervisory analysis during future examinations. Although we continuously evaluate our concentration and risk management strategies, we cannot guarantee that any risk management practices we implement will be effective to prevent losses relating to our commercial real estate portfolio. Management cannot predict the extent to which this guidance will impact our operations or capital requirements.

         Mortgage banking activities generate a significant portion of our noninterest income.

        A significant portion of our business involves originating residential mortgage loans through our mortgage division, which accounted for approximately 57.5% and 47.0% of our noninterest income for the nine months ended September 30, 2009 and the year ended December 31, 2008, respectively. Real estate loan origination activity, including refinancings, is generally greater during periods of low or declining interest rates and favorable economic conditions. Continued adverse changes in market conditions could have an adverse impact on our earnings through lower origination volumes.

         We face interest rate risk on our loans held for sale portfolio.

        We are exposed to interest rate risk in both our pipeline of mortgage originations (loans that have yet to close with the borrower) and in our warehouse loans (those loans that have closed with the borrower but have yet to be funded by investors). We have managed this interest rate risk through hedging strategies. We hedge a portion of our mortgage loan pipeline and warehouse utilizing forward sales of mortgage-backed securities for loans to be sold under mandatory delivery contracts. We expect that these derivative financial instruments (forward sales of mortgage-backed securities) will experience changes in fair value opposite to the change in fair value of the derivative loan commitments and our warehouse. However, the process of selling loans and use of forward sales of mortgage-backed securities to hedge interest rate risk associated with customer interest rate lock commitments involves greater risk than selling loans on an individual basis through best efforts forward delivery commitments. Hedging interest rate risk requires management to estimate the expected "fallout" (rate lock commitments with customers that do not complete the loan process). Additionally, the fair value of the hedge may not correlate precisely with the change in fair value of the rate lock commitments with the customer due to changes in market conditions, such as demand for loan products, or prices paid for differing types of loan products. Variances from management's estimates for customer fallout or market changes making the forward sale of mortgage-backed securities non-effective may result in higher volatility in our profits from selling mortgage loans originated for sale. We engage an experienced third party to assist us in managing our activities in hedging and marketing sales strategy.

         We face credit risk related to our residential mortgage production activities.

        We face credit risk related to our residential mortgage production activities. Credit risk is the potential for financial loss resulting from the failure of a borrower or an institution to honor its contractual obligations to us, including the risk that an investor will fail to honor its obligation under mandatory delivery contracts. We manage mortgage credit risk principally by selling substantially all of the mortgage loans that we produce, limiting credit recourse to the Bank in those transactions, and by retaining high credit quality mortgages in our loan portfolio. We also limit our risk of loss on mortgage loan sales by establishing limits on activity to any one investor and by entering into contractual relationships with only those financial institutions that are approved by our Secondary Marketing Committee. The period of time between closing on a loan commitment with the borrower and funding by the investor ranges from between 15 and 90 days.

         We face risk related to covenants in our loan sales agreements with investors.

        Our sales agreements with investors who buy our loans generally contain covenants which may require us to repurchase loans under certain provisions, including delinquencies, or return premiums paid by these investors should the loan be paid off early. Any loans we are required to repurchase may be considered impaired loans, with the potential for charge-offs and/or loss provision charges. The addition of these repurchased loans to our portfolio could adversely affect our earnings and asset quality ratios.

        There may be certain loans in our portfolio that were originated for sale, but for various reasons, are unable to be sold. These loans are transferred to our loan portfolio at fair market value. Any deterioration in value of the loan during the period held in the portfolio is charged to the allowance.

         Declines in asset values may result in impairment charges and adversely impact the value of our investments, financial performance and capital.

        We maintain an investment portfolio that includes, but is not limited to, mortgage-backed securities and pooled trust preferred collateralized debt obligations. The market value of investments may be affected by factors other than the underlying performance of the issuer, such as adverse changes in business climate and lack of liquidity for the resale of certain investment securities. As of September 30, 2009, we had $30.5 million, representing 73.0% of our securities portfolio, classified as available for sale pursuant to Financial Accounting Standards Board ("FASB") guidance. Unrealized gains and losses in the estimated value of the available-for-sale portfolio are "marked to market" and reflected as a separate item in stockholders' equity (net of tax) as accumulated other comprehensive income. The remaining investment securities are classified as trading and are stated at fair value with changes in value reflected in income.

        There can be no assurance that future market performance of our securities portfolio will enable us to realize income from sales of securities. Stockholders' equity will continue to reflect the unrealized gains and losses (net of tax) of these securities. There can be no assurance that the market value of our securities portfolio will not decline, causing a corresponding decline in stockholders' equity.

        The Bank is a member of the Federal Home Loan Bank of Atlanta ("FHLB"). A member of the FHLB system is required to purchase stock issued by the relevant FHLB bank based on how much it borrows from the FHLB and the quality of the collateral pledged to secure that borrowing. Included in our investment portfolio as of September 30, 2009 is approximately $7.9 million in capital stock of the FHLB. The FHLB is experiencing a potential capital shortfall, has suspended its quarterly cash dividend, and could possibly require its members, including First Mariner, to make additional capital investments in the FHLB. There can be no guaranty that the FHLB will declare future dividends. In order to avail itself of correspondent banking services offered by the FHLB, we must remain a member of the FHLB. If the FHLB were to cease operations, or if we were required to write-off its investment in the FHLB, our business, financial condition, liquidity, capital and results of operations may be materially and adversely affected.

        We periodically, but not less than quarterly, evaluate investments and other assets for impairment indicators. We may be required to record additional impairment charges if investments suffer a decline in value that is considered other-than-temporary. If we determine that a significant impairment has occurred, we would be required to charge against earnings the credit-related portion of the other than temporary impairment, which could have a material adverse effect on results of operations in the period in which the write-off occurs. Accounting guidance indicates that an investor in FHLB stock should recognize impairment if it concludes that it is not probable that it will ultimately recover the par value of its shares. The decision of whether impairment exists is a matter of judgment that should reflect the investor's an FHLB's long-term performance, which includes factors such as its operating performance, the severity and duration of declines in the market value of its net assets related to its capital stock amount, its commitment to make payments required by law or regulation and the level of such payments in relation to its operating performance, the impact of legislation and regulatory changes on the FHLB, and accordingly, on the members of the FHLB and its liquidity and funding position. After evaluating all of these considerations, we believe the par value of our FHLB stock will be recovered, but future evaluations of the above mentioned factors could result in the Bank recognizing an impairment charge.

        Management believes that several factors will affect the market values of our securities portfolio. These include, but are not limited to, changes in interest rates or expectations of changes, the degree of volatility in the securities markets, inflation rates or expectations of inflation and the slope of the interest rate yield curve (the yield curve refers to the differences between shorter-term and longer-term interest rates; a positively sloped yield curve means shorter-term rates are lower than longer-term rates). Also, the passage of time will affect the market values of our investment securities, in that the closer they are to maturing, the closer the market price should be to par value. These and other factors may impact specific categories of the portfolio differently, and management cannot predict the effect these factors may have on any specific category.

         Negative conditions in the general economy and financial services industry may limit our access to additional funding and adversely impact liquidity.

        An inability to raise funds through deposits, borrowings and other sources could have a substantial negative effect on our liquidity. Our access to funding sources in amounts adequate to finance its activities could be impaired by factors that affect it specifically or the financial services industry in general. Factors that could detrimentally impact our access to liquidity sources include a decrease in the level of its business activity due to a market down turn or adverse regulatory action against it. Our ability to borrow could also be impaired by factors that are nonspecific to us, such as severe disruption of the financial markets or negative news and expectations about the prospects for the financial services industry as a whole as evidenced by recent turmoil in the domestic and worldwide credit markets.

         Increased and/or special FDIC assessments will negatively impact our earnings.

        Beginning in late 2008, the economic environment caused higher levels of bank failures, which dramatically increased FDIC resolution costs and led to a significant reduction in the Deposit Insurance Fund. As a result, the FDIC has significantly increased the initial base assessment rates paid by financial institutions for deposit insurance. The base assessment rate was increased by seven basis points (7 cents for every $100 of deposits) for the first quarter of 2009. Effective April 1, 2009, initial base assessment rates were changed to range from 12 basis points to 45 basis points across all risk categories with possible adjustments to these rates based on certain debt-related components. These increases in the base assessment rate have increased our deposit insurance costs and negatively impacted our earnings. In addition, in May 2009, the FDIC imposed a special assessment on all insured institutions due to recent bank and savings association failures. The emergency assessment amounted to 5 basis points on each institution's assets minus tier one (core) capital as of June 30, 2009, subject to a maximum equal to 10 basis points times the institution's assessment base. Our special assessment, which was reflected in earnings for the quarter ended June 30, 2009, was approximately $600,000. The FDIC may impose additional emergency special assessments if necessary to maintain public confidence in federal deposit insurance or as a result of deterioration in the deposit insurance fund reserve ratio due to institution failures. Any additional emergency special assessment imposed by the FDIC will negatively impact our earnings.

        On November 12, 2009, the FDIC adopted a final rule requiring that all institutions prepay their assessments for the fourth quarter of 2009 and all of 2010, 2011 and 2012. This pre-payment was due on December 30, 2009. However, the FDIC may exempt certain institutions from the prepayment requirement if the FDIC determines that the prepayment would adversely affect the safety and soundness of the institution. We have been granted an exemption to this prepayment requirement.

         Our ability to pay cash dividends is limited.

        Holders of shares of our common stock are entitled to dividends if declared by our board of directors out of funds legally available for that purpose. In general, future dividend policy is subject to the discretion of the board of directors and will depend including the future earnings, capital requirements, regulatory constraints, and our financial condition, as well as that of the Bank and Mariner Finance. As described above, we have entered into an agreement to sell our interest in Mariner Finance, which sale is expected to close in December 2009.

        Although the board of directors has declared cash dividends in the past, it has discontinued such payments to conserve cash and capital resources, and does not intend to declare cash dividends until current earnings are sufficient to generate adequate internal capital to support growth. Our current ability to pay dividends is largely dependent upon the receipt of dividends from the Bank. Both federal and state laws impose restrictions on the ability of the Bank to pay dividends. Federal law prohibits the payment of a dividend by an insured depository institution if the depository institution is considered "undercapitalized" or if the payment of the dividend would make the institution "undercapitalized." For a Maryland commercial bank, dividends may be paid out of undivided profits or, with the prior approval of the Maryland Commissioner, from surplus in excess of 100% of required capital stock. If, however, the surplus of a Maryland bank is less than 100% of its required capital stock, then cash dividends may not be paid in excess of 90% of net earnings.

        Our ability to pay dividends is further subject to its ability to make payments of interest under junior subordinated debentures due through 2035 held by our statutory trusts Mariner Capital Trust II, III, IV, V, VI, VII, and VIII (collectively, the "Trusts"). These payments are necessary to fund the distributions that the Trusts each must pay to holders of its trust preferred securities (collectively, the "Trust Preferred Securities"). The terms of debentures permit us to defer interest payments for up to 20 quarterly periods. Such a deferral is not an event of default, but the interest continues to accrue and we are prohibited from paying any dividends on our common stock for so long as interest is deferred. We are also prohibited from paying any dividends on our common stock if we are in default under the debentures. On December 22, 2008, we announced our election to defer interest payments on the debentures relating to the Trust Preferred Securities beginning with the January 7, 2009 payment, and January 8, 2009 with respect to these issued by Mariner Capital Trust V. This deferment does not constitute an event of default on the securities; however, the cumulative interest on these securities must be paid prior to the declaration of any stock dividends.

        Finally, First Mariner and the Bank have entered into regulatory agreements with our regulators which, among other things, require us to seek prior regulatory approval before the Bank pays dividends to First Mariner and/or before First Mariner pays dividends on its common stock.

         Our funding sources may prove insufficient to replace deposits and support our future growth.

        We rely on customer deposits, advances from the FHLB, and lines of credit at other financial institutions to fund our operations. Although we have historically been able to replace maturing deposits and advances if desired, no assurance can be given that we would be able to replace such funds in the future if our financial condition or the financial condition of the FHLB or market conditions were to change. Our financial flexibility will be severely constrained and/or our cost of funds will increase if we are unable to maintain our access to funding or if financing necessary to accommodate future growth is not available at favorable interest rates. Finally, if we are required to rely more heavily on more expensive funding sources to support future growth, our revenues may not increase proportionately to cover our costs. In this case, our profitability would be adversely affected.

         We currently hold a significant amount of bank owned life insurance.

        We currently hold a significant amount of bank owned life insurance ("BOLI") on key employees and executives that have cash surrender values of $34.4 million as of September 30, 2009. The eventual repayment of the cash surrender value is subject to the ability of various insurance companies to pay benefits in the event of the death of an insured employee, or return the cash surrender value to us in the event of our need for liquidity. We continuously monitor the financial strength of the various insurance companies with whom we carry policies. However, there is no assurance that one or more of these companies will not experience a decline in financial strength, which could impair its ability to pay benefits or return our cash surrender value. Additionally, should we need to liquidate these policies for liquidity needs, we would be subject to taxation on the increase in cash surrender value as well as penalties for early termination of the insurance contracts. These events would have a negative impact on our earnings.

         Fluctuating interest rates can adversely affect our profitability.

        Our profitability is dependent to a large extent upon net interest income, which is the difference, or spread, between the interest earned on loans, securities and other interest-earning assets and the interest paid on deposits, borrowings, and other interest-bearing liabilities. Because of the differences in maturities and repricing characteristics of our interest-earning assets and interest-bearing liabilities, changes in interest rates do not produce equivalent changes in interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. We principally manage interest rate risk by managing our volume and mix of our earning assets and funding liabilities. In a rapidly changing interest rate environment, we may not be able to manage this risk effectively. Changes in interest rates also can affect: (1) our ability to originate and/or sell loans; (2) the value of our interest-earning assets, which would negatively impact shareholders' equity, and our ability to realize gains from the sale of such assets; (3) our ability to obtain and retain deposits in competition with other available investment alternatives; and (4) the ability of our borrowers to repay adjustable or variable rate loans. Interest rates are highly sensitive to many factors, including government monetary policies, domestic and international economic and political conditions and other factors beyond our control. If we are unable to manage interest rate risk effectively, our business, financial condition and results of operations could be materially harmed.

         We operate in a highly regulated environment and may be adversely affected by changes in federal and state laws and regulations, including changes that may restrict our ability to foreclose on single-family home loans and offer overdraft protection.

        We are subject to extensive regulation, supervision and examination by federal and state banking authorities. Any change in applicable regulations or laws could have a substantial impact on us and our operations. Additional legislation and regulations that could significantly affect our powers, authority and operations may be enacted or adopted in the future, which could have a material adverse effect on our financial condition and results of operations. New legislation proposed by Congress may give bankruptcy courts the power to reduce the increasing number of home foreclosures by giving bankruptcy judges the authority to restructure mortgages and reduce a borrower's payments. Property owners would be allowed to keep their property while working out their debts. Other similar bills placing additional temporary moratoriums on foreclosure sales or otherwise modifying foreclosure procedures to the benefit of borrowers and the detriment of lenders may be enacted by either Congress or the State of Maryland in the future. These laws may further restrict our collection efforts on one-to-four single-family mortgage loans. Additional legislation proposed or under consideration in Congress would give current debit and credit card holders the chance to opt out of an overdraft protection program and limit overdraft fees, which could result in additional operational costs and a reduction in our non-interest income.

        Further, our regulators have significant discretion and authority to prevent or remedy unsafe or unsound practices or violations of laws by financial institutions and holding companies in the performance of their supervisory and enforcement duties. In this regard, banking regulators are considering additional regulations governing compensation, which may adversely affect our ability to attract and retain employees. On June 17, 2009, the Obama Administration published a comprehensive regulatory reform plan that is intended to modernize and protect the integrity of the United States financial system. The President's plan contains several elements that would have a direct effect on First Mariner and First Mariner Bank. The reform plan proposes the creation of a new federal agency, the Consumer Financial Protection Agency, that would be dedicated to protecting consumers in the financial products and services market. The creation of this agency could result in new regulatory requirements and raise the cost of regulatory compliance. In addition, legislation stemming from the reform plan could require changes in regulatory capital requirements, and compensation practices. If implemented, the foregoing regulatory reforms may have a material impact on our operations. However, because the legislation needed to implement the President's reform plan has not been introduced, and because the final legislation may differ significantly from the legislation proposed by the Administration, we cannot determine the specific impact of regulatory reform at this time.

         We face significant operational risks.

        We operate in many different businesses in diverse markets and rely on the ability of our employees and systems to process a high number of transactions. Operational risk is the risk of loss resulting from our operations, including, but not limited to, the risk of fraud by employees or persons outside of First Mariner and First Mariner Bank, the execution of unauthorized transactions by employees, errors relating to transaction processing and technology, and catastrophic failures resulting from terrorist acts or natural disasters, breaches of the internal control system, and compliance requirements and business continuation and disaster recovery. This risk of loss also includes the potential legal actions that could arise as a result of an operational deficiency or as a result of noncompliance with applicable regulatory standards, adverse business decisions or their implementation, and customer attrition due to potential negative publicity. We maintain a system of internal controls to mitigate against such occurrences and maintain insurance coverage for such risks that are insurable, but should such an event occur that results in a breakdown in the internal control system, improper operation of systems or improper employee actions, we could suffer financial loss, face regulatory action, and suffer damage to our reputation.

        Additionally, the financial services industry is continually undergoing rapid technological change with frequent introductions of new technology-driven products and services. The effective use of technology increases efficiency and enables financial institutions to better serve customers and to reduce costs. Our future success depends, in part, upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands, as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements. We may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our customers. Failure to successfully keep pace with technological change affecting the financial services industry could have a material adverse impact on our business and, in turn, our financial condition and results of operations.

        Severe weather, natural disasters, acts of war or terrorism, and other adverse external events could have a significant impact on our ability to conduct business. Such events could affect the stability of our deposit base, impair the ability of borrowers to repay outstanding loans, impair the value of collateral securing loans, cause significant property damage, result in loss of revenue and/or cause us to incur additional expenses. Operations in several of our markets could be disrupted by both the evacuation of large portions of the population as well as damage and/or lack of access to our banking and operation facilities. Although we have not experienced such an occurrence to date, severe weather or natural disasters, acts of war or terrorism, or other adverse external events may occur in the future. Although management has established disaster recovery policies and procedures, the occurrence of any such event could have a material adverse effect on our business, which, in turn, could have a material adverse effect on our financial condition and results of operations.

         Our management controls a significant percentage of our common stock.

        At September 30, 2009, our directors and executive officers beneficially owned approximately 1,985,758 shares of our common stock (amount includes shares that could be acquired pursuant to immediately exercisable stock options), or 30.8% of our outstanding shares of common stock plus exercisable options. Edwin F. Hale, Sr., who is our Chairman, Chief Executive Officer, and largest stockholder, beneficially owns 1,461,366 shares of common stock (with options), or 22.6% of our outstanding shares of common stock plus exercisable options as of September 30, 2009. These amounts do not include shares that may be issued in the Exchange if the Exchange is approved by shareholders at the special meeting shareholders to be held on March 19, 2010. For more information on the Exchange, see "Summary—Recent Developments—Reduction of First Mariner Long-Term Debt" and "Capitalization" below, as well as the Company's Form 8-K filed with the SEC on February 9, 2010 and its Definitive Proxy Statement, filed with the SEC on February 16, 2010, both of which are incorporated herein by reference. For additional information on the number of shares Mr. Hale will be issued in the Exchange if the Exchange is approved by shareholders, see the Company's definitive proxy statement filed with the SEC on February 16, 2010, which is incorporated herein by reference, "Recent

Developments—Reduction of First Mariner Long-Term Debt," and footnote 2 on page 56. Because of the large percentage of stock held by our directors and executive officers, these persons could influence the outcome of any matter submitted to a vote of our shareholders.

         Contracts with our officers may discourage a takeover or adversely affect our takeover value.

        We have entered into change in control agreements with nine of our officers. These agreements provide for a payment to each officer of a multiple (ranging from 1 to 2.99) of his or her salary and bonus upon the occurrence of either a change in control that results in the loss of employment or a significant change in his or her employment. Thus, we may be required to make significant payments in the event that the rights under these agreements are triggered by a change in control. As a result, these contracts may discourage a takeover, or adversely affect the consideration payable to stockholders in the event of a takeover. Notwithstanding the foregoing, because the Company and the bank are considered to be in "troubled condition" for regulatory purposes, payments made under any change of control agreement are subject to certain regulatory restrictions and limitations. The Company and the Bank must apply for and receive the approval of the FRB and the FDIC, respectively, in order to make payments under these agreements. See "—The Company and the Bank are deemed to be in troubled condition."

         Our Articles and Bylaws and Maryland law may discourage a corporate takeover.

        Our Articles and Amended and Restated Bylaws ("Bylaws") contain certain provisions designed to enhance the ability of the board of directors to deal with attempts to acquire control of First Mariner. These provisions provide for the classification of our board of directors into three classes; directors of each class serve for staggered three year periods. The Articles also provide for supermajority voting provisions for the approval of certain business combinations.

        Maryland law also contains anti-takeover provisions that apply to us. The Maryland Business Combination Act generally prohibits, subject to certain limited exceptions, corporations from being involved in any "business combination" (defined as a variety of transactions, including a merger, consolidation, share exchange, asset transfer or issuance or reclassification of equity securities) with any "interested shareholder" for a period of five years following the most recent date on which the interested shareholder became an interested shareholder. An interested shareholder is defined generally as a person who is the beneficial owner of 10% or more of the voting power of the outstanding voting stock of the corporation after the date on which the corporation had 100 or more beneficial owners of its stock or who is an affiliate or associate of the corporation and was the beneficial owner, directly or indirectly, of 10% percent or more of the voting power of the then outstanding stock of the corporation at any time within the two-year period immediately prior to the date in question and after the date on which the corporation had 100 or more beneficial owners of its stock. The Maryland Control Share Acquisition Act applies to acquisitions of "control shares," which, subject to certain exceptions, are shares the acquisition of which entitle the holder, directly or indirectly, to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors within any of the following ranges of voting power: one-tenth or more, but less than one-third of all voting power; one-third or more, but less than a majority of all voting power or a majority or more of all voting power. Control shares have limited voting rights.

        Although these provisions do not preclude a takeover, they may have the effect of discouraging a future takeover attempt which would not be approved by our board of directors, but pursuant to which stockholders might receive a substantial premium for their shares over then-current market prices. As a result, stockholders who might desire to participate in such a transaction might not have the opportunity to do so. Such provisions will also render the removal of our board of directors and of management more difficult and, therefore, may serve to perpetuate current management. Further, such provisions could potentially adversely affect the market price of our common stock.

         A continuation of recent turmoil in the financial markets could have an adverse effect on our financial position or results of operations.

        Beginning in 2008, United States and global financial markets have experienced severe disruption and volatility, and general economic conditions have declined significantly. Adverse developments in credit quality, asset values and revenue opportunities throughout the financial services industry, as well as general uncertainty regarding the economic, industry and regulatory environment, have had a marked negative impact on the industry. Dramatic declines in the U.S. housing market over the past two years, with falling home prices, increasing foreclosures and increasing unemployment, have negatively affected the credit performance of mortgage loans and resulted in significant write-downs of asset values by many financial institutions. The United States and the governments of other countries have taken steps to try to stabilize the financial system, including investing in financial institutions, and have also been working to design and implement programs to improve general economic conditions. Notwithstanding the actions of the United States and other governments, these efforts may not succeed in restoring industry, economic or market conditions and may result in adverse unintended consequences. Factors that could continue to pressure financial services companies, including First Mariner, are numerous and include (i) worsening credit quality, leading among other things to increases in loan losses and reserves, (ii) continued or worsening disruption and volatility in financial markets, leading among other things to continuing reductions in asset values, (iii) capital and liquidity concerns regarding financial institutions generally, (iv) limitations resulting from or imposed in connection with governmental actions intended to stabilize or provide additional regulation of the financial system, or (v) recessionary conditions that are deeper or last longer than currently anticipated.

         Our financial condition and results of operations are dependant on the economy in the Bank's market area.

        First Mariner Bank's primary market area for its core banking operations consists of central Maryland and portions of Maryland's eastern shore. Because of the Bank's concentration of business activities in its market area, our financial condition and results of operations depend upon economic conditions in the Bank's market area. Adverse economic conditions in our market area could reduce our growth rate, affect the ability of our customers to repay their loans and generally affect our financial condition and results of operations. Conditions such as inflation, recession, unemployment, high interest rates, short money supply, scarce natural resources, international disorders, terrorism and other factors beyond our control may adversely affect our profitability. We are less able than a larger institution to spread the risks of unfavorable local economic conditions across a large number of diversified economies. Any sustained period of increased payment delinquencies, foreclosures or losses caused by adverse market or economic conditions in the State of Maryland could adversely affect the value of our assets, revenues, results of operations and financial condition. Moreover, we cannot give any assurance we will benefit from any market growth or favorable economic conditions in our primary market areas if they do occur.

         We currently have a significant amount of deferred tax assets.

        We had $28.5 million of deferred tax assets as of September 30, 2009. The analysis of the realization of deferred tax assets requires making various forecasts and assumptions, including future flows of taxable income. Actual results may differ from forecasts and assumptions, which could cause a write down of our deferred tax assets and have a negative impact on our financial condition and results of operations.

         If we are unable to satisfy the continued listing standards of NASDAQ, our stock may be delisted from the NASDAQ Stock Market, which could adversely affect its market price and liquidity.

        We are required to meet NASDAQ's continued listing requirements in order to remain listed on The NASDAQ Stock Market. We are listed on The NASDAQ Global Market. On December 10, 2009, the Company received a letter from The NASDAQ Stock Market providing notice that, for 30 consecutive business days, the Company's common stock had not maintained a minimum market value of publicly held shares ("MVPHS") of $5 million as required for continued inclusion on The NASDAQ Global Market by Listing Rule 5450(b)(1)(c). For NASDAQ purposes, MVPHS is the market value of the Company's publicly held shares, which is calculated by subtracting all shares held by officers, directors or beneficial owners of 10% or more of the total shares outstanding. NASDAQ provided the Company until March 10, 2009 to regain compliance with Listing Rule 5450(b)(1)(c). Also on December 10, 2009, the Company received a letter from The NASDAQ Stock Market providing notice that, for 30 consecutive business days, the Company's common stock had not maintained a minimum bid price of $1.00 per share as required for continued inclusion on The NASDAQ Global Market by Listing Rule 5450(a)(1). NASDAQ provided the until June 8, 2010 to regain compliance with Listing Rule 5450(a)(1). On February 3, 2010, the NASDAQ provided us with a letter that our common stock had regained compliance with these Listing Rules and both matters were now closed.

        In the future, if our common stock were unable to satisfy The NASDAQ Stock Market's listing standards and we were not able to regain compliance with the listing standards, our stock could be delisted from The NASDAQ Stock Market. If our common stock is delisted, it could be more difficult to buy or sell our common stock and to obtain accurate quotations, and the price of our stock could suffer a material decline. Delisting may also impair our ability to raise capital. Furthermore, if our common stock is delisted, we would apply to have our common stock quoted on the OTC Bulletin Board, and our common stock would become subject to the SEC's penny stock regulations. A penny stock, as defined by the Penny Stock Reform Act, is any equity security not traded on a national securities exchange that has a market price of less than $5.00 per share. The penny stock regulations generally require that a disclosure schedule explaining the penny stock market and the risks associated therewith be delivered to purchasers of penny stocks and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. The broker-dealer must make a suitability determination for each purchaser and receive the purchaser's written agreement prior to the sale. In addition, the broker-dealer must make certain mandated disclosures, including the actual sale or purchase price and actual bid offer quotations, as well as the compensation to be received by the broker-dealer and certain associated persons. The regulations applicable to penny stocks may severely affect the market liquidity for our common stock and could limit your ability to sell your securities in the secondary market.

Risks Related to the Rights Offering

         The future price of the shares of common stock may be less than the $1.15 purchase price per share in the rights offering.

        If you exercise your subscription rights to purchase shares of common stock in the rights offering, you may not be able to sell them later at or above the $1.15 purchase price in the rights offering. The actual market price of our common stock could be subject to wide fluctuations in response to numerous factors, some of which are beyond our control. These factors include, among other things, actual or anticipated variations in our costs of doing business, operating results and cash flow, the nature and content of our earnings releases and our competitors' earnings releases, changes in financial estimates by securities analysts, business conditions in our markets and the general state of the securities markets and the market for other financial stocks, changes in capital markets that affect the perceived availability of capital to companies in our industry, governmental legislation or regulation, currency and exchange rate fluctuations, as well as general economic and market conditions, such as downturns in our economy and recessions.

        Once you exercise your subscription rights, you may not revoke them. If you exercise your subscription rights and, afterwards, the public trading market price of our shares of common stock decreases below the subscription price, you will have committed to buying shares of our common stock at a price above the prevailing market price and could have an immediate unrealized loss. Our common stock is traded on the NASDAQ Global Market under the ticker symbol "FMAR," and the last reported sales price of our common stock on the NASDAQ Global Market on February 12, 2010 was $1.41 per share. We cannot assure you that the market price of our shares of common stock will not decline after you exercise your subscription rights. Moreover, we cannot assure you that following the exercise of your subscription rights you will be able to sell your common stock at a price equal to or greater than the subscription price.

         The subscription price determined for the rights offering is not an indication of the fair value of our common stock.

        In determining the subscription price, the board of directors considered a number of factors, including: the price at which our shareholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, an analysis of comparable transactions provided by our financial advisor, the need for liquidity and capital and the desire to provide an opportunity to our shareholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, the board of directors also reviewed our history and prospects, including our past and present earnings, our prospects for future earnings, our current financial condition and regulatory status. The per share subscription price is not necessarily related to our book value, net worth or any other established criteria of fair value and may or may not be considered the fair value of our common stock to be offered in the rights offering. After the date of this prospectus, our shares of common stock may trade at prices below the subscription price.

         Stockholders may face significant dilution as a result of the stock offering.

        Other than stockholders who purchase sufficient shares of our common stock in the rights offering, including the exercise of over-subscription rights to the extent sufficient shares are available to maintain their proportionate ownership interest, the issuance of shares of our common stock in the stock offering would dilute, and thereby reduce, each existing stockholder's proportionate ownership interest in our shares of common stock. The dilutive effect of the stock offering may have an adverse impact on the market price of the Company's common stock.

        Although we reserve the right to negotiate and enter into standby purchase agreements with standby purchasers following the effectiveness of this prospectus, we may not enter into any such agreements, which could impact our ability to raise adequate capital to fund our operations and satisfy our regulatory capital goals.

        We intend to negotiate and enter into standby purchase agreements with standby purchasers following the effectiveness of this prospectus; however, we cannot guarantee that we will successfully negotiate and enter into such agreements. In the event we do not enter into standby purchase agreements, our capital raising efforts could be negatively impacted and as a result, we may not be able to improve our regulatory capital position. We do not currently have written commitments from any third parties to act as standby purchasers or any other guarantees that shareholders and potential investors will purchase any of the shares of common stock offered in this rights offering or otherwise. Accordingly, we may not be able to raise sufficient additional capital to continue to fund our operations.

         We could, as a result of the stock offering or future trading activity in our common stock, experience an "ownership change" for tax purposes that could cause us to permanently lose a portion of its U.S. federal deferred tax assets.

        The completion of the stock offering could cause us to experience an "ownership change" as defined for U.S. federal income tax purposes. Even if these transactions do not cause us to experience an "ownership change," these transactions materially increase the risk that we could experience an "ownership change" in the future. As a result, issuances or sales of common stock or other securities in the future (including common stock issued in the stock offering), or certain other direct or indirect changes in ownership, could result in an "ownership change" under Section 382 of the Internal Revenue Code of 1986, as amended. In the event an "ownership change" were to occur, we could realize a permanent loss or a portion of its U.S. federal deferred tax assets as a result of limitations on certain built-in losses that have not been recognized for tax purposes, including, for example, losses on existing nonperforming assets. The amount of the permanent loss would depend on the size of the annual limitation (which is in part a function of our market capitalization at the time of an ownership change) and the applicable carry-forward period (U.S. federal net operating losses generally may be carried forward for a period of 20 years). Any permanent loss could have a material adverse effect on our results of operations and financial condition.

        We have not established a valuation allowance against our U.S. federal deferred tax assets of September 30, 2009, as we believed, based on our analysis as of that date, that it was more likely than not that all of these assets would be realized. Section 382 of the Internal Revenue Code imposes restrictions on the use of a corporation's net operating losses, certain recognized built-in losses and other carryovers after an "ownership change" occurs. An "ownership change" is generally a greater than 50 percentage point increase by certain "5% shareholders" during the testing period, which is generally the three year-period ending on the transaction date. Upon an "ownership change," a corporation generally is subject to an annual limitation on its pre-change losses and certain recognized built-in losses equal to the value of the corporation's market capitalization immediately before the "ownership change" multiplied by the long-term tax-exempt rate (subject to certain adjustments). The annual limitation is increased each year to the extent that there is an unused limitation in a prior year. Since U.S. federal net operating losses generally may be carried forward for up to 20 years, the annual limitation also effectively provides a cap on the cumulative amount of pre-change losses and certain recognized built-in losses that may be utilized. Pre-change losses and certain recognized built-in losses in excess of the cap are effectively lost.

        The relevant calculations under Section 382 of the Internal Revenue Code are technical and highly complex. The stock offering, combined with other ownership changes in recent years, could cause First Mariner to experience an "ownership change." If an "ownership change" were to occur, we believe it could permanently lose the ability to realize a portion of its deferred tax asset, resulting in reduction to our total shareholders' equity. This could also decrease the Bank's regulatory capital. We do not believe, however, that any such decrease in regulatory capital would be material because, among other things, only a small portion of the federal deferred tax asset is currently included in the Bank's regulatory capital.

         You may not revoke your exercise of rights; we may terminate the rights offering.

        Once you have exercised your subscription rights, you may not revoke your exercise even if you learn information about us that you consider to be unfavorable. We may terminate the rights offering at our discretion, including without limitation if we fail to sell at least 8,695,653 shares and raise at least $10.0 million in the stock offering. If we terminate the rights offering, neither we nor the subscription agent will have any obligation to you with respect to the rights except to return any payment received by the subscription agent, without interest or penalty.

         You will not be able to sell the shares you buy in the rights offering until you receive your stock certificates or your account is credited with the shares of common stock.

        If you purchase shares of our common stock in the rights offering by submitting a rights certificate and payment, we will mail you a stock certificate as soon as practicable after March 24, 2010, or such later date as to which the rights offering may be extended. If your shares are held by a custodian bank, broker, dealer or other nominee and you purchase shares of our common stock, your account with your nominee will be credited with the shares of common stock you purchased in the rights offering as soon as practicable after the expiration of the rights offering, or such later date as to which the rights offering may be extended. Until your stock certificates have been delivered or your account is credited, you may not be able to sell your shares even though the common stock issued in the rights offering will be listed for trading on the NASDAQ Global Market. The stock price may decline between the time you decide to sell your shares and the time you are actually able to sell your shares.

         Although publicly traded, our common stock has substantially less liquidity than the average liquidity of stocks listed on the NASDAQ Global Market.

        Although our common stock is listed for trading on the NASDAQ Global Market our common stock has substantially less liquidity than the average liquidity for companies listed on the NASDAQ Global Market. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of our common stock at any given time. This marketplace depends on the individual decisions of investors and general economic and market conditions over which we have no control. This limited market may affect your ability to sell your shares on short notice, and the sale of a large number of shares at one time could temporarily depress the market price of our common stock. For these reasons, our common stock should not be viewed as a short-term investment.

        The market price of our common stock may fluctuate in the future, and this volatility may be unrelated to our performance. General market price declines or overall market swings in the future could adversely affect the price of our common stock, and the current market price may not be indicative of future market prices.

         We have broad discretion in the use of proceeds of the stock offering.

        Other than an investment in the Bank, we have not designated the anticipated net proceeds of the stock offering for specific uses. Accordingly, our management will have considerable discretion in the application of the net proceeds of the stock offering and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. See "Use of Proceeds."

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Some of our statements contained in, or incorporated by reference into, this prospectus are "forward-looking statements" within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of invoking these safe harbor provisions. Forward-looking statements are not guarantees of performance or results. When we use words like "may," "plan," "contemplate," "anticipate," "believe," "intend," "continue," "expect," "project," "predict," "estimate," "target," "could," "is likely," "should," "would," "will," and similar expressions, you should consider them as identifying forward-looking statements, although we may use other phrasing. These forward-looking statements involve risks and uncertainties and are based on our beliefs and assumptions, and on the information available to us at the time that these disclosures were prepared. These forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors, including, but not limited to, the following:

  •
  the unfavorable effects of future economic conditions, including inflation, recession or a continuing decrease in real estate values;

  •
  the failure of assumptions underlying the establishment of our allowance for loan losses, that may prove to be materially incorrect or may not be borne out by subsequent events;

  •
  the success and timing of our business strategies and our ability to effectively carry out our business plan;

  •
  our inability to realize the benefits from our cost saving initiatives, branch sales and/or branch closings;

  •
  our inability to continue to operate as a going concern;

  •
  increased loan delinquencies;

  •
  an escalation in problem assets and foreclosures;

  •
  a decline in demand for our products and services;

  •
  a reduction in the value of the collateral for loans made by us, especially real estate, which, in turn would likely reduce our customers' borrowing power and the value of assets and collateral associated with our existing loans;

  •
  a reduction in the value of certain assets held by us;

  •
  an inability to meet our liquidity needs;

  •
  an inability to raise sufficient capital to comply with the requirements of our regulators and for continued support of operations;

  •
  adverse changes in the securities' markets;

  •
  changes in governmental monetary and fiscal policies, as well as legislative and regulatory changes;

  •
  the risks of changes in interest rates on the level and composition of deposits, loan demand and the values of loan collateral, securities and interest sensitive assets and liabilities;

  •
  the imposition of additional enforcement action by bank regulatory authorities upon First Mariner Bank or First Mariner;

  •
  governmental action as a result of our inability to comply with regulatory orders and agreements;

  •
  the effects of terrorism and efforts to combat it;

  •
  our ability to effectively manage market risk, credit risk and operational risk;

  •
  the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in our market area and elsewhere, including institutions operating regionally, nationally and internationally, together with competitors offering banking products and services by mail, telephone and the Internet;

  •
  our ability to successfully implement our capital plan;

  •
  our ability to obtain shareholder approval to conduct and to successfully complete the Exchange;

  •
  our ability to successfully enter into and consummate the transactions contemplated by any agreements with standby purchasers to purchase shares not otherwise acquired in the rights offering;

  •
  our ability to successfully implement our plan to reduce the Bank's risk exposure on each asset classified as "Substandard";

  •
  our ability to successfully implement our liquidity contingency plan;

  •
  the effect of an impairment charge on our deferred tax asset;

  •
  the effect of any mergers, acquisitions or other transactions to which we or our subsidiaries may from time to time be a party, including our ability to successfully integrate any businesses that we acquire; and

  •
  the risks described in this prospectus and our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

        All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this Cautionary Note. Our actual results may differ significantly from those we discuss in these forward-looking statements. For other factors, risks and uncertainties that could cause our actual results to differ materially from estimates and projections contained in these forward-looking statements, please read the "Risk Factors" section of this prospectus. Any forward-looking statement speaks only as of the date which such statement was made, and, except as required by law, we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

 USE OF PROCEEDS

        Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the stock offering will be until the stock offering are completed, we estimate that the aggregate net proceeds from the stock offering, after deducting estimated offering expenses, will be between $9.4 million and $19.4 million. Other than an investment in the Bank to improve its capital position and the Company's consolidated capital position, we currently have no arrangements or understandings regarding any specific use of proceeds.

        The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates.

DESCRIPTION OF CAPITAL STOCK

Common Stock

        We are currently authorized to issue seventy-five million (75,000,000) shares of common stock, $0.05 par value. There were 6,452,631 shares of common stock outstanding as of as of February 12, 2010.

Dividend Rights

        Holders of our common stock are entitled to receive such dividends as may be declared by our board of directors out of legally available funds, and to receive pro rata any assets distributable to holders of our common stock upon our liquidation.

        On December 22, 2008, we announced that we were electing to suspend interest payments on the debentures relating to the Trust Preferred Securities beginning with the January 7, 2009 interest payment. Under the terms of the debentures, if we defers the payment of interest on the debentures, we generally may not pay dividends or distributions, or redeem, purchase, or make a liquidation payment with respect to any of our capital stock. We are entitled to defer interest payments on the Trust Preferred Securities for up to 20 consecutive quarters Additionally, pursuant to the September Order, we may not declare or pay a dividend, including the repurchase or redemption of capital stock, without the prior written consent of the FDIC and the Commissioner.

Voting Rights

        Holders of our common stock are entitled to vote for the election of directors and upon all other matters, which may be submitted to a vote of shareholders generally, with each share being entitled to one vote. Our common shareholders do not possess cumulative voting rights.

        Any corporate action requiring shareholder approval shall be authorized by a majority of the votes cast at the meeting unless otherwise provided by the Maryland General Corporation Law, First Mariner's Articles or Bylaws.

Liquidation Rights

        In the event of any liquidation, dissolution or winding up of First Mariner, the holders of our common stock would be entitled to receive, after payment or provision for payment of all our debts and liabilities, all of our assets available for distribution. Holders of our serial preferred stock, if any such shares are then outstanding, may have a priority over the holders of common stock in the event of any liquidation or dissolution. We have no serial preferred stock currently outstanding.

Other Rights

        Common shareholders have no preemptive rights to purchase additional securities that may be issued by us in the future. There are no redemption or conversion provisions applicable to our common stock, and common shareholders are not liable for any further capital call or assessment.

Transfer Agent

        The registrar and transfer agent for First Mariner's common stock is American Stock Transfer & Trust Company, LLC.

 MARKET FOR THE COMMON STOCK AND DIVIDEND INFORMATION

        First Mariner's shares of common stock trade on the NASDAQ Global Market under the trading symbol "FMAR."

        The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. There can be no assurance that persons purchasing the common stock will be able to sell their shares at or above the $1.15 price per share in the stock offering. Purchasers of our common stock should have long-term investment intent and should recognize that there may be a limited trading market in our common stock.

        The following table sets forth the high and low trading prices for shares of our common stock and cash dividends paid per share for the periods indicated. As of February 12, 2010, there were 6,452,631 shares of common stock issued and outstanding.

Fiscal Year December 31, 2010	High	Low
First quarter (through February 12, 2010)	$1.51	$0.90

Fiscal Year December 31, 2009	High	Low
Fourth quarter	$1.36	$0.55
Third quarter	2.20	1.10
Second quarter	4.50	0.65
First quarter	1.30	0.50

Fiscal Year December 31, 2008	High	Low
Fourth quarter	$2.50	$0.50
Third quarter	3.95	0.22
Second quarter	5.99	3.11
First quarter	8.05	5.06

        On February 12, 2010, the most recent practicable date before the date of this prospectus, the closing price of our common stock as reported on the NASDAQ Global Market was $1.41 per share. As of the close of business on the record date, February 12, 2010, First Mariner had approximately 618 shareholders of record. This number does not include the number of persons or entities that hold our common stock in nominee or "street" name through various brokerage firms, banks and other nominees.

        We do not pay cash dividends on our shares of common stock. Currently, we have no plans to resume the payment of cash dividends on our shares of common stock.

        First Mariner's ability to pay dividends is largely dependent upon the receipt of dividends from the Bank. Both federal and state laws impose restrictions on the ability of the Bank to pay dividends. For a Maryland chartered bank or trust company, dividends may be paid out of undivided profits or, with the prior approval of the Commissioner, from surplus in excess of 100% of required capital stock. If, however, the surplus of a Maryland bank is less than 100% of its required capital stock, cash dividends may not be paid in excess of 90% of net earnings. In addition to these specific restrictions, bank regulatory agencies also have the ability to prohibit proposed dividends by a financial institution which would otherwise be permitted under applicable regulations if the regulatory body determines that such distribution would constitute an unsafe or unsound practice. As noted earlier, First Mariner and First Mariner Bank have entered into an agreement with the Federal Reserve Bank of Richmond, and are subject to Cease and Desist Orders by the FDIC and the Commissioner that, among other things, require us to obtain the prior approval of our regulators before paying a dividend or otherwise making a distribution on our stock. In addition, First Mariner elected to defer regularly scheduled quarterly interest payments on its junior subordinated debentures issued in connection with its Trust Preferred Securities. First Mariner is prohibited from paying any dividends or making any other distribution on its common stock for so long as interest payments on its Trust Preferred Securities are being deferred.

CAPITALIZATION

        The following table presents our historical consolidated capitalization at September 30, 2009 and our pro forma consolidated capitalization after giving effect to the receipt of net proceeds from the stock offering, assuming in the alternative that the minimum and maximum of the offered shares are sold. The table also sets forth the historical regulatory capital ratios of First Mariner Bank and First Mariner Bancorp at September 30, 2009, and the pro forma regulatory capital ratios of First Mariner Bank and First Mariner Bancorp, assuming the receipt by First Mariner Bank of net proceeds from the stock offering of $9.4 million and $19.4 million at the minimum and the maximum of the offering range, respectively, that the initial capital proceeds of approximately $12.5 million from the sale of Mariner Finance were down-streamed to the Bank, and assuming that the proceeds received by First Mariner Bank were invested in assets with a 0% risk weighting.

		Pro Forma as Adjusted for
	Historical at September 30, 2009	Sale of Mariner Finance	Exchange(2)	Minimum of Offering Range Without Exchange	Minimum of Offering Range With Exchange(2)	Maximum of Offering Range Without Exchange	Maximum of Offering Range With Exchange(2)
Shareholders' equity:
Common stock $0.05 par value, 75,000,000 shares authorized; shares to be issued as reflected(1)	$323	$323	$410	$758	$845	$1,193	$1,280
Additional paid-in capital	56,770	56,770	69,447	65,735	78,412	75,300	87,977
Retained earnings(deficit)	(22,803)	(22,803)	(22,803)	(22,803)	(22,803)	(22,803)	(22,803)
Accumulated other comprehensive loss	(4,855)	(4,855)	(4,855)	(4,855)	(4,855)	(4,855)	(4,855)

Total shareholders' equity	$29,435	$29,435	$42,199	$38,835	$51,599	$48,835	$61,599

Total shareholders' equity per share	$4.56	$4.56	$5.15	$2.56	$3.06	$2.05	$2.41
Total shares outstanding	6,452,631	6,452,631	8,191,761	15,148,283	16,887,414	23,843,736	25,582,867
Total shareholders' equity as a percentage of total assets	2.1%	2.1%	3.0%	2.8%	3.7%	3.5%	4.3%
Regulatory capital ratios of First Mariner Bank
Tier 1 leverage capital	5.4%	6.1%	6.1%	7.1%	7.1%	7.8%	7.8%
Tier I risk-based capital	6.7%	7.6%	7.6%	8.7%	8.7%	9.6%	9.6%
Total risk-based capital	8.4%	9.4%	9.4%	10.4%	10.4%	11.4%	11.4%
Regulatory capital ratios of First Mariner Bancorp
Tier 1—leverage capital	2.4%	2.4%	4.2%	3.3%	5.2%	4.3%	6.1%

Tier I risk-based capital	2.7%	2.7%	4.8%	3.8%	5.9%	4.9%	6.9%

Total risk-based capital	5.4%	5.4%	8.8%	7.6%	9.6%	9.7%	10.4%

(1)
The number of shares of common stock to be outstanding after the stock offering is based on the number of shares outstanding as of February 12, 2010 and excludes 668,593 shares of our common stock issuable upon exercise of outstanding options on such date, at a weighted average exercise price of $12.19.

(2)
Reflects the pro forma impact of the proposed Exchange pursuant to which First Mariner would eliminate $20.0 million aggregate liquidation amount of trust preferred securities in exchange for $2.0 million of common stock and warrants to purchase up to an additional 20% of such shares of common stock.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

        The summary financial information presented below is derived in part from the consolidated financial statements of First Mariner. The information at December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007 and 2006 is derived in part from the audited consolidated financial statements of First Mariner incorporated by reference into this prospectus. The information at December 31, 2005 and 2004 and for the years then ended is derived in part from audited consolidated financial statements that do not appear in this prospectus. The information at and for the nine months ended September 30, 2009 and 2008 are derived from our unaudited interim consolidated financial statements incorporated by reference into this prospectus. In the opinion of our management, such amounts contain all adjustments necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles. Our results for the nine months are not necessarily indicative of our results of operations that may be expected for any future period.

		At December 31,
	At September 30, 2009
(Dollars in Thousands)		2008	2007	2006	2005	2004
Total assets	$1,410,427	$1,307,497	$1,246,822	$1,263,290	$1,362,478	$1,250,531
Loans receivable, net	899,627	961,919	842,131	854,060	839,843	736,566
Deposits	1,079,379	950,233	904,953	924,938	876,010	825,417
Long-term borrowings	62,387	177,868	155,130	132,557	131,000	134,639
Junior subordinated deferrable interest debentures	73,724	73,724	73,724	73,724	73,724	58,249
Stockholders' equity	29,435	46,015	64,570	78,629	72,375	64,314

Operating Data:

	Nine Months Ended September 30,		Year Ended December 31,
(Dollars in thousands except for earnings per share)	2009	2008	2008	2007	2006	2005	2004
Net interest income	$19,438	$22,718	$46,046	$44,680	$49,266	$47,723	$42,441
Provision for loan losses	8,360	6,700	14,783	8,915	2,315	3,287	2,243
Noninterest income	22,189	15,948	21,004	24,100	23,767	23,015	19,190
Noninterest expense	50,876	46,411	79,867	78,238	69,159	56,340	50,926
Income tax (benefit)expense	(8,108)	(7,079)	(12,512)	(8,310)	(365)	3,289	2,361
Net (loss)income	(18,466)	(6,028)	(15,088)	(10,063)	1,924	7,822	6,101
Basic earnings (loss) per share	(2.86)	(0.95)	$(2.36)	$(1.57)	$0.30	$1.28	$1.06
Diluted earnings (loss) per share	(2.86)	(0.95)	(2.36)	(1.57)	0.29	1.20	0.96

Other Data:

	At or For the Nine Months Ended September 30,		At or For the Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
Performance Ratios:
Return on average assets	(1.77)%	(0.68)%	(1.19)%	(0.81)%	0.14%	0.59%	0.54%
Return on average equity	(53.82)%	(17.25)%	(24.37)%	(13.83)%	2.53%	11.44%	10.11%
Net interest margin	2.24%	2.90%	4.11%	4.07%	3.96%	3.88%	4.06%
Average equity to average assets	3.30%	3.93%	4.86%	5.85%	5.59%	5.13%	5.36%
Tangible book value per share
Asset Quality Ratios:
Nonperforming assets and 90 day past-due loans still accruing to total assets	3.85%	4.36%	5.16%	3.72%	2.68%	0.35%	0.51%
Allowance for loan losses at year-end to:
Total loans, net of unearned income	1.23%	1.62%	1.71%	1.50%	1.43%	1.38%	1.28%
Nonperforming assets and 90 day past-due loans still accruing	14.83%	22.56%	24.88%	27.57%	36.61%	244.14%	150.84%
Net charge-offs to average total loans, net of unearned income	1.43%	1.16%	1.22%	1.01%	0.19%	0.14%	0.21%
Stockholders' equity to total assets	2.09%	4.45%	3.52%	5.18%	6.22%	5.31%	5.14%
Ratio of average equity to average assets	3.30%	3.93%	4.86%	5.85%	5.59%	5.13%	5.36%
Dividend payout ratio (cash dividends declared dividend by net income	0%	0%	0%	0%	0%	0%	0%
Bank Regulatory Capital Ratios:
Tier-1 leverage capital to adjusted total assets	5.4%	7.5%	6.0%	7.1%	7.3%	6.8%	6.5%
Tier-1 risk-based capital to risk-weighted assets	6.7%	8.9%	7.0%	8.6%	9.6%	9.0%	8.7%
Total risk-based capital to risk-weighted assets	8.4%	10.8%	9.0%	10.4%	11.7%	10.7%	10.2%
Consolidated Regulatory Capital Ratios:
Tier-1 leverage capital to adjusted total assets	2.4%	6.3%	4.3%	6.9%	7.8%	7.4%	7.1%
Tier-1 risk-based capital to risk-weighted assets	2.7%	7.4%	5.0%	8.2%	10.0%	9.5%	9.3%
Total risk-based capital to risk-weighted assets	5.4%	13.3%	9.9%	14.2%	15.6%	14.9%	14.1%

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

        The table below sets forth, for each of First Mariner's directors and executive officers and for all of the directors and executive officers as a group, the following information:

  (i)
  the proposed purchases of shares, assuming sufficient shares of common stock are available to satisfy their purchase intentions; and

  (ii)
  the total amount of First Mariner common stock to be held following the stock offering.

        Information is based on 6,452,631 shares outstanding as of February 12, 2010, which excludes stock options currently exercisable or exercisable within 60 days of February 12, 2010. As further described in "Questions and Answers Related to the Rights Offering-Will our directors and officers participate in the rights offering?", our definitive proxy statement filed with the SEC on February 16, 2010, which is incorporated herein by reference, and "Recent Developments—Reduction of First Mariner Long-Term Debt", our Chairman and Chief Executive Officer invested $2.0 million to purchase $20.0 million aggregate liquidation amount of our trust preferred securities and will exchange these securities for shares of our common stock and warrants to purchase common stock, subject to shareholder approval of the Exchange. Additionally, 10 of our other directors and executive officers purchased $600,000 of our trust preferred securities. Accordingly, these directors and executive officers are not expected to participate in the rights offering.

			Total Common Stock to be Held
	Proposed Purchases of Stock in the Rights Offering (1)
				Percentage of Total Outstanding if 8,695,653 Shares are Sold	Percentage of Total Outstanding if 17,391,131 Shares are Sold
Name of Beneficial Owner	Number of Shares	Amount	Number of Shares
Directors:
Edwin F. Hale, Sr.(2)	—	—	1,212,316	8.0%	5.1%
Anirban Basu	—	—	2,100	*	*
Barry B. Bondroff	—	—	49,692	*	*
John Brown III	3,478	$4,000	5,058	*	*
Robert Caret	—	—	8,940	*	*
Gregory A. Devou	—	—	100	*	*
Mark A. Keidel	—	—	43,877	*	*
George H. Mantakos	—	—	68,823	*	*
John P. McDaniel	—	—	38,900	*	*
John J. Oliver, Jr.	4,347	$5,000	4,497	*	*
Patricia Schmoke, MD	1,739	$2,000	1,839	*	*
Hector Torres	—	—	600	*	*
Michael R. Watson	—	—	1,535	*	*

Total	9,564	$11,000	1,438,277	9.5%	6.0%
Executive Officers Who Are Not Directors:
Paul B. Susie	—	—	—	*	*
Total	9,564	$11,000

Total for Directors and Executive Officers	9,564	$11,000	1,438,277	9.5%	6.0%

*
Less than 1%.

(1)
Includes proposed subscriptions, if any, by associates.

(2)
Does not include number of shares acquired in the Exchange. If the Exchange were completed, assuming the Conversion Price will be $1.15, Mr. Hale would own an additional 1,739,130 shares of our common stock plus warrants to acquire an additional 347,826 shares at $1.15 per share. For additional information on the number of shares Mr. Hale will be issued in the Exchange if the Exchange is approved by shareholders, see the Company's definitive proxy statement filed with the SEC on February 16, 2010, which is incorporated herein by reference, and "Recent Developments—Reduction of First Mariner Long-Term Debt."

 THE RIGHTS OFFERING

The Subscription Rights

        We are distributing to the holders of our shares of common stock as of February 12, 2010 non-transferable subscription rights to purchase shares of our common stock at $1.15 per share. The subscription rights entitle the holders of our common stock to purchase an aggregate of approximately 17,391,131 shares of our common stock for an aggregate purchase price of $20.0 million.

        Each holder of record of our common stock will receive one subscription right for each share of our common stock owned by such holder as of 5:00 p.m., Eastern Time, on February 12, 2010. Each subscription right entitles the holder to a basic subscription privilege and an over-subscription privilege.

        Basic Subscription Privilege.    With your basic subscription privilege, you may purchase 2.6952 shares of our common stock per subscription right, subject to delivery of the required documents and payment of the subscription price of $1.15 per share, prior to the expiration of the rights offering. Fractional shares of our common stock resulting from the exercise of the basic subscription privilege will be eliminated by rounding down to the nearest whole share. You may exercise all or a portion of your basic subscription privilege. However, if you exercise less than your full basic subscription privilege, you will not be entitled to purchase shares under your over-subscription privilege.

        Over-Subscription Privilege.    In the event that you purchase all of the shares of common stock available to you pursuant to your basic subscription privilege, you may also choose to purchase a portion of any shares of our common stock that are not purchased by other shareholders through the exercise of their basic subscription privileges. If sufficient shares of common stock are available, we will seek to honor the over-subscription requests in full. If over-subscription requests exceed the number of shares of common stock available, we will allocate the available shares of common stock among shareholders who over-subscribed by multiplying the number of shares requested by each shareholder through the exercise of their over-subscription privileges by a fraction which equals (x) the number of shares available to be issued through over-subscription privileges divided by (y) the total number of shares requested by all subscribers through the exercise of their over-subscription privileges. As described above for the basic subscription privilege, we will not issue fractional shares through the exercise of over-subscription privileges.

        In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege at the time you deliver payment related to your basic subscription privilege. Because we will not know the actual number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock that may be available to you. For that calculation, you must assume that no shareholder other than you has agreed to exercise their basic subscription privileges.

        We can provide no assurances that you will be able to purchase the number of shares issuable upon the exercise of your over-subscription privilege in full. We will not be able to satisfy any orders for shares pursuant to the over-subscription privilege if all of our shareholders exercise their basic subscription privileges in full. We can only honor an over-subscription privilege to the extent sufficient shares of our common stock are available following the exercise of subscription rights under the basic subscription privileges.

        To the extent the aggregate subscription price of the actual number of unsubscribed shares available to you pursuant to the over-subscription privilege is less than the amount you paid in connection with the exercise of the over-subscription privilege, you will be allocated only the number of unsubscribed shares actually available to you, and any excess subscription payments will be returned to you, without interest, as soon as practicable.

        To the extent the amount you paid in connection with the exercise of the over-subscription privilege is less than the aggregate subscription price of the actual number of unsubscribed shares available to you pursuant to the over-subscription privilege, you will be allocated the number of unsubscribed shares for which you actually paid in connection with the over-subscription privilege.

Reasons for the Stock Offering

        First Mariner and First Mariner Bank are subject to the FRB Agreement and the September Order, respectively, with our primary regulators. The FRB Agreement and the September Order require that we improve First Mariner Bank's capital position and First Mariner's consolidated capital position. See "Summary—Recent Operational Changes—Cease and Desist Orders" and "—Federal Reserve Board Agreement." We are conducting the stock offering to strengthen our financial condition by generating additional cash and to raise equity capital to improve First Mariner Bank's capital position and the Company's consolidated capital position as required by the FRB Agreement and the September Order. Our board of directors has chosen to raise capital through a rights offering to give our shareholders the opportunity to limit ownership dilution by buying additional shares of common stock. Our board of directors also considered several alternative capital raising methods prior to concluding that the rights offering was the appropriate option under the current circumstances. We believe that the rights offering will strengthen our financial condition by generating additional cash and increasing our capital position; however, our board of directors is making no recommendation regarding your exercise of the subscription rights. We cannot assure you that we will not need to seek additional financing or engage in additional capital offerings in the future.

Standby Commitments

        Prior to the closing of the rights offering, we may enter into standby purchase agreements with potential standby purchasers in connection with the rights offering. The standby purchase agreements may contain additional conditions that will obligate us to sell, and require the standby purchasers to purchase severally from us, shares of our common stock offered to, but not subscribed for by, other shareholders in the rights offering. The number of shares available for sale to the standby purchasers will depend on the number of shares subscribed for by the shareholders in the rights offering.

        We reserve the right to negotiate and enter into standby purchase agreements with standby purchasers following the effective date of this prospectus. There can be no assurance that we will enter into such agreements or what conditions may be included in the agreements. In the event we enter into standby purchase agreements, the subscription price, the aggregate number of shares of our common stock to be sold in the rights offering and the number of shares available for issuance upon the exercise of subscription rights will not change.

        Each standby purchaser will be required to represent to us that they are not "affiliates" of the other within the meaning of Rule 405 of the Securities Act of 1933, as amended, and are not acting in concert with each other and are not members of a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) and have no current intention to act in the future in a manner that would make them members of such a group.

Public Offering of Unsubscribed Shares

        In the event all or any portion of the subscription rights are not exercised by the holders of common stock prior to the expiration of the rights offering and are not purchased by standby purchasers, we may offer those remaining shares of common stock to the public at $1.15 per share.

Method of Exercising Subscription Rights

        One non-transferable subscription right is being distributed for each share of our common stock that you owned as of 5:00 p.m., Eastern Time, on February 12, 2010. The exercise of subscription rights is irrevocable and may not be cancelled or modified. You may exercise your subscription rights as follows:

        Subscription by Registered Holders.    If you hold a First Mariner stock certificate, the number of rights you may exercise pursuant to your basic subscription privilege is indicated on the enclosed rights certificate. You may exercise your subscription rights by properly completing and executing the rights certificate and forwarding it, together with your full payment, to the subscription agent at the address set forth below under "—Subscription Agent," to be received prior to 5:00 p.m., Eastern Time, on March 24, 2010.

        Subscription by Beneficial Owners.    If you are a beneficial owner of shares of our common stock that are registered in the name of a broker, custodian bank or other nominee, you will not receive a rights certificate. Instead, one subscription right will be issued to the nominee record holder for each share of our common stock that you own at the record date. If you are not contacted by your nominee, you should promptly contact your nominee in order to subscribe for shares of our common stock in the rights offering.

        If you hold your shares of common stock in the name of a custodian bank, broker, dealer or other nominee, your nominee will exercise the subscription rights on your behalf in accordance with your instructions. Your nominee may establish a deadline that may be before the 5:00 p.m., Eastern Time, March 24, 2010 expiration date that we have established for the rights offering.

Payment Method

        As described in the instructions accompanying the rights certificate, payments submitted to the subscription agent must be made in full United States currency by:

  •
  personal check payable to American Stock Transfer & Trust Company, LLC, the subscription agent, drawn upon a United States bank;

  •
  bank check or bank draft payable to American Stock Transfer & Trust Company, LLC, the subscription agent, drawn upon a United States bank;

  •
  postal, telegraphic or express money order payable to American Stock Transfer & Trust Company, LLC; or

  •
  wire transfer of immediately available funds to the account maintained by American Stock Transfer & Trust Company, LLC.

        You should read and follow the instructions accompanying the rights certificate carefully. As described in the instructions accompanying the rights certificate, in certain cases additional documentation or signature guarantees may be required.

        The method of delivery of payments of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those documents and payments by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent. Do not send or deliver these materials to us.

        There is no sales fee or commission payable by you. We will pay all fees charged by the subscription and information agents and our advisors. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights.

Medallion Guarantee May Be Required

        Your signature on your rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

  •
  you provide on the rights certificate that shares are to be delivered in your name and to your address of record, as imprinted on the face of the rights certificate; or

  •
  you are an eligible institution.

Limit on How Many Shares of Common Stock You May Purchase in the Rights Offering

        Subject to the discretion of the board of directors, a person, together with certain related persons and associates, may not purchase a number of shares such that upon completion of the stock offering the person owns in excess of 4.9% of First Mariner's common stock outstanding.

        In addition, we will not issue shares of our common stock pursuant to the exercise of basic subscription rights or over-subscription rights, or to any shareholder or standby purchaser who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own or control such shares if, as of March 24, 2010, such clearance or approval has not been obtained and/or any applicable waiting period has not expired. If we elect not to issue shares in such a case, the unissued shares will become available to satisfy over-subscription by other shareholders pursuant to their subscription rights and will thereafter be available to standby purchasers or to the public in any public offering of unsubscribed shares.

        In addition, we will not issue shares of common stock pursuant to the exercise of basic subscription rights or over-subscription rights to any shareholder who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own or control such shares if, as of March 24, 2010, such clearance or approval has not been obtained and/or any required waiting period has not expired. If we elect not to issue shares in such case, such shares will become available to satisfy over-subscription by other shareholders pursuant to subscription rights and will be available to standby purchasers or to the public in any public offering of unsubscribed shares.

        The term "associate" is used above to indicate any of the following relationships with a person:

  •
  any corporation or organization, other than First Mariner, First Mariner Bank, a subsidiary thereof, of which a person is a senior officer or partner, or beneficially owns, directly or indirectly, 10% or more of any class of equity securities of the corporation or organization;

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  any trust or other estate, if the person has a substantial beneficial interest in the trust or estate or is a trustee or fiduciary of the estate (although a person who has a substantial beneficial interest in one of our tax-qualified or non-tax-qualified employee plans, or who is a trustee or fiduciary of the plan is not an associate of the plan, and our tax-qualified employee plans are not associates of a person);

  •
  any person who is related by blood or marriage to such person and:

  (i)
  who lives in the same house as the person; or

  (ii)
  who is a director or senior officer of First Mariner, First Mariner Bank or a subsidiary thereof; and

  •
  any person acting in concert with the persons or entities specified above.

        As used above, the term "acting in concert" means:

  •
  knowing participation in a joint activity or interdependent conscious parallel action towards a common goal, whether or not pursuant to an express agreement; or

  •
  a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

        A person or company that acts in concert with another person or company ("other party") shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any of our tax-qualified employee plans will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

Missing or Incomplete Subscription Information

        If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares under the over-subscription privilege and the elimination of fractional shares. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable following the expiration of the rights offering.

Expiration Date

        The subscription period, during which you may exercise your subscription rights, expires at 5:00 p.m., Eastern Time, on March 24, 2010, which is the expiration of the rights offering. If you do not exercise your subscription rights prior to that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue shares of our common stock to you if the subscription agent receives your rights certificate or your subscription payment after that time. We have the option to extend the rights offering without notice to you. In no event will the expiration date be later than March 29, 2010. We may extend the expiration of the rights offering by giving oral or written notice to the subscription agent prior to the expiration of the rights offering. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than the next business day after the board of directors determines to extend the rights offering.

        If you hold your shares of common stock in the name of a custodian bank, broker, dealer or other nominee, your nominee will exercise the subscription rights on your behalf in accordance with your instructions. Your nominee may establish a deadline that may be before the 5:00 p.m., Eastern Time, March 24, 2010, expiration date that we have established for the rights offering.

Determination of Subscription Price

        In determining the subscription price, our board of directors considered a number of factors, including: the price at which our shareholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, the need for liquidity and capital, and the desire to provide an opportunity to our shareholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, the board of directors also reviewed our history and prospects, including our past and present earnings, our prospects for future earnings, our current financial condition and regulatory status. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common stock to be offered in the rights offering.

        We cannot assure you that the market price of our shares of common stock will not decline during or after the rights offering. We also cannot assure you that you will be able to sell shares of our common stock purchased during the rights offering at a price equal to or greater than the subscription price. We urge you to obtain a current quote for our common stock before exercising your subscription rights.

Conditions, Withdrawal and Termination

        We reserve the right to withdraw the rights offering at any time for any reason. We may terminate the rights offering if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur. If we terminate the rights offering, all affected subscription rights will expire without value, and all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable. In addition, we cannot complete the stock offering unless we sell at least $10.0 million of common stock in the stock offering (8,695,653 shares).

Subscription Agent

        The subscription agent for the stock offering is American Stock Transfer & Trust Company, LLC The address to which rights certificates and payments, other than wire transfers, should be mailed or delivered is provided below. If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent. Do not send or deliver these materials to First Mariner.

By Mail:	By Hand or Overnight Courier:
American Stock Transfer & Trust Company, LLC	American Stock Transfer & Trust Company, LLC
Operations Center	Operations Center
Attn: Reorganization Department	Attn: Reorganization Department
P.O. Box 2042	6201 15th Avenue
New York, New York 10272-2042	Brooklyn, New York 11219

        If you have any questions regarding completing a rights certificate or submitting payment in the rights offering or any public offering of unsubscribed shares, please call our subscription agent for the rights offering, American Stock Transfer & Trust Company, LLC, at (877) 248-6417 (toll free), Monday through Friday (except bank holidays), between 8:00 a.m. and 6:00 p.m., Eastern Standard Time.

Information Agent

        We have appointed Laurel Hill Advisory Group, LLC as information agent for the offering. Any questions or requests regarding First Mariner, First Mariner Bank or the stock offering may be directed to Laurel Hill Advisory Group, LLC at (888) 742-1305 (toll free) Monday through Friday (except bank holidays), between 10:00 a.m. and 4:00 p.m., Eastern Time. Banks and brokers may contact Laurel Hill Advisory Group, LLC at (917) 338-3181. We will pay the fees and expenses of the information agent and have also agreed to indemnify the information agent from certain liabilities that it may incur in connection with the rights offering.

No Fractional Shares

        All shares will be sold at a purchase price of $1.15 per share. We will not issue fractional shares. Fractional shares of our common stock resulting from the exercise of the basic subscription privileges and the over-subscription privileges will be eliminated by rounding down to the nearest whole share. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Notice to Nominees

        If you are a broker, custodian bank or other nominee holder that holds shares of our common stock for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owners, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If a registered holder of our common stock so instructs, you should complete the rights certificate and submit it to the subscription agent with the proper subscription payment to be received by the expiration date. You may exercise the number of subscription rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled "Nominee Holder Certification," which is provided with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

Beneficial Owners

        If you are a beneficial owner of shares of our common stock and will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you, as described above. To indicate your decision with respect to your subscription rights, you should follow the instructions of your nominee. If you wish instead to obtain a separate rights certificate, you should contact your nominee as soon as possible and request that a rights certificate be issued to you. You should contact your nominee if you do not receive notice of the rights offering, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the notice by mail or otherwise from your nominee or if you receive notice without sufficient time to respond to your nominee by the deadline established by your nominee, which may be before the 5:00 p.m., Eastern Time, March 24, 2010, expiration date.

Non-Transferability of Subscription Rights

        The subscription rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your subscription rights to anyone. The subscription rights will not be listed for trading on the NASDAQ Global Market or any other stock exchange or market. The shares of our common stock issuable upon exercise of the subscription rights will be listed on the NASDAQ Global Market under the ticker symbol "FMAR."

Validity of Subscriptions

        We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering or any public offering of unsubscribed shares. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither we nor the subscription agent shall be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate the rights offering, only when a properly completed and duly executed rights certificate and any other required documents and the full subscription payment have been received by the subscription agent. Our interpretations of the terms and conditions of the rights offering and any public offering of unsubscribed shares will be final and binding.

Escrow Arrangements; Return of Funds

        The subscription agent will hold funds received in payment for shares of our common stock in a segregated account pending completion of the rights offering and any public offering of unsubscribed shares. The subscription agent will hold this money in escrow until the rights offering is completed or is withdrawn and canceled. If the rights offering or any public offering of unsubscribed shares is canceled for any reason, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty.

Shareholder Rights

        You will have no rights as a holder of the shares of our common stock you purchase in the rights offering, or any public offering of unsubscribed shares, until certificates representing the shares of our common stock are issued to you, or your account at your nominee is credited with the shares of our common stock purchased in the rights offering or any public offering of unsubscribed shares.

Foreign Shareholders

        We will not mail this prospectus or rights certificates to shareholders with addresses that are outside the United States or that have an army post office or foreign post office address. The subscription agent will hold these rights certificates for their account. To exercise subscription rights, our foreign shareholders must notify the subscription agent prior to 5:00 p.m., Eastern Time, at least three business days prior to the expiration of the rights offering (or, if the rights offering is extended, on or before three business days prior to the extended expiration date) and demonstrate to the satisfaction of the subscription agent that the exercise of such subscription rights does not violate the laws of the jurisdiction of such shareholder.

No Revocation or Change

        Once you submit the rights certificate or have instructed your nominee of your subscription request, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at the subscription price.

Purchase Limitations

        Subject to the discretion of the board of directors, a person, together with certain related persons and associates, may not purchase a number of shares such that upon completion of the stock offering the person owns in excess of 4.9% of First Mariner's common stock outstanding. Additionally, federal law generally requires prior regulatory approval for any person or persons acting in concert to acquire 10% or more of our common stock. We will not issue shares of our common stock pursuant to the exercise of basic subscription rights or over-subscription rights, or to any person or entity who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own or control such shares if, as of March 24, 2010, such clearance or approval has not been obtained and/or any applicable waiting period has not expired. If we elect not to issue shares in such a case, the unissued shares will become available to satisfy over-subscription elections by other shareholders pursuant to their subscription rights and will thereafter be available in the public offering of unsubscribed shares.

Material U.S. Federal Income Tax Treatment of Rights Distribution

        For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of these subscription rights to purchase shares of our common stock for the reasons described below in "Material U.S. Federal Income Tax Consequences."

No Recommendation to Rights Holders

        Our board of directors is making no recommendation regarding your exercise of the subscription rights. Shareholders who exercise subscription rights risk investment loss on new money invested. We cannot assure you that the market price for our common stock will be above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. You are urged to make your decision based on your own assessment of our business and the rights offering, and any public offering of unsubscribed shares, as applicable. Please see "Risk Factors" for a discussion of some of the risks involved in investing in our common stock.

Shares of Our Common Stock Outstanding After the Stock Offering

        Assuming no options are exercised prior to the expiration of the rights offering, we expect approximately 15,148,284 and 23,843,762 shares of our common stock will be outstanding immediately after completion of the rights offering and the minimum and maximum of the offering range, respectively. These amounts do not include shares that may be issued in the Exchange if the Exchange is approved by shareholders at the special meeting shareholders to be held on March 19, 2010. For more information on the Exchange, see "Summary—Recent Developments—Reduction of First Mariner Long-Term Debt," and "Capitalization" below as well as the Company's Form 8-K filed with the SEC on February 9, 2010 and its Definitive Proxy Statement, filed with the SEC on February 16, 2010, both of which are incorporated herein by reference. For additional information on the number of shares Mr. Hale will be issued in the Exchange if the Exchange is approved by shareholders, see the Company's definitive proxy statement filed with the SEC on February 16, 2010, which is incorporated herein by reference, "Recent Developments—Reduction of First Mariner Long-term Debt", and footnote 2 on page 56.

THE PUBLIC OFFERING OF UNSUBSCRIBED SHARES

Acceptance of Nonbinding Subscriptions During Pendency of Rights Offering

        We will permit persons and entities who are not shareholders eligible to participate in the rights offering to submit nonbinding subscriptions to purchase shares of our common stock, if any, that remain available for purchase following the expiration date of the rights offering and which are not purchased by standby purchasers or to members of the public in any public offering of unsubscribed shares. Prospective purchasers should complete, date and sign the preliminary subscription agreement which accompanies this prospectus and return it to:

By Mail: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	By Hand or Overnight Courier: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

        Preliminary subscriptions are NOT binding on subscribers. DO NOT send payment for shares of common stock with your preliminary subscription. Upon completion of the rights offering, we will furnish to all persons who previously submitted preliminary subscriptions a prospectus supplement that sets forth the results of the rights offering and the amount of unsubscribed shares of common stock that remain available for purchase, accompanied by an acknowledgement of subscription. A copy of the acknowledgement of subscription will accompany this prospectus. Upon receipt of the prospectus supplement, each subscriber will be asked to do the following:

  •
  Complete, sign and date the acknowledgement of subscription;

  •
  Make a check payable to "First Mariner Bancorp" in an amount equal to the subscription price of $1.15 per share multiplied by the number of shares of common stock subscribed for; and

  •
  Return the completed acknowledgement of subscription and check to:

By Mail: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	By Hand or Overnight Courier: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

        Upon receipt by First Mariner of the acknowledgement of subscription, the preliminary subscription agreement will become binding on and irrevocable by the subscriber until the expiration date of the offering period for the unsubscribed shares.

Discretion to Accept Subscriptions

        We have the right, in our sole discretion, to accept or reject any subscription in whole or in part on or before the expiration date for the unsubscribed shares. We generally will accept subscriptions in the order in which they are received. As a result, you may not receive any or all of the shares for which you subscribe. We will notify subscribers as soon as practicable following the expiration date of the public offering of unsubscribed shares as to whether and to what extent their subscriptions have been accepted. If we do not accept all or a portion of a subscription, we will return to the subscriber the unaccepted portion of the subscription funds, without interest.

Expiration Date and Cancellation Rights

        The offering period for the unsubscribed shares will expire at the earlier of 5:00 p.m. Eastern Time, on April 12, 2010 or the date on which we have accepted subscriptions for all shares remaining for purchase as reflected in the prospectus supplement.

        We may cancel the public offering of remaining shares at any time for any reason, including following the expiration date. If we cancel the public offering of any remaining shares of common stock, we will promptly return all subscription payments, without interest.

Escrow Arrangements; Return of Funds

        We will hold funds received with an acknowledgement of subscription in a segregated account at First Mariner Bank. We will hold these funds in escrow until such time as we accept the subscription or until the offering of remaining shares is cancelled. If the reoffering of remaining shares is cancelled, we will promptly return the subscription payments, without interest.

No Revocation or Change

        Once you submit the acknowledgement of subscription and your payment, you will not be allowed to revoke your subscription or request a refund of monies paid. All acknowledgements of subscriptions are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not submit an acknowledgement of subscription unless you are certain that you wish to purchase shares of our common stock at the subscription price.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following discussion is a summary of the material federal income tax consequences to U.S. Holders of our common stock (as defined below) of the receipt of subscription rights in the rights offering and the ownership, exercise and disposition of the subscription rights. In the following discussion, "we," "us" and similar words refer to First Mariner and not to Kilpatrick Stockton LLP. This discussion is a summary and does not consider all aspects of U.S. federal income taxation that may be relevant to particular U.S. Holders with respect to their individual investment circumstances or to certain types of U.S. Holders that are subject to special tax rules, including partnerships, banks, financial institutions or other "financial services" entities, broker-dealers, insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, retirement plans, individual retirement accounts or other tax-deferred accounts, persons who use or are required to use mark-to-market accounting, persons that received our common stock in satisfaction of our prior indebtedness to such persons, persons that hold rights or our common stock as part of a "straddle," a "hedge" or a "conversion transaction," persons that have a functional currency other than the U.S. dollar, investors in pass-through entities, certain former citizens or permanent residents of the United States and persons subject to the alternative minimum tax. This discussion also does not address any federal non-income, state, local or foreign tax considerations to U.S. Holders, nor does it address any tax considerations to persons other than U.S. Holders. This summary assumes that U.S. Holders have held our common stock exclusively as a "capital asset" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the "Code." This summary is based on the Code and applicable Treasury Regulations, rulings, administrative pronouncements and decisions as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect.

        For purposes of this discussion, a "U.S. Holder" is a beneficial owner of our common stock who is (1) a citizen or an individual resident of the United States; (2) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized, or treated as created or organized, in or under the laws of the United States or any political subdivision of the United States;

(3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust (a) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

        If a partnership (or entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. In this event, the partner and partnership should consult their tax advisors concerning the tax treatment of the receipt of subscription rights in the rights offering and the ownership, exercise and disposition of the subscription rights.

        EACH HOLDER OF OUR COMMON STOCK IS URGED TO CONSULT THEIR TAX ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSIDERATIONS OF THE RECEIPT OF SUBSCRIPTION RIGHTS IN THE RIGHTS OFFERING AND THE OWNERSHIP, EXERCISE AND DISPOSITION OF THE SUBSCRIPTION RIGHTS.

Receipt, Exercise and Expiration of the Subscription Rights; Tax Basis and Holding Period of Shares Received Upon Exercise of the Subscription Rights

        You should not recognize taxable income for U.S. federal income tax purposes in connection with the receipt of subscription rights in the rights offering. If you allow the subscription rights received in the rights offering to expire, you should not recognize any gain or loss upon the expiration of the subscription rights. You also should not recognize any gain or loss upon the exercise of the subscription rights received in the rights offering, and the tax basis of the shares of our common stock acquired through the exercise of the subscription rights should equal the sum of the subscription price for the shares and your tax basis, if any, in the subscription rights.

        Your tax basis in the subscription rights will generally be zero unless either (1) the fair market value of the subscription rights on the date such subscription rights are distributed is equal to or exceeds 15% of the fair market value on such date of our common stock with respect to which they are received or (2) you elect, in your United States federal income tax return for the taxable year in which the subscription rights are received, to allocate part of the tax basis of such common stock to the subscription rights. In either case, a portion of your basis in our common stock with respect to which the subscription rights are received will be allocated to such subscription rights in proportion to the respective fair market values of our common stock and the subscription rights on the date the subscription rights are distributed. The fair market value of the subscription rights on the date the subscription rights are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights on that date. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the subscription rights and the trading price of our common stock on the date that the subscription rights are distributed, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are non-transferable. If you have tax basis in the subscription rights and you allow the subscription rights to expire, the tax basis of our common stock owned by you with respect to which such subscription rights were distributed will be restored to the tax basis of such common stock immediately before the receipt of the subscription rights in the rights offering. The holding period for the shares of our common stock acquired through the exercise of the rights will begin on the date the rights are exercised.

        If you exercise the subscription rights received in this rights offering after disposing of the shares of our common stock with respect to which the subscription rights are received, then certain aspects of the tax treatment of the exercise of the subscription rights are unclear, including (1) the allocation of tax basis between our common stock previously sold and the subscription rights, (2) the impact of such allocation on the amount and timing of gain or loss recognized with respect to our common stock previously sold, and (3) the impact of such allocation on the tax basis of our common stock acquired through exercise of the subscription rights. If you exercise the subscription rights received in the rights offering after disposing of the shares of our common stock with respect to which the subscription rights are received, you should consult your tax advisor.

Sale of Shares of Our Common Stock and Receipt of Distributions on Shares of Our Common Stock

        You will recognize capital gain or loss upon the sale of our common stock acquired through the exercise of subscription rights in an amount equal to the difference between the amount realized and your tax basis in our common stock. The capital gain or loss will be long-term if your holding period in the shares is more than one year. Long-term capital gains recognized by individuals are taxable under current law at a maximum rate of 15%. Under current law, long-term capital gains recognized by individuals will be taxable at a maximum rate of 20% for taxable years beginning after December 31, 2010. Long-term capital gains recognized by corporations are taxable at ordinary corporate tax rates. If you have held your shares of our common stock for one year or less, your capital gain or loss will be short-term. Short-term capital gains are taxed at a maximum rate equal to the maximum rate applicable to ordinary income. Your ability to use any capital loss is subject to certain limitations.

        Distributions, if any, on shares of our common stock acquired through the exercise of subscription rights will be taxable to you as a dividend to the extent that the cash and fair market value of property is allocable to our current and accumulated earnings and profits for the taxable year in which the distribution is made. Dividends received by corporate holders of our common stock are taxable at ordinary corporate tax rates, subject to any applicable dividends-received deduction. Dividends received by noncorporate (individual) holders of our common stock in taxable years beginning before January 1, 2011 are taxed under current law at the holder's capital gain tax rate (a maximum rate of 15%) provided that the holder meets applicable holding period and other requirements. Under current law, dividends received by noncorporate holders of our common stock in subsequent taxable years will be taxed as ordinary income at a maximum rate of 35%. Any distributions in excess of our current and accumulated earnings and profits will be treated as a tax-free return of basis, and any further distributions in excess of your basis in our common stock will be treated as gain from the sale or exchange of such common stock.

Information Reporting and Backup Withholding

        You may be subject to information reporting and/or backup withholding (currently at the rate of 28%) with respect to dividend payments on or the gross proceeds from the disposition of our common stock acquired through the exercise of subscription rights. Backup withholding may apply under certain circumstances if you (1) fail to furnish your social security or other taxpayer identification number, or TIN, (2) furnish an incorrect TIN, (3) fail to report interest or dividends properly, or (4) fail to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct and that you are not subject to backup withholding. Certain persons are exempt from backup withholding, including corporations and financial institutions.

        Backup withholding is not an additional tax. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle you to a refund with respect to) your federal income tax liability, provided that the required information is furnished to the Internal Revenue Service. You should consult your tax advisors as to your qualification for exemption from withholding and the procedure for obtaining such exemption.

 PLAN OF DISTRIBUTION

Directors, Executive Officers and Employees

        Our directors and executive officers may participate in the solicitation of the exercise of subscription rights for the purchase of common stock. These persons will not receive any commissions or compensation in connection with these activities, other than their normal compensation, but they will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with any solicitation. Other trained employees of First Mariner Bank may assist in the stock offering in ministerial capacities, providing clerical work in effecting an exercise of subscription rights or answering questions of a ministerial nature. Other questions of prospective purchasers will be directed to our executive officers or representatives of Laurel Hill Advisors, LLC, our information agent. Our other employees have been instructed not to solicit the exercise of subscription rights for the purchase of shares of common stock or to provide advice regarding the exercise of subscription rights. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and the solicitation of subscription rights and the sales of the common stock underlying such subscription rights will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of our common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the shares of common stock.

        We have agreed to pay the subscription agent a fee plus certain expenses, which we estimate will total approximately $50,000. We estimate that our total expenses in connection with the rights offering will be approximately $600,000. To the extent we have shares remaining available (after taking into consideration all requested over-subscription rights), we expect to offer those shares to the public at $1.15 per share purchase price. We may use the services of an underwriter, brokers, and/or dealers, although there are no present arrangements with any of the foregoing parties, with respect to this offering.

Subscription for and Delivery of Shares

        As soon as practicable after the record date for the rights offering, we will distribute the subscription rights and rights certificates to individuals who owned shares of our common stock at 5:00 p.m., Eastern Time, on February 12, 2010. If you wish to exercise your subscription rights and purchase shares of our common stock, you should complete the rights certificate and return it with payment for the shares to the subscription agent, American Stock Transfer & Trust Company, LLC, at the following address:

By Mail:	By Hand or Overnight Courier:
American Stock Transfer & Trust Company, LLC	American Stock Transfer & Trust Company, LLC
Operations Center	Operations Center
Attn: Reorganization Department	Attn: Reorganization Department
P.O. Box 2042	6201 15th Avenue
New York, New York 10272-2042	Brooklyn, New York 11219

        See "The Rights Offering—Method of Exercising Subscription Right," and "The Public Offering of Unsubscribed Shares—Acceptance of Nonbinding Subscriptions During Pendency of Rights Offering." If you have any questions regarding First Mariner, First Mariner Bank, or the stock offering, please call our information agent, Laurel Hill Advisory Group, LLC at (888) 742-1305 (toll free), Monday through Friday (except bank holidays), between 10:00 a.m. and 4:00 p.m., Eastern Time. Banks and brokers may contact Laurel Hill Advisory Group, LLC at (917) 338-3181.

        If you have any questions regarding completing a rights certificate or submitting payment in the rights offering or regarding any public offering of unsubscribed shares, please call our subscription agent for the rights offering, American Stock Transfer & Trust Company, LLC at (877) 248-6417 (toll free), Monday through Friday (except bank holidays), between 8:00 a.m. and 6:00 p.m., Eastern Standard Time.

DIRECTORS

        Anirban Basu is the founder, Chairman and CEO of Sage Policy Group, Inc., an economic and policy consulting firm in Baltimore, Maryland since 2004. He has a Bachelor of Science Degree from Georgetown University, and Master's Degrees from Harvard University and The University of Maryland as well as a J.D. from the University of Maryland School of Law. Age 41. Director since 2008.

        Barry B. Bondroff became a partner in the certified public accounting firm of Gorfine, Schiller & Gardyn, P.A. on July 1, 2008. He was the former managing partner for the certified public accounting firm of Smart & Associates in Baltimore, MD. Prior to that, he was the managing officer of Grabush, Newman & Co., P.A., a certified public accounting firm, since 1982. Mr. Bondroff is a member of the American Institute of Certified Public Accountants, and is a former member of the Board of Directors of Baltimore Bancorp. Age 61. Director since 1995.

        John Brown III is President of M.B.K. Enterprises, Inc. (R. J. Bentley's Restaurant) and managing partner of the College Park Professional Office Building, LLC. Mr. Brown is also the former Chairman of the Maryland Stadium Authority. Age 62. Director since 2002.

        Robert Caret, Ph.D. has been the President of Towson University since July 2003. He was the President of San Jose State University from 1995-2003, and Provost and Executive Vice President of Towson State University from 1991-1995. He is currently a member of the Board of Directors for CollegeBound Foundation and the Governor's Workforce Investment Board. He is also on the Board of Governors and the American Flag Foundation Board of the Center Club of Baltimore. Age 62. Director since 2006.

        Gregory A. Devou is the Executive Vice President and Chief Marketing Officer for CareFirst Blue Cross BlueShield, a healthcare payor since 1996. Prior to that, Mr. Devou served for a year as CareFirst Senior Vice President for Corporate Marketing. Age 58. Director since 2008.

        Edwin F. Hale, Sr. is Chairman and Chief Executive Officer of the Company and of the Bank. He is also the Chief Executive Officer of Hale Properties, LLC, a real estate development company, and the Chairman of the Baltimore Blast Corp., an indoor soccer franchise. Mr. Hale is the former Chairman of the Board and Chief Executive Officer of Baltimore Bancorp, which is now Wachovia Corporation. Age 63. Director since 1995.

        Mark A. Keidel became the Chief Operating Officer of the Bank in May 2009. He joined the Bank as Executive Vice President and Chief Financial Officer in 2000. Prior to that, he served as the Chief Financial Officer of Carroll County Bank and Mason-Dixon Bancshares, Inc. Mason-Dixon Banshares, Inc was a $1.2 billion multibank Holding Company headquartered in Westminster, MD that was acquired by BB and T Corporation in 1999. Mr. Keidel successfully passed the Certified Public Accountant examination in 1992 and graduated from the Bank Administration Institute Financial School. Age 48. Director since 2009.

        George H. Mantakos is Executive Vice President of the Company, and the President of the Bank. He has served in those positions since 1995. Prior thereto, Mr. Mantakos was a founder and organizer of MarylandsBank, FSB, the predecessor of the Bank. Age 67. Director since 1994.

        John McDaniel is the former Chief Executive Officer of MedStar Health, Inc. a multi-institutional, not-for-profit, health care organization serving Washington, DC, Maryland, Virginia and the Mid-Atlantic region. Mr. McDaniel served as Chairman of the Greater Washington Board of Trade, and

is currently a member of the Executive committee for Greater Washington Board of Trade and Federal City Counsel. He is also a member of the Board of Directors for Thrivent Financial for Lutherans, Georgetown University, Washington Real Estate Investment Trust, the Greater Baltimore Committee and the Mary and Daniel Loughran Foundation. Age 67. Director since 2006.

        John J. Oliver, Jr. has been the CEO and Publisher of the Afro-American Newspapers since 1996. Age 64. Director since 1997.

        Patricia Schmoke, MD has been a practicing ophthalmologist since 1982. She is also the president of Metropolitan Eye Care Associates, providing eye care with Baltimore Medical System. Age 56. Director since 1999.

        Hector Torres is President of the Prosaber Consulting, an Emergency Management Consulting Company. He was the former Executive Director of the Governor's Commission on Hispanic Affairs. Mr. Torres formerly served as the Battalion Chief and Public Information Officer of the Baltimore City Fire Department. Age 58. Director since 2003.

        Captain Michael R. Watson is the President of the International Pilots Association. He was the former President of the American Pilots Association and the International Maritime Pilots' Association. Captain Watson was a former Director of the Federal Reserve Bank of Richmond and former Chairman of the Baltimore Branch of the Federal Reserve Bank of Richmond. Age 67. Director since 1998.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

        Paul B. Susie has been the Chief Financial Officer of the Bank since May 2009. Mr. Susie began his career as an accountant with Coopers and Lybrand (now PriceWaterHouseCoopers), a public accounting firm, and thereafter served in several senior financial positions, including as the Controller of Baltimore Marine Industries, which owned and operated a full-service shipyard, Vice President of Administration and Controller of Earthshell Corporation, a disposable packaging manufacturer, and Corporate Controller and later Chief Accounting Officer at Celsion Corporation, an oncology drug development company. A graduate of the University of Baltimore, Mr. Susie has over 19 years of experience in both public and corporate accounting and is a Certified Public Accountant. Age 43.

DIRECTOR INDEPENDENCE

        Pursuant to Rule 4350(c) of the NASDAQ Rules, a majority of the Company's directors must be "independent directors" as that term is defined by NASDAQ Rule 4200(a)(15). The Board of Directors has determined that all of its members are "independent directors", except for the management directors, Edwin F. Hale, Sr., Mark A. Keidel, and George H. Mantakos, who are each executive officers of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions since January 1, 2009

        During the ordinary course of business, we make loans to our directors and their affiliates and several of our policy making officers on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other customers, which loans are subjected to the same credit underwriting procedures as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of repayment or present other unfavorable features. With the exception of one loan made to a business owned by the son of First Mariner Bank's Chairman and Chief Executive Officer, Mr. Hale, and one loan made personally to Mr. Hale's son, none of the loans made to our directors, executive officers or the related parties are on nonaccrual status, past due, have been restructured or are potential problem loans. With respect to the business loan, the largest amount of principal outstanding during 2009 was $284,596; the last principal balance in 2009 was $284,596 with no principal paid in 2009. The loan was charged off in June, 2009 and sent for collection. The business to which the loan was made filed for Chapter 7 bankruptcy. With respect to the personal loan, the largest amount of principal outstanding during 2009 was $150,000; the last principal balance in 2009 was $149,874; with no principal paid in 2009. The loan was charged off in June, 2009 and sent for collection. Mr. Hale's son filed for personal bankruptcy. During the years ended December 31, 2009, 2008, and 2007, transactions in related party loans were as follows:

(dollars in thousands)	2009	2008	2007
Beginning balance	$2,711	$25	$23
Additions	384	2,324	8
Repayments	(548)	(4)	(6)
Change in officers/directors	(19)	366	—

	$2,528	$2,711	$25

        Unused loan commitments to directors and policy making officers totaled $1.905 million as of December 31, 2009 and $1.592 million as of December 31, 2008.

        We currently lease 84,000 square feet of a building that was previously owned by Edwin F. Hale, Sr., CEO of the Company, for our executive offices and various operational departments. We paid $2.368 million, $2.654 million, and $2.364 million in rent on this location in 2009, 2008, and 2007, respectively. Mr. Hale sold the building in October 2009.

        In 2008 and 2007, we also leased 18,400 square feet of storage space and disaster recovery facilities at two other locations owned by Mr. Hale. In 2008 and 2007, we paid $24,000 and $75,000, respectively, in rent for these facilities. During 2008, Mr. Hale sold the storage facility to an unaffiliated third party.

        The Bank sponsors the activities of the Baltimore Blast, a professional soccer team owned by Mr. Hale. The Bank paid approximately $175,000 in 2009, $176,000 in 2008, and $175,000 in 2007 for a sponsorship package which includes printed material and Bank banners displayed at Baltimore Blast games, prize giveaways, free tickets, and employee recognition nights. In addition to the Bank sponsorship, Mariner Finance, our former finance company subsidiary, paid approximately $20,000 in both 2008 and 2007 in sponsorship of Baltimore Blast activities.

        We have obtained the naming rights to the major indoor sports/entertainment facility in Baltimore from Mr. Hale who obtained them from the City of Baltimore. We pay Mr. Hale $75,000 per year for the naming rights, which is the same as Mr. Hale pays the City of Baltimore. We have a letter of credit with the City of Baltimore in the amount of $375,000 securing performance under the contract.

        Additionally, First Mariner Bank advertises on a billboard owned by Mr. Hale. The Bank paid $35,000 in 2009 and 2008 for this advertising.

        All related party transactions are subject to review by management and the Audit Committee and approved by the full Board of Directors. We believe that the terms for all related party transactions are at least as favorable as those that could be obtained from a third party.

Review, Approval and Ratification of Related Party Transactions

        All related party transactions are subject to review by management and the Audit Committee and approved by the full Board of Directors. We believe that the terms for all related party transactions set forth above are at least as favorable as those that could be obtained from a third party.

        NASDAQ rules require the Company to conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis and further requires all such transactions to be approved by the Company's Audit Committee or another "independent body" of the Board of Directors. The term "related party transaction" is generally defined as any transaction (or series of related transactions) in which the Company is a participant and the amount involved exceeds the lesser of (i) $120,000 or (ii) 1% of the average consolidated assets of the Company as of the end of its last two fiscal years, and in which any director, director nominee, or executive officer of the Company, any holder of more than 5% of the outstanding voting securities of the Company, or any immediate family member of the foregoing persons will have a direct or indirect interest. The term includes most financial transactions and arrangements, such as loans, guarantees and sales of property, and remuneration for services rendered (as an employee, consultant or otherwise) to the Company.

        In addition, federal and state banking laws impose review and approval requirements with respect to loans made by the Bank to its directors and executive officers and their related interests. The paragraphs that follow contain only a summary of these laws and are qualified in their entirety by the statutory text and the text of any related regulations.

        Under the Federal Reserve Board's Regulation O, the Bank is prohibited from making any loan to any of its directors or executive officers or the directors or executive officers of the Company in amounts that exceed (i) the excess of the greater of $25,000 or 5% of the Bank's capital and unimpaired surplus or (ii) $500,000 (taking into account all loans to the insider and his or her related interests), unless the loan is approved by the Bank's Board of Directors (with the interested party abstaining). Loans to the directors and executive officers of the Company's other subsidiaries are not subject to these approval requirements as long as the Bank's Bylaws or its Board of Directors exempts such person from participating in policymaking functions of the lending institution and such person does not in fact participate, the subsidiary does not control the lending institution, and the assets of the subsidiary do not constitute more than 10% of the consolidated assets of the Company (determined annually).

        Section 5-512 of the Financial Institutions Article of the Maryland Code requires the Board of Directors of the Bank to review and approve all non-commercial loans to directors of the Bank and their partnerships and corporations, all loans to executive officers of the Bank and their partnerships and corporations, and all non-consumer loans to employees of the Bank and their partnerships and corporations.

        The Company and the Bank have adopted written policies and procedures to ensure compliance with the foregoing restrictions. The Company has a written Code of Conduct and Ethics, approved by the Board of Directors, which addresses, among other things, related party transactions. The Code applies to all directors, officers and employees. The Code requires all covered persons and entities not to pursue any personal interests that might conflict with, or appear to conflict with, the interests of the Company. The Company's Audit Committee is responsible for determining if any executive officer or director has violated the Code, and is also responsible for granting waivers under the Code.

Additionally, the Company has adopted an Executive Code of Conduct and Ethics that addresses (i) "blackout period" prohibitions on trading in the Company's securities; (ii) prohibitions against insider trading; (iii) corporate opportunities; and (iv) the policy regarding loans to insiders.

        To identify related persons and entities, the Company requires directors and executive officers to complete a Directors' and Officers' Questionnaire annually. This information is utilized to identify real or potential transactions in which conflicts of interest covered by the Code of Conduct and Ethics may arise.

EXPERTS

        The consolidated financial statements of First Mariner as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, appearing in First Mariner's Annual Report on Form 10-K for the year ended December 31, 2008 have been incorporated by reference herein in reliance upon the report of Stegman & Company, independent registered public accounting firm, incorporated by reference herein and upon the authority of that firm as experts in accounting and auditing.

LEGAL MATTERS

        Kilpatrick Stockton LLP, Washington, DC, counsel to First Mariner, will issue to First Mariner its opinion regarding the legality of the common stock.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        First Mariner has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates. The Securities and Exchange Commission telephone number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains periodic reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including First Mariner. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

        In addition, we make available, without charge, through our website, www.1stmarinerbank.com, electronic copies of our filings with the Securities and Exchange Commission, including copies of annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to these filings, if any. Information on our website should not be considered a part of this prospectus, and we do not intend to incorporate into this prospectus any information contained in the website.

        The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus.

We incorporate by reference the documents listed below. The documents we incorporate by reference include:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

  •
  our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2009, June 30, 2009 and September 30, 2009;

  •
  our Current Reports on Form 8-K filed January 16, 2009, May 7, 2009, May 27, 2009 (other than Item 7.01), June 19, 2009, September 21, 2009, October 13, 2009, November 27, 2009, December 16, 2009 and February 9, 2010;

  •
  our Definitive Proxy Statement on Schedule 14A, filed January 13, 2010;

  •
  our Definitive Proxy Statement on Schedule 14A, filed February 16, 2010; and

  •
  the description of our common stock, $0.05 par value, set forth in the Form 8-A (File No. 000-21815) registration statement filed with the Securities and Exchange Commission on December 3, 1996, including any amendment or report filed for the purpose of updating such description.

        Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

        You may request a copy of any of these filings at no cost, by writing or telephoning us at the following address or telephone number:

First Mariner Bancorp
Attention: Corporate Secretary
1501 South Clinton Street
Baltimore, Maryland 21224
(410) 342-2600

17,391,131 Shares (Maximum)
8,695,653 Shares (Minimum)

COMMON STOCK

PROSPECTUS
February 16, 2010